Exhibit 10.1

Published CUSIP Numbers:
92534MAM5 (Deal)
92534MAN3 (Revolver)
CREDIT AGREEMENT
Dated as of July 1, 2022
among
VERTEX PHARMACEUTICALS INCORPORATED,
as the Company, a Borrower, and a Guarantor,
THE SUBSIDIARIES OF THE COMPANY PARTY HERETO,
as Designated Foreign Borrowers and/or Guarantors,
BANK OF AMERICA, N.A.,
as the Administrative Agent, the Swingline Lender and an L/C Issuer,
CITIBANK, N.A.,
JPMORGAN CHASE BANK, N.A.,
TRUIST BANK
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,
DNB BANK ASA,
MIZUHO BANK, LTD.,
MUFG BANK, LTD.,
PNC BANK, NATIONAL ASSOCIATION,
SOCIÉTÉ GÉNÉRALE,
SUMITOMO MITSUI BANKING CORPORATION
and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents,
and
THE OTHER L/C ISSUERS AND LENDERS PARTY HERETO
BofA SECURITIES, INC.,
CITIBANK, N.A.,
JPMORGAN CHASE BANK, N.A.,
TRUIST SECURITIES, INC.
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead Arrangers and Joint Bookrunners

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1
1.01 Defined Terms	1
1.02 Other Interpretive Provisions	43
1.03 Accounting Terms	44
1.04 Rounding	45
1.05 Times of Day	45
1.06 Letter of Credit Amounts	45
1.07 UCC Terms	45
1.08 Exchange Rates; Currency Equivalents	45
1.09 Additional Alternative Currencies	46
1.10 Change of Currency	47
ARTICLE II COMMITMENTS AND CREDIT EXTENSIONS	47
2.01 Revolving Loans	48
2.02 Revolving Borrowings; Conversions and Continuations of Revolving Loans	48
2.03 Letters of Credit	50
2.04 Swingline Loans	58
2.05 Prepayments	61
2.06 Termination or Reduction of Commitments	62
2.07 Repayment of Loans	63
2.08 Interest and Default Rate	63
2.09 Fees	64
2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	65
2.11 Evidence of Debt	65
2.12 Payments Generally; Administrative Agent’s Clawback	66
2.13 Sharing of Payments by Lenders	68
2.14 Cash Collateral	68
2.15 Defaulting Lenders	70
2.16 Designated Foreign Borrowers	72
2.17 Designated Lenders	73
2.18 Increase in Revolving Commitments	73
2.19 Extension of Maturity Date	75
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY	78
3.01 Taxes	78
3.02 Illegality	83
3.03 Inability to Determine Rates	84

3.04 Increased Costs	88
3.05 Compensation for Losses	89
3.06 Mitigation Obligations; Replacement of Lenders	89
3.07 Survival	90
ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	90
4.01 Conditions of Initial Credit Extension	90
4.02 Conditions to all Credit Extensions	92
ARTICLE V REPRESENTATIONS AND WARRANTIES	93
5.01 Existence, Qualification and Power	93
5.02 Authorization; No Contravention	93
5.03 Governmental Authorization; Other Consents	93
5.04 Binding Effect	93
5.05 Financial Statements; No Material Adverse Effect	94
5.06 Litigation	94
5.07 No Default	94
5.08 Ownership of Property	94
5.09 Environmental Compliance	94
5.10 [Reserved]	95
5.11 Taxes	95
5.12 ERISA Compliance	95
5.13 Margin Regulations; Investment Company Act	96
5.14 Disclosure	96
5.15 Compliance with Laws	97
5.16 Solvency	97
5.17 Sanctions Concerns and Anti-Corruption Laws	97
5.18 [Reserved]	97
5.19 Covered Entities	97
5.20 [Reserved].	97
5.21 [Reserved]	97
5.22 Affected Financial Institutions	97
5.23 Representations as to Designated Foreign Borrowers	97
ARTICLE VI AFFIRMATIVE COVENANTS	98
6.01 Financial Statements	98
6.02 Certificates; Other Information	99
6.03 Notices	100
6.04 Payment of Taxes	100
6.05 Preservation of Existence, Etc	101

6.06 Maintenance of Properties; Intellectual Property	101
6.07 Maintenance of Insurance	101
6.08 Compliance with Laws	101
6.09 Books and Records	101
6.10 Inspection Rights	102
6.11 Use of Proceeds	102
6.12 Covenant to Guarantee Obligations	102
6.13 Conduct of Business.	102
6.14 [Reserved]	103
6.15 Approvals and Authorizations.	103
6.16 Anti-Corruption Laws; Sanctions	103
ARTICLE VII NEGATIVE COVENANTS	103
7.01 Liens	103
7.02 Subsidiary Indebtedness	107
7.03 [Reserved]	109
7.04 Fundamental Changes	109
7.05 [Reserved]	110
7.06 [Reserved]	110
7.07 [Reserved]	110
7.08 [Reserved]	110
7.09 [Reserved]	110
7.10 Use of Proceeds	110
7.11 Financial Covenant	110
7.12 [Reserved]	111
7.13 [Reserved]	111
7.14 [Reserved]	111
7.15 [Reserved]	111
7.16 Sanctions	111
7.17 Anti-Corruption Laws	111
7.18 Massachusetts Security Corporation	111
7.19 Unrestricted Subsidiaries	111
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES	111
8.01 Events of Default	111
8.02 Remedies upon Event of Default	114
8.03 Application of Funds	114

ARTICLE IX ADMINISTRATIVE AGENT	115
9.01 Appointment and Authority	115
9.02 Rights as a Lender	115
9.03 Exculpatory Provisions	116
9.04 Reliance by Administrative Agent	117
9.05 Delegation of Duties	117
9.06 Resignation of Administrative Agent	117
9.07 Non-Reliance on Administrative Agent, the Arrangers and the Other Lenders	119
9.08 No Other Duties, Etc	119
9.09 Administrative Agent May File Proofs of Claim	120
9.10 Guaranty Matters	120
9.11 Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements	121
9.12 Certain ERISA Matters	121
9.13 Recovery of Erroneous Payments	122
ARTICLE X CONTINUING GUARANTY	123
10.01 Guaranty	123
10.02 Rights of Lenders	123
10.03 Certain Waivers	123
10.04 Obligations Independent	124
10.05 Subrogation	124
10.06 Termination; Reinstatement	124
10.07 Stay of Acceleration	124
10.08 Condition of Borrowers	125
10.09 Appointment of Company	125
10.10 Right of Contribution	125
10.11 Keepwell	125
ARTICLE XI MISCELLANEOUS	125
11.01 Amendments, Etc	125
11.02 Notices; Effectiveness; Electronic Communications	128
11.03 No Waiver; Cumulative Remedies; Enforcement	130
11.04 Expenses; Indemnity; Damage Waiver	131
11.05 Payments Set Aside	133
11.06 Successors and Assigns	133
11.07 Treatment of Certain Information; Confidentiality	138
11.08 Right of Setoff	139
11.09 Interest Rate Limitation	140

11.10 Integration; Effectiveness	140
11.11 Survival of Representations and Warranties	140
11.12 Severability	140
11.13 Replacement of Lenders	141
11.14 Governing Law; Jurisdiction; Etc	142
11.15 WAIVER OF JURY TRIAL	143
11.16 Subordination	143
11.17 No Advisory or Fiduciary Responsibility	143
11.18 Electronic Execution; Electronic Records; Counterparts	144
11.19 USA PATRIOT Act Notice	145
11.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	145
11.21 Acknowledgement Regarding Any Supported QFCs	146
11.22 Release of Subsidiary Guarantors.	146
11.23 Judgment Currency	146
11.24 ENTIRE AGREEMENT	147

COMPANY PREPARED SCHEDULES
Schedule 7.01    Existing Liens
Schedule 7.02    Existing Subsidiary Indebtedness
Schedule 11.06    DQ List
ADMINISTRATIVE AGENT PREPARED SCHEDULES
Schedule 1.01(a)    Certain Addresses for Notices
Schedule 1.01(b)    Revolving Commitments and Applicable Percentages
Schedule 1.01(c)    Existing Letters of Credit
Schedule 1.01(d)    UK Qualifying Lender Confirmation and UK DTTP Scheme
EXHIBITS
Exhibit A    [Reserved]
Exhibit B    Form of Assignment and Assumption
Exhibit C    Form of Compliance Certificate
Exhibit D    Form of Joinder Agreement
Exhibit E    Form of Loan Notice
Exhibit F    Form of Revolving Note
Exhibit G    Form of Guaranteed Party Designation Notice
Exhibit H    Form of Swingline Loan Notice
Exhibit I    Forms of U.S. Tax Compliance Certificates
Exhibit J    [Reserved]
Exhibit K    Form of Notice of Loan Prepayment
Exhibit L    Form of Letter of Credit Report
Exhibit M    Form of Notice of Additional L/C Issuer
Exhibit N    Form of Designated Foreign Borrower Request and Assumption Agreement
Exhibit O    Form of Designated Foreign Borrower Notice

CREDIT AGREEMENT
This CREDIT AGREEMENT is entered into as of July 1, 2022, among VERTEX PHARMACEUTICALS INCORPORATED, a Massachusetts corporation (the “Company”), VERTEX PHARMACEUTICALS (EUROPE) LIMITED, a private limited company incorporated in England and Wales with registered number 02907620 (“Vertex Europe”), VERTEX PHARMACEUTICALS (IRELAND) LIMITED, a private company limited by shares incorporated and existing under the laws of Ireland and registered with company number 502558 (“Vertex Ireland”), any other Foreign Subsidiaries of the Company party hereto pursuant to Section 2.16 (together with Vertex Europe and Vertex Ireland, collectively, the “Designated Foreign Borrowers”, and each, a “Designated Foreign Borrower”; the Designated Foreign Borrowers, together with the Company, collectively, the “Borrowers”, and each, a “Borrower”), the Subsidiaries of the Company as are or may from time to time become parties to this Agreement as Subsidiary Guarantors, the Lenders, BANK OF AMERICA, N.A., as the Administrative Agent, the Swingline Lender and an L/C Issuer, and the other L/C Issuers party thereto.
PRELIMINARY STATEMENTS:
WHEREAS, the Borrowers have requested that the Lenders, the Swingline Lender and the L/C Issuers make loans and other financial accommodations to the Borrowers in an aggregate amount of $500,000,000, in the form of a revolving credit facility.
WHEREAS, the Lenders, the Swingline Lender and the L/C Issuers have agreed to make such loans and other financial accommodations to the Borrowers on the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“2020 Credit Agreement” means that certain Credit Agreement, dated as of September 18, 2020, among the Company, certain Subsidiaries of the Company from time to time party thereto as co-borrower and/or guarantors, the lenders from time to time party thereto and Bank of America as administrative agent and swingline lender thereunder.
“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.
“Additional Commitment Lender” has the meaning specified in Section 2.19(c).
“Additional Obligations” means (a) all obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements and (b) all costs and expenses incurred in connection with enforcement and collection of the foregoing, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that (i) Additional Obligations shall be guaranteed pursuant to the Guaranty only until such time as the Guaranty terminates pursuant to Section 10.06 and (ii) any release of Guarantors and/or Designated Foreign Borrowers shall not require the consent of holders of obligations under any Guaranteed Cash Management Agreements or any Guaranteed Hedge Agreements; provided, further, that Additional Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.
“Adjusted Consolidated Leverage Ratio” has the meaning specified in Section 7.11.
“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates), in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.01(a) with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Company and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Parties” has the meaning specified in Section 11.02(c).
“Aggregate Revolving Commitments” means, as of any date of determination, the Revolving Commitments of all the Lenders as of such date.
“Agreement” means this Credit Agreement.
“Agreement Currency” has the meaning specified in Section 11.23.
“Alternative Currency” means each of the following currencies: Australian Dollars, Canadian Dollars, Euro, Sterling, and Swiss Francs, together with each other currency (other than Dollars) that is approved in accordance with Section 1.09.
“Alternative Currency Daily Rate” means, for any day, with respect to any Revolving Loan: (a) denominated in Sterling, the rate per annum equal to SONIA determined pursuant to the definition thereof, plus the SONIA Adjustment; (b) denominated in Swiss Francs, the rate per annum equal to SARON determined pursuant to the definition thereof, plus the SARON Adjustment; and (c) denominated in any other Alternative Currency (to the extent such Revolving Loan denominated in such currency will bear interest at a daily rate), the daily rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved in accordance with Section 1.09, plus the adjustment (if any) determined by the Administrative Agent and the Lenders pursuant to Section 1.09; provided that if any Alternative Currency Daily Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in an Alternative Currency Daily Rate shall be effective from and including the date of such change without further notice.
“Alternative Currency Daily Rate Loan” means a Revolving Loan that bears interest at a rate based on the definition of “Alternative Currency Daily Rate”. All Alternative Currency Daily Rate Loans must be denominated in an Alternative Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or Alternative Currency L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
“Alternative Currency L/C Issuer” means Bank of America (or any of its designated branch offices or affiliates), in its capacity as an L/C Issuer hereunder.
“Alternative Currency Loan” means an Alternative Currency Daily Rate Loan or an Alternative Currency Term Rate Loan, as applicable.
“Alternative Currency Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) $100,000,000 and (b) the amount of the Revolving Facility as of such date. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Facility.
“Alternative Currency Term Rate” means, for any Interest Period, with respect to any Revolving Loan: (a) denominated in Euros, the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the day that is two TARGET Days preceding the first day of such Interest Period with a term equivalent to such Interest Period; (b) denominated in Canadian Dollars, the rate per annum equal to the Canadian Dollar Offered Rate (“CDOR”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period; (c) denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”), as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) on the Rate Determination Date with a term equivalent to such Interest Period; and (d) denominated in any other Alternative Currency (to the extent such Revolving Loan denominated in such currency will bear interest at a term rate), the term rate per annum as designated with respect to such Alternative Currency at the time such Alternative Currency is approved in accordance with Section 1.09, plus the adjustment (if any) determined by the Administrative Agent and the Lenders pursuant to Section 1.09; provided that if any Alternative Currency Term Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Alternative Currency Term Rate Loan” means a Revolving Loan that bears interest at a rate based on the definition of “Alternative Currency Term Rate”. All Alternative Currency Term Rate Loans must be denominated in an Alternative Currency.
“Applicable Authority” means, with respect to any Alternative Currency, the applicable administrator for the Relevant Rate for such Alternative Currency or any Governmental Authority having jurisdiction over the Administrative Agent or such administrator.
“Applicable Designated Foreign Borrower Documents” has the meaning specified in Section 5.23(a).
“Applicable Percentage” means, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.15. If the Revolving Commitments of all of the Revolving Lenders to make Revolving Loans and the obligations of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Facility has expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments. The Applicable Percentage of each Revolving Lender is set forth opposite the name of such Revolving Lender on Schedule 1.01(b) as of the Closing Date (and as automatically updated pursuant to Section 2.18 or Section 2.19) or in the Assignment and Assumption pursuant to which such

Revolving Lender becomes a party hereto or in any documentation executed by such Revolving Lender pursuant to Section 2.18 or Section 2.19.
“Applicable Rate” means, with respect to Revolving Loans, Swingline Loans, the Letter of Credit Fee and the commitment fee, (a) from the Closing Date until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) for the fiscal quarter of the Company ending September 30, 2022, the percentages per annum set forth in the table below based upon Pricing Level I, and (b) thereafter, for any day, the percentages per annum set forth in the table below determined by reference to the numerically lower of (i) the Pricing Level corresponding to the Debt Ratings as in effect on such day, and (ii) the Pricing Level corresponding to the Consolidated Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company, as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a) on or prior to such day:

Pricing Level “Pricing Level”)	Consolidated Leverage Ratio	Debt Ratings (S&P / Moody’s / Fitch)	Term SOFR Loans, SOFR Daily Floating Rate Loans, Alternative Currency Loans & Letter of Credit Fee	Base Rate Loans	Commitment Fee
I	< 1.00 to 1.00	> BBB+ / Baa1 / BBB+	1.000%	0.000%	0.100%
II	≥ 1.00 to 1.00 but < 2.00 to 1.00	BBB / Baa2 / BBB	1.125%	0.125%	0.125%
III	≥ 2.00 to 1.00 but < 3.00 to 1.00	BBB- / Baa3 / BBB-	1.375%	0.375%	0.175%
IV	≥ 3.00 to 1.00	< BB+ / Ba1 / BB+	1.500%	0.500%	0.200%
provided that (A) if a Compliance Certificate is not delivered when due in accordance with Section 6.02(a), then Pricing Level IV shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered in accordance with Section 6.02(a), and (B) if at any time there is (1) only one Debt Rating, or (2) no Debt Rating, then, in either case, the Applicable Rate shall be determined by reference to the Pricing Level corresponding to the Consolidated Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a). Any increase or decrease in the Applicable Rate (x) resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a), and (y) resulting from a publicly announced change in the Debt Ratings shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Company to the Administrative Agent of notice thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. Notwithstanding anything to the contrary contained in this definition, at any time the Applicable Rate is determined by reference to the Consolidated Leverage Ratio, the determination of the Applicable Rate for any such period shall be subject to the provisions of Section 2.10(b).

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Alternative Currency L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Applicant Foreign Borrower” has the meaning specified in Section 2.16(b).
“Appropriate Lender” means, at any time, (a) with respect to the Revolving Facility, each Revolving Lender, (b) with respect to the Letter of Credit Sublimit, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03, each Revolving Lender and (c) with respect to the Swingline Sublimit, (i) the Swingline Lender and (ii) if any Swingline Loans are outstanding pursuant to Section 2.04(a), each Revolving Lender.
“Approved Foreign Jurisdiction” means, as of any date of determination, (a) England and Wales, (b) Ireland, and (c) any jurisdiction in which any then-existing Designated Foreign Borrower is organized as of such date.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means each of (a) BofA Securities, Inc., (b) Citibank, N.A., (c) JPMorgan Chase Bank, N.A., (d) Truist Securities, Inc., and (e) Wells Fargo Securities, LLC, in each case in its capacities as a joint lead arranger and a joint bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Administrative Agent.
“Attributable Indebtedness” means, on any date and without duplication, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (excluding Capitalized Leases in respect of the Specified Leased Properties), and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease.
“Audited Financial Statements” means the audited Consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2021, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.
“Australian Dollar” means the lawful currency of Australia.
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iv).
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Revolving Facility pursuant to Section 2.06, and (c) the date of termination of the Revolving Commitment of each Revolving Lender to make Revolving Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et. seq.) or any successor statute thereto.
“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) Term SOFR plus 1.00%; provided that if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate. All Base Rate Loans are available only to the Company and shall be denominated in Dollars.
“BBSY” has the meaning specified in the definition of “Alternative Currency Term Rate”.
“Beneficial Ownership Certification” has the meaning specified in Section 4.01(h).
“Beneficial Ownership Regulation” has the meaning specified in Section 4.01(h).
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” and “Borrowers” have the meanings specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrowing” means a Revolving Borrowing or a Swingline Borrowing, as the context may require.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and: (a) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Alternative Currency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan, means a TARGET Day; (b) if such day relates to any interest rate settings as to an Alternative Currency Loan denominated in Sterling, means a day other than a day banks are closed for general business in London because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom; and (c) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Euro in respect of an Alternative Currency Loan denominated in a currency other than Euro, or any other dealings in any currency other than Euro to be carried out pursuant to this Agreement in respect of any such Alternative Currency Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
“Canadian Dollar” and “CAD” means the lawful currency of Canada.
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases, subject to Section 1.03(c).
“Capped Call Transactions” means one or more call options referencing the Company’s Equity Interests purchased by the Company in connection with the issuance of Convertible Bond Indebtedness with a strike or exercise price (howsoever defined) initially equal to the conversion price (howsoever defined) of the related Convertible Bond Indebtedness (subject to rounding) and limiting the amount deliverable to the Company upon exercise thereof based on a cap or upper strike price (howsoever defined).
“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof) under, and in accordance with, applicable Law.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Swingline Lender (as applicable) or the Lenders, as collateral for L/C Obligations, the Obligations in respect of Swingline Loans, or obligations of the Revolving Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances, or, if the Administrative Agent and the applicable L/C Issuer or the Swingline Lender, as the case may be, shall agree, other credit support, in each case, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and such L/C Issuer or the Swingline Lender (as applicable). “Cash Collateral” and “Cash Collateralization” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Company or any of its Restricted Subsidiaries free and clear of all Liens (other than Permitted Liens):
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than three hundred sixty days (360) days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;
(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i)(A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking Subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;
(c)    commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than one hundred eighty (180) days from the date of acquisition thereof;
(d)    Investments, classified in accordance with GAAP as current assets of the Company or any of its Restricted Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

(e)    repurchase obligations for underlying securities of the types described in clauses (a) and (b) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (b) above;
(f)    solely with respect to any Restricted Subsidiary that is a Foreign Subsidiary, (i) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (ii) Investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (e) customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes; and
(g)    other Investments held by the Company and its Restricted Subsidiaries in accordance with the Investment Policy.
“Cash Management Agreement” means any agreement to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement with a Loan Party or any Subsidiary, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with a Loan Party or any Subsidiary, in each case in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided that for any of the foregoing to be included as a “Guaranteed Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Guaranteed Party Designation Notice to the Administrative Agent prior to such date of determination.
“CDOR” has the meaning specified in the definition of “Alternative Currency Term Rate”.
“CFC” means a Person that is a controlled foreign corporation within the meaning of Section 957 of the Code.
“CFF” means Cystic Fibrosis Foundation (as successor in interest to Cystic Fibrosis Foundation Therapeutics Incorporated).
“CFF Amendment” means that certain Amendment #7 to the CFF R&D Agreement, dated as of October 13, 2016, by and among the Company and CFF, and any agreements ancillary thereto.
“CFF R&D Agreement” means that certain Research, Development and Commercialization Agreement, dated as of May 24, 2004 between the Company and CFF, as amended.
“CFF Royalty Payments” means royalty payments paid pursuant to the CFF R&D Agreement (as amended by the CFF Amendment) by the Company to CFF, if any, on net sales of compounds.
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III or CRD IV, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of thirty-five percent (35)% or more of the Equity Interests of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right).
“Class” means (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Revolving Loans under the Revolving Facility, Revolving Loans under an Extended Revolving Facility, or Swingline Loans, and (b) when used in respect of any commitment, whether such commitment is a Revolving Commitment or an Extended Revolving Commitment. Extended Revolving Facilities that have different terms and conditions (together with the Extended Revolving Commitments in respect thereof) from any other Class of Revolving Commitments shall be construed to be in separate and distinct Classes.
“Closing Date” means July 1, 2022.
“CME” means CME Group Benchmark Administration Limited.
“Code” means the Internal Revenue Code of 1986.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Communication” means this Agreement, any other Loan Document, and any other document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure, or authorization related to any Loan Document.
“Company” has the meaning specified in the introductory paragraph hereto.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with any Relevant Rate or any proposed Successor Rate for an Alternative Currency, as applicable, any conforming changes to the definition of “BBSY”, the definition of “CDOR”, the definition of “EURIBOR”, the definition of “Interest Period”, the definition of “SARON”, the definition of “SONIA”, the timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, the timing of borrowing requests or prepayment, conversion or continuation notices and the length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent, in consultation with the Company, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice for such Alternative Currency (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate for such Alternative Currency exists, in such other manner of administration as the Administrative Agent, in consultation with the Company, determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of the Company and its Subsidiaries (or Restricted Subsidiaries, as applicable) or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.
“Consolidated EBITDA” means, for any Measurement Period, the sum of the following determined on a Consolidated basis, without duplication, for the Company and its Restricted Subsidiaries in accordance with GAAP:
(a)    Consolidated Net Income for such Measurement Period, plus
(b)    each of the following to the extent deducted (or, in the case of clause (xiv)(A) below, not otherwise included) in calculating such Consolidated Net Income (without duplication):
(i)    Consolidated Interest Charges,
(ii)    the provision for federal, state, local and foreign income taxes payable,
(iii)    depreciation and amortization expense,
(iv)    non-cash expenses related to stock-based compensation, benefits or incentives (net of any cash payments related to stock-based compensation, benefits or incentives),
(v)    non-cash charges, expenses and losses (including any non-cash charges attributable to impairment of goodwill or other intangible assets or impairment of long-lived assets but excluding any such non-cash charges or losses to the extent (A) there were cash charges with respect to such charges and losses in past accounting periods or (B) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods),
(vi)    R&D Collaboration Payments,
(vii)    [reserved],
(viii)    (A) one-time non-recurring transaction fees, costs and expenses, integration, reorganization and restructuring costs and facility consolidation and closing costs incurred in connection with reorganizations and restructurings; provided that such fees, costs and expenses are incurred within twenty-four (24) months of the occurrence of such applicable triggering event; (B) one-time non-recurring severance costs and expenses, payments to employees on account of their equity ownership and compensation charges incurred in connection with reorganizations and restructurings; provided that such costs, expenses and charges are incurred within twenty-four (24) months of the occurrence of such applicable triggering event; (C) one-time non-recurring expenses related to the transactions contemplated by this Agreement and any other one-time non-recurring expenses or charges related to any equity offering, Investment, Acquisition, Disposition, divestiture or merger, consolidation, amalgamation or other business combination, in each case, not prohibited under this Agreement, or the incurrence, amendment or modification of Indebtedness permitted to be incurred under this Agreement (including a refinancing thereof) (in each case, whether or not successful); and (D) such other amounts as the Administrative Agent shall approve in its reasonable discretion,
(ix)    any earnouts, milestone payments, royalty payments, working capital adjustments and other contingent payment obligations incurred under any Acquisition or other Investment,

(x)    net after-tax losses (including all fees and expenses or charges relating thereto) on any sale or disposition of any asset of the Company or any of its Restricted Subsidiaries outside of the ordinary course of business and net after-tax losses from discontinued operations,
(xi)    net after-tax losses (including all fees and expenses or charges relating thereto) on the retirement or extinguishment of Indebtedness,
(xii)    the effects of adjustments pursuant to GAAP resulting from purchase accounting in relation to Investments not prohibited by this Agreement, or the amortization or write-off of any amounts thereof, net of taxes, in each case, which do not represent a cash item in such period or any future period,
(xiii)    to the extent classified as such under Accounting Standards Update No. 2016-01 (“ASU 2016-01”), any net unrealized, non-cash losses associated with the Company’s strategic investments in the ordinary course of business, and
(xiv)    (A) proceeds of business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace (whether or not received so long as such Person in good faith expects to receive the same within four (4) fiscal quarters of the occurrence of the event for which any such claim is made (it being understood that to the extent not actually received within such fiscal quarters, such proceeds shall be deducted in calculating Consolidated EBITDA for such fiscal quarters)) and (B) the amount of any fee, cost, expense or reserve to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance (so long as the Company in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four (4) fiscal quarters of the occurrence of the event for which any such reimbursement is sought (it being understood that to the extent not actually received within such fiscal quarters, such amounts shall be deducted in calculating Consolidated EBITDA for such fiscal quarters)); provided that (1) the aggregate amount added or added back, as the case may be, pursuant to this clause (xiv) shall not exceed $125,000,000 during the term of this Agreement and (2) with respect to any claim for business interruption or reimbursement made against any insurer, such insurer has been notified to the potential claim and does not dispute coverage, less
(c)    without duplication and to the extent reflected as a gain or otherwise included in the calculation of Consolidated Net Income for such Measurement Period, (i) non-cash gains (excluding any such non-cash gains to the extent (A) there were cash gains with respect to such gains in past accounting periods or (B) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods, but including nonrecurring or unusual gains), (ii) amounts received in respect of upfront, earnout or milestone payments or other similar contingent amounts in connection with any Disposition, (iii) net after-tax gains (less any fees and expenses or charges relating thereto) on any sale or disposition of any asset of the Company or any of its Restricted Subsidiaries outside of the ordinary course of business and net after-tax gains from discontinued operations, (iv) net after-tax gains (less any fees and expenses or charges relating thereto) on the retirement or extinguishment of Indebtedness and (v) to the extent classified as such under ASU 2016-01, any net unrealized, non-cash gains associated with the Company’s strategic investments in the ordinary course of business.
Notwithstanding the foregoing to the contrary, in determining Consolidated EBITDA for any Measurement Period, (I) the net impact of (w) variable interest entities that the Company is required to consolidate pursuant to FASB ASC 810, (x) gains or losses associated with the revaluation of earnouts, milestones or other similar contingent obligations incurred in connection with any Investment (including upfront, earnout or milestone payments) and (y) net unrealized losses/gains from embedded derivatives that require the application of Accounting Standard Codification Topic 815 and related pronouncements (i.e., related revenues minus related expenses and or reversals of accruals), shall, in each case of clauses (w) – (y), be excluded, (II) interest, depreciation and amortization related to the Specified Leased

Properties shall be treated as operating expenses, and (III) notwithstanding any accounting principles or standards to the contrary, including Accounting Standards Codification Topic 730 and related pronouncements, for the purposes of calculating Consolidated EBITDA, (x) CFF Royalty Payments shall be characterized as a royalty expense and (y) Quarterly Reimbursement Payments shall be characterized as a reduction to research and development expense.
“Consolidated Funded Indebtedness” means, as of any date of determination, for the Company and its Restricted Subsidiaries on a Consolidated basis, the sum of: (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all purchase money Indebtedness; (c) unreimbursed, drawn and outstanding obligations under letters of credit (including standby and commercial) (but excluding any contingent obligations), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (d) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, and (ii) all purchase price adjustments, earnouts, milestone payments, royalty payments, working capital adjustments and other contingent payment obligations, in each case of this subclause (ii), to the extent such obligations are contingent); (e) all Attributable Indebtedness in respect of Capitalized Leases; (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Company or any Restricted Subsidiary; and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity) in which the Company or a Restricted Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Company or such Restricted Subsidiary; provided that “Consolidated Funded Indebtedness” shall not include (A) any intercompany Indebtedness among the Company and/or its Restricted Subsidiaries, or (B) any Specified CFF Payments; provided, further, that if, as of any date of determination, the Company or any Restricted Subsidiary has (1) delivered (or caused to be delivered) an irrevocable repayment or redemption notice on or prior to such date that results in Consolidated Funded Indebtedness of the Company or such Restricted Subsidiary in the form of debt securities (any such Consolidated Funded Indebtedness being “Defeased Debt”) being due and payable in full not later than sixty (60) days after such repayment or redemption notice has been delivered, and (2) deposited on or prior to such date cash with or for the benefit of the trustee or holders of such Defeased Debt to fund such repayment or redemption in full, then such Defeased Debt shall be considered repaid or redeemed for purposes of determining Consolidated Funded Indebtedness as of such date (it being understood that if, as of any date, any such deposit referred to in the foregoing clause (2) is returned and the corresponding Defeased Debt is not repaid or redeemed, but remains outstanding, such Defeased Debt shall no longer be considered repaid or redeemed as of such date).
“Consolidated Interest Charges” means, for any Measurement Period, an amount equal to the following, in each case, of or by the Company and its Restricted Subsidiaries on a Consolidated basis for such Measurement Period: (a) the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest), in each case to the extent treated as interest in accordance with GAAP, and (ii) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, minus (b) to the extent included in clause (a)(i) above, (i) non-cash amounts attributable to amortization of financing costs paid in a previous period, (ii) non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, (iii) any break funding payment made pursuant to Section 3.05, and (iv) any imputed interest expense (including any interest, yield, rent or break funding payment (or similar obligations) paid or payable) in respect of any operating lease, including in respect of any leases of the Specified Leased Properties.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.
“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Company and its Restricted Subsidiaries for the most recently completed Measurement Period, determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Worth” means, at any date of determination, the consolidated stockholders’ equity of the Company and its Restricted Subsidiaries on a Consolidated basis at such date.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Convertible Bond Hedge Transactions” means one or more call options referencing the Company’s Equity Interests purchased by the Company in connection with the issuance of Convertible Bond Indebtedness with a strike or exercise price (howsoever defined) initially equal to the conversion or exchange price (howsoever defined) of the related Convertible Bond Indebtedness (subject to rounding).
“Convertible Bond Indebtedness” means Indebtedness having a feature which entitles the holder thereof to convert all or a portion of such Indebtedness into Equity Interests of the Company (and cash in lieu of fractional Equity Interests) and/or cash (in an amount determined by reference to the price of Equity Interests of the Company).
“Copyright License” means any agreement now or hereafter in existence providing for the grant to any Person of any rights (including the grant of rights for a party to be designated as an author or owner and/or to enforce, defend, use, display, copy, manufacture, distribute, exploit and sell, make derivative works, and require joinder in suit and/or receive assistance from another party) in a Copyright.
“Copyrights” means, collectively, all of the following of any Person: (a) all copyrights, works protectable by copyright, copyright registrations and copyright applications anywhere in the world, (b) all derivative works, counterparts, extensions and renewals of any of the foregoing, (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including damages or payments for past, present and future infringements, violations or misappropriations of any of the foregoing, (d) the right to sue for past, present and future infringements, violations or misappropriations of any of the foregoing and (e) all rights corresponding to any of the foregoing throughout the world.
“Cost of Acquisition” means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (a) the value of the Equity Interests of the Company or any Restricted Subsidiary to be transferred in connection with such Acquisition, (b) the amount of any cash and Fair Market Value of other property (excluding property described in clause (a) and the unpaid principal amount of any debt instrument) given as consideration in connection with such Acquisition, (c) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Company or any Restricted Subsidiary in connection with such Acquisition, and (d) all additional purchase price amounts in the form of earnouts, milestone payments, royalty payments, working capital adjustments and other contingent obligations that would be recorded on the financial statements of the Company and its Restricted Subsidiaries in accordance with GAAP in connection with such Acquisition. For purposes of determining the Cost of Acquisition for any transaction, the Equity Interests of the Company shall be valued in accordance with GAAP.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified in Section 11.21.
“CRD IV” means (a) Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and (b)

Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.
“Credit Extension” means each of the following: (a) a Borrowing; and (b) an L/C Credit Extension.
“Credit Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuers, each Hedge Bank, each Cash Management Bank, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.
“Cystic Fibrosis Drug Franchise Assets” means (a) all approved products manufactured, sold and/or distributed by the Company or any of its Subsidiaries in any country related to the treatment of patients with cystic fibrosis, including, ivacaftor (tradename KALYDECO), lumacaftor in combination with ivacaftor (tradename ORKAMBI), tezacaftor in combination with ivacaftor (tradenames SYMDEKO (US) and SYMKEVI (EU)), elexacaftor in combination with tezacaftor and ivacaftor (tradenames TRIKAFTA(US) and KAFTRIO (EU)) and any drug candidates related to the treatment of cystic fibrosis for which the Company has submitted an application for regulatory approval in any country and (b) all proceeds, Intellectual Property, permits and other assets of the Company or any of its Subsidiaries related thereto.
“Daily Simple SOFR” means, with respect to any applicable determination date, SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Debt Rating” means, as of any date of determination, (a) the Company’s non-credit enhanced, senior unsecured long-term debt rating on such date as determined by S&P, (b) the Company’s non-credit enhanced, senior unsecured long-term debt rating on such date as determined by Moody’s, or (c) the Company’s non-credit enhanced, senior unsecured long-term debt rating on such date as determined by Fitch; provided that if as of any such date the Applicable Rate is determined by reference to the Debt Ratings, (i) if as of such date there are only two Debt Ratings, (A) if the Debt Ratings shall differ by one Pricing Level, then the Pricing Level for the higher (i.e., the Pricing Level that is numerically lower) of such Debt Ratings shall apply, and (B) if the Debt Ratings differ by more than one Pricing Level, then the Pricing Level that is one level lower (i.e., the Pricing Level that is numerically higher) than the Pricing Level of the higher (i.e., the Pricing Level that is numerically lower) Debt Rating shall apply, and (ii) if as of such date there are three Debt Ratings, (A) if two of the three Debt Ratings are equivalent and the third Debt Rating is lower (i.e., such Debt Rating corresponds to a numerically higher Pricing Level than the other two Debt Ratings), then the Pricing Level for the two Debt Ratings that are equivalent (i.e., the Pricing Level that is numerically lower) shall apply, (B) if two of the three Debt Ratings are equivalent and the third Debt Rating is higher (i.e., such Debt Rating corresponds to a numerically lower Pricing Level than the other two Debt Ratings), then the Pricing Level for the two Debt Ratings that are equivalent (i.e., the Pricing Level that is numerically higher) shall apply, and (C) if all three Debt Ratings correspond to different Pricing Levels, then the Pricing Level corresponding to the Debt Rating that is neither the highest Debt Rating nor the lowest Debt Rating shall apply. If the rating system of S&P, Moody’s or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, if such change or cessation results in having only one Debt Rating or no Debt Rating, the Applicable Rate shall be determined by reference to the Pricing Level corresponding to the Consolidated Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Company as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a).
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, rescue process, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Company, the Administrative Agent, any L/C Issuer or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Company, the L/C Issuers, the Swingline Lender and each other Lender promptly following such determination.
“Defeased Debt” has the meaning specified in the definition of “Consolidated Funded Indebtedness”.
“Designated Foreign Borrower” and “Designated Foreign Borrowers” have the meanings specified in the introductory paragraph hereto.
“Designated Foreign Borrower Notice” means the notice substantially in the form of Exhibit O attached hereto.
“Designated Foreign Borrower Request and Assumption Agreement” means the agreement substantially in the form of Exhibit N attached hereto.
“Designated Foreign Borrower Requirements” has the meaning specified in Section 2.16(b).

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory is the subject or target of comprehensive Sanctions.
“Designated Lender” has the meaning specified in Section 2.17.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Loan Party or any Restricted Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Involuntary Disposition.
“Disqualified Institution” means, on any date, (a) any Person set forth on Schedule 11.06, (b) any competitor of the Company or any of its Subsidiaries which has been designated by the Company as a “Disqualified Institution” by written notice to the Administrative Agent, (c) any Affiliate of any such Person identified in clause (a) or clause (b) to the extent such Affiliate is either (i) clearly identifiable as an Affiliate of any such Person identified in clause (a) or clause (b) on the basis of its name or (ii) designated by the Company as a “Disqualified Institution” by written notice to the Administrative Agent; provided that (A) no Person shall be a Disqualified Institution hereunder pursuant to clauses (b) or (c)(ii) until a period of two (2) Business Days has elapsed after the date on which such written designation with respect to such Person shall have been posted to the Platform and (B) “Disqualified Institutions” shall exclude (1) any bona fide fixed income investors, banks (or similar financial institutions) and debt funds and (2) any Person that the Company has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time.
“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition or pursuant to any agreement, (a) matures or is mandatorily redeemable (other than solely for Qualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior occurrence of the Facility Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Stock) (except as a result of a Change of Control or asset sale so long as any rights of the holders thereof upon the occurrence of a Change of Control or asset sale event shall be subject to the prior occurrence of the Facility Termination Date), in whole or in part, (c) provides for the scheduled mandatory payments of dividends in cash or (d) is or may be convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof; provided that Equity Interests issued pursuant to a plan for the benefit of employees of Company or its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because it may be required to be repurchased by Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Alternative Currency L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“DQ List” has the meaning specified in Section 11.06(h)(iv).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” shall have the meaning specified in Section 11.18.
“Electronic Record” has the meanings assigned to it by 15 U.S.C. §7006.
“Electronic Signature” has the meanings assigned to it by 15 U.S.C. §7006.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06 (subject to such consents, if any, as may be required under Section 11.06(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 11.06(h).
“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders or the Alternative Currency L/C Issuer, as the case may be, in such market and as to which a Dollar Equivalent may be readily calculated. If, after the Closing Date, with respect to any Alternative Currency as of the Closing Date (or, if applicable, after the designation by the Lenders or the Alternative Currency L/C Issuer, as the case may be, of any currency as an Alternative Currency), any change in currency controls or exchange regulations, or any change in the national or international financial, political or economic conditions imposed in the country in which such currency is issued, results in, in the reasonable opinion of the Administrative Agent (in the case of any Revolving Loans to be denominated in an Alternative Currency) or the Alternative Currency L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent no longer being readily calculable with respect to such currency, (c) the provision of such currency no longer being practicable for the Lenders or the Alternative Currency L/C Issuer, as the case may be, in their reasonable business judgment or (d) such currency no longer being a currency in which the Required Lenders or the Alternative Currency L/C Issuer, as applicable, are or is willing to make such Credit Extensions in their or its reasonable business judgment (each of the foregoing clauses, a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Lenders and the Company, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrowers shall repay all Revolving Loans in such currency to which the Disqualifying Event applies or convert such Revolving Loans into the Dollar Equivalent of Revolving Loans in Dollars, subject to the other terms contained herein.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, Environmental Permits, concessions, grants, franchises, licenses or enforceable governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment or into public waste management systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided that Convertible Bond Indebtedness which is permitted under Section 7.02 and convertible into or exchangeable or exercisable for any Equity Interests and Capped Call Transactions, Convertible Bond Hedge Transactions and Warrant Transactions entered into as a part of, or in connection with, an issuance of such Convertible Bond Indebtedness shall not be deemed an Equity Interest hereunder prior to the actual conversion or exercise thereof in full (or, in the case of a partial conversion, the applicable portion thereof) into shares of capital stock of (or other ownership or profit interests in) such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Multiple Employer Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (d) the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; or (i) a failure by the Company or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Company or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBOR” has the meaning specified in the definition of “Alternative Currency Term Rate”.
“Euro” and “€” mean the single currency of the Participating Member States.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Subsidiary” means (a) each Foreign Subsidiary, (b) each CFC, (c) each FSHCO, (d) each Immaterial Subsidiary, (e) each Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary), (f) each Subsidiary that is prohibited from

Guaranteeing the applicable Obligations by (i) any applicable Law, or (ii) any agreement or other undertaking to which such Subsidiary is a party (with any Person, other than any Affiliate) or by which its property or assets is bound, that exists on the Closing Date (or, with respect to any Subsidiary acquired by the Company or a Restricted Subsidiary after the Closing Date (and so long as such agreement or other undertaking is not with any Affiliate and was not incurred in contemplation of such Person becoming a Restricted Subsidiary), existing on the date such Subsidiary is so acquired) (unless such prohibition or restriction is terminated or rendered unenforceable or otherwise deemed ineffective by any other applicable Law), (g) each Subsidiary for which the Guaranteeing of the applicable Obligations would require consent, approval, license or authorization of a Governmental Authority (including regulatory approval) or any other Person (other than an Affiliate or its directors) (unless (i) such consent, approval, license or authorization has been received or (ii) such prohibition or restriction is terminated or rendered unenforceable or otherwise deemed ineffective by any other applicable Law), (h) each Unrestricted Subsidiary, (i) each Massachusetts Security Corporation, (j) each not for profit Subsidiary, (k) each Captive Insurance Subsidiary, and (l) any other Subsidiary with respect to which the Administrative Agent and the Company reasonably agree that the cost or other consequences (including adverse tax or regulatory consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Credit Parties therefrom. Notwithstanding anything to the contrary contained herein, no Subsidiary of the Company shall be an Excluded Subsidiary so long as it guarantees the obligations or is a co-obligor under the 2020 Credit Agreement, other than an Excluded Subsidiary that is excluded by reason of clause (a), (b), (c) or (d) of the definition of “Excluded Subsidiary”.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of such Swap Obligation or any Guarantee thereof is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 and any other “keepwell, support or other agreement” for the benefit of such Loan Party and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender Party, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender Party, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender Party with respect to an applicable interest in a Loan, Revolving Commitment or L/C Obligation pursuant to a law in effect on the date on which (i) such Lender Party acquires such interest in the Loan, Revolving Commitment or L/C Obligation (other than pursuant to an assignment request by the Company under Section 11.13) or (ii) such Lender Party changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender Party’s assignor immediately before such Lender Party became a party hereto or to such Lender Party immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), (d) any withholding Taxes imposed pursuant to FATCA, (e) any Irish withholding Tax which arises solely because (i) the Lender Party is not (or has ceased to be) an Irish Qualifying Lender other than as a result of any change after the date it became a Lender Party under this Agreement in (or in the interpretation, administration or application of) any Irish Tax Treaty, or any published practice of the Revenue Commissioners of Ireland or (ii) the Lender Party is an Irish Treaty Lender and the Company is able to demonstrate that the payment could have been made to the Lender Party without any deduction or withholding of any tax imposed by Ireland had that Lender Party complied with its obligations under Section 3.01(f), (f) any United Kingdom taxes required to be deducted or withheld (a “UK Tax Deduction”) from a payment of interest under any Loan Document by a Borrower organized in the UK if on the date on which the payment falls due: (i) the payment could have been made to the relevant Lender Party without a UK Tax Deduction if the Lender Party had been a UK Qualifying Lender, but on that date that Lender Party is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender Party under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or published concession of any relevant taxing authority; or (ii) the relevant Lender Party is a UK Qualifying Lender solely by virtue of sub-paragraph (1)(b) of the definition of “UK Qualifying Lender” and that relevant Lender Party has not given a UK Tax Confirmation to the Company and the payment could have been made to the relevant Lender Party without a UK Tax Deduction if that Lender Party had given a UK Tax Confirmation to the Company, on the basis that the UK Tax Confirmation would have enabled the relevant Loan Party to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the UK Taxes Act; or (iii) the relevant Lender Party is a UK Qualifying Lender solely by virtue of sub-paragraph (1)(b) of the definition of “UK Qualifying Lender” and an officer of HMRC has given (and not revoked) a direction (a “UK Direction”) under section 931 of the UK Taxes Act which relates to that payment and that Lender Party has received from the relevant Loan Party a certified copy of that UK Direction and the payment could have been made to the Lender Party without any UK Tax Deduction if that UK Direction had not been made; or (iv) the relevant Lender Party is a UK Treaty Lender and the Loan Party making the payment is able to demonstrate that the payment could have been made to the Lender Party without the Tax Deduction had that Lender Party complied with its obligations under Section 3.01(g), and (g) the bank levy as set out in the Finance Act 2011 of the United Kingdom as in force (other than with respect to rates) at the date of this Agreement.
“Existing Borrower” has the meaning specified in Section 7.04(c).
“Existing Credit Agreement” means that certain Credit Agreement, dated as of September 17, 2019, among the Company, Bank of America as administrative agent thereunder, and a syndicate of lenders and l/c issuers, as amended by that certain First Amendment to Credit Agreement dated as of December 29, 2020 and in effect immediately prior to the Closing Date.
“Existing Letters of Credit” means those certain letters of credit set forth on Schedule 1.01(c).
“Existing Maturity Date” has the meaning specified in Section 2.19(a).
“Existing Revolving Tranche” has the meaning specified in Section 2.19(a).
“Extended Revolving Commitment” has the meaning specified in Section 2.19(a).
“Extended Revolving Facility” has the meaning specified in Section 2.19(a).
“Extending Revolving Lender” has the meaning specified in Section 2.19(b).
“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Revolving Facility has terminated, (b) all Obligations have been paid in full (other than contingent indemnification and contingent expense reimbursement obligations for which no claim has been asserted), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit that have been Cash Collateralized, backstopped or as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the applicable L/C Issuer shall have been made).
“Fair Market Value” means, with respect to any asset or property, the price, as determined in good faith by the Company, that could be negotiated in an arms’-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Company).
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version of such Code sections that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.
“Fee Letter” means the fee letter agreement, dated as of June 8, 2022, among the Company, Bank of America and BofA Securities, Inc. in connection with this Agreement and the other Loan Documents.
“Fitch” means Fitch, Inc., and any successor thereto.
“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).
“Foreign Lender” means, with respect to any Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Plan” has the meaning specified in Section 5.12(d).
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such L/C Issuer, other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.
“FSHCO” means any direct or indirect Domestic Subsidiary that has no material assets other than the Equity Interests or Indebtedness, for U.S. federal income Tax purposes, of one or more CFCs and/or other FSHCOs.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including the FASB ASC, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Cash Management Agreement” means any Cash Management Agreement between any Loan Party or any of its Subsidiaries and any Cash Management Bank.
“Guaranteed Hedge Agreement” means any interest rate, currency, foreign exchange, or commodity Swap Contract not prohibited under Article VII between any Loan Party or any of its Subsidiaries and any Hedge Bank.
“Guaranteed Obligations” has the meaning specified in Section 10.01.
“Guaranteed Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit G.
“Guarantors” means, collectively, (a) the Subsidiary Guarantors with respect to all Obligations and Additional Obligations, in each case, unless and until such Person ceases to be a Subsidiary Guarantor in accordance with the terms hereof, (b) the Company with respect to (i) Additional Obligations owing by any of its Subsidiaries, (ii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 10.01 and 10.11) under the Guaranty, and (iii) Obligations of the Designated Foreign Borrowers, and (c) to the extent (i) permitted by applicable Law and (ii) no material adverse tax consequence would result therefrom, each Designated Foreign Borrower with respect to Obligations of each other Designated Foreign Borrower.
“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article X in favor of the Credit Parties, together with each other guaranty delivered pursuant to Section 6.12.
“Hazardous Materials” means: (a) any material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Environmental Law or (ii) can form the basis of any liability under any Environmental Law; and (b) any petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials.
“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract, is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate)

becomes a Lender, is a party to a Swap Contract, in each case, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided that for any of the foregoing to be included as a “Guaranteed Hedge Agreement” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Guaranteed Party Designation Notice to the Administrative Agent prior to such date of determination.
“HMRC” means Her Majesty’s Revenue and Customs (or any other governmental authority with taxing authority in the United Kingdom).
“HMT” has the meaning specified in the definition of “Sanction(s)”.
“Honor Date” has the meaning specified in Section 2.03(c)(i).
“ICC” has the meaning specified in the definition of “UCP”.
“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.
“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.
“Increasing Revolving Lender” has the meaning specified in Section 2.18(a)(iii).
“Incremental Revolving Facility” has the meaning specified in Section 2.18(a)(i).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, including recurring royalty payments reflected in the cost of goods sold and (ii) purchase price adjustments, earnouts, milestone payments, royalty payments, working capital adjustments, R&D Collaboration Payments and other contingent payment obligations, in each case of this subclause (ii), to the extent such obligations are contingent);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that the amount of such indebtedness that is non-recourse to the Loan Parties or their Restricted Subsidiaries shall be the lesser of (i) the Fair Market Value of such property at such date of determination as determined in good faith by such Person, and (ii) the aggregate unpaid amount of such indebtedness;
(f)    all Attributable Indebtedness of such Person;
(g)    all obligations of such Person to purchase, redeem, retire, or defease in cash, or otherwise to make any cash payment in respect of, any Equity Interest in such Person or any other

Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar limited liability entity) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. For the avoidance of doubt, “Indebtedness” does not include obligations representing deferred compensation to employees of the Company and its Subsidiaries incurred in the ordinary course of business.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indemnitee” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.07(a).
“Intellectual Property” means, collectively, all of the following owned or controlled by any Person: (a) all systems software and applications software (including source code and object code), all documentation for such software, including user manuals, flowcharts, functional specifications, operations manuals, and all formulas, processes, ideas and know-how embodied in any of the foregoing that are developed by such Person, (b) concepts, discoveries, improvements and ideas, know-how, technology, reports, design information, trade secrets, practices, specifications, test procedures, maintenance manuals, research and development, inventions (whether or not patentable), blueprints, drawings, data, customer lists, catalogs, and all physical embodiments of any of the foregoing that are developed by such Person, and (c) Patents and Patent Licenses, Copyrights and Copyright Licenses, Trademarks and Trademark Licenses.
“Intercompany Debt” has the meaning specified in Section 7.02(d).
“Interest Payment Date” means: (a) as to any Term SOFR Loan or any Alternative Currency Term Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; (b) as to any SOFR Daily Floating Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date; (c) as to any Alternative Currency Daily Rate Loan, the last Business Day of each calendar month and the Maturity Date; (d) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date; and (e) as to any Swingline Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, as to each Term SOFR Loan and each Alternative Currency Term Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as a Term SOFR Loan or an Alternative Currency Term Rate Loan, as applicable, and ending on the date one (1) or three (3) months thereafter (in each case, subject to availability) for the interest rate applicable to the relevant currency, as selected by the applicable Borrower in its Loan Notice; provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Maturity Date.
“Investment” means (a) as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Equity Interests of another Person, (ii) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person or (b) any R&D Collaboration Payment. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (without adjustment for subsequent increases or decreases in the value of such Investment).
“Investment Grade Rating” means, as applicable, (a) a Debt Rating of BBB- or better from S&P, (b) a Debt Rating of Baa3 or better from Moody’s, and (c) a Debt Rating of BBB- or better from Fitch.
“Investment Policy” means the investment policy of the Company and its Subsidiaries approved and duly adopted by the board of directors (or other governing body, including any authorized committee of the board of directors) of the Company, as in effect on the Closing Date (or as otherwise approved by such board of directors or governing body from time to time).
“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Subsidiary.
“Irish Qualifying Lender” means a Lender which is beneficially entitled to the interest payable to that Lender in respect of an advance under this Agreement and is (a) a bank within the meaning of section 246(1) of the Taxes Act which is carrying on bona fide banking business in Ireland for the purposes of section 246(3)(a) of the Taxes Act, (b)(i) a body corporate which, by virtue of the law of a Relevant Territory is resident for the purposes of tax in that Relevant Territory, where that Relevant Territory imposes a tax that generally applies to interest receivable in that Relevant Territory by bodies corporate from sources outside that Relevant Territory or (ii) a body corporate where interest payable in respect of an advance (A) is exempted from the charge to income tax under a double taxation agreement having force of law under the procedures set out in section 826(1) of the Taxes Act or (B) would be exempted from the charge to Irish income tax under an Irish Tax Treaty entered into on or before the payment date of that interest if that Irish Tax Treaty had the force of law under the provisions set out in section 826(1) of the Taxes Act at that date, (iii) a U.S. company, provided the U.S. company is incorporated in the U.S. and is taxed in the U.S. on its worldwide income or (iv) a U.S. limited liability company where (1) the ultimate recipients of the interest would, if they were themselves Lenders, be Irish Qualifying Lenders under sub-paragraphs (i), (ii) or (iii) of this clause (b) and (2) business is conducted through the U.S. limited liability company for market reasons and not for tax avoidance purposes; provided in each case at (i), (ii) (iii) or (iv) the Lender is not (or in the case of (iv), the ultimate recipients of the interest are not) carrying on a trade or business in Ireland through a branch or agency with which the interest payment is connected, (c) a body corporate, (i) which advances money in the ordinary course of a trade which includes the lending of money; and (ii) where the interest on monies so advanced is taken into account in computing the trading income of such body corporate; and (iii) such body corporate has complied with the notification requirements under section 246(5)(a) of the Taxes Act, (d) a qualifying company within the meaning of section 110 of the Taxes Act, (e) an investment undertaking within the meaning of section 739B of the Taxes Act or (f) an Irish Treaty Lender.
“Irish Tax Treaty” has the meaning specified in the definition of “Irish Treaty State”.
“Irish Treaty Lender” means, a Lender, other than a Lender falling within clause (b) of the definition of “Irish Qualifying Lender”, which (a) is treated as a resident of an Irish Treaty State for the purposes of an Irish Tax Treaty, (b) does not carry on a business in Ireland through a permanent establishment with which that Lender’s participation in this Agreement is effectively connected and (c) (subject to the completion of any procedural formalities) fulfils any other conditions which must be fulfilled under an Irish Tax Treaty by residents of that Irish Treaty State for such residents to obtain full exemption from tax imposed by Ireland on interest payable under a Loan Document.
“Irish Treaty State” means a jurisdiction having a double taxation treaty with Ireland (an “Irish Tax Treaty”), which has the force of law and which makes provision for full exemption from tax imposed by Ireland on interest.

“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by an L/C Issuer and the Company (or any Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit D executed and delivered in accordance with the provisions of Section 6.12.
“Judgment Currency” has the meaning specified in Section 11.23.
“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Class of Loans, Revolving Commitments or Extended Revolving Commitments hereunder at such time, in each case then in effect on such date of determination.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Revolving Lender, such Lender’s funding (at the Dollar Equivalent in the case of a Letter of Credit denominated in an Alternative Currency) of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing. All L/C Borrowings shall be denominated in Dollars.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Issuer” means with respect to a particular Letter of Credit, (a) Bank of America, through itself or through one of its designated Affiliates or branch offices, in its capacity as issuer of such Letter of Credit, or any successor issuer thereof, (b) such other Lender selected by the Company (that is reasonably acceptable to the Administrative Agent) pursuant to Section 2.03(l) or Section 9.6(d) from time to time to issue such Letter of Credit (provided that no Lender shall be required to become an L/C Issuer pursuant to this clause (b) without such Lender’s consent), or any successor issuer thereof or (c) any Lender selected by the Company (that is reasonably acceptable to the Administrative Agent) to replace a Lender who is a Defaulting Lender at the time of such Lender’s appointment as an L/C Issuer (provided that no Lender shall be required to become an L/C Issuer pursuant to this clause (c) without such Lender’s consent), or any successor issuer thereof.
“L/C Obligations” means, as at any date of determination, the Dollar Equivalent of the aggregate amount (a) available to be drawn under all outstanding Letters of Credit plus (b) of all Unreimbursed Amounts (including all L/C Borrowings). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination, a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and, their successors and assigns and, unless the context requires otherwise, includes the Swingline Lender. The term “Lender” shall include any Designated Lender who has funded any Credit Extension.
“Lender Party” means each Lender, each L/C Issuer and the Swingline Lender.
“Lending Office” means, as to the Administrative Agent, any L/C Issuer or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Company and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.
“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be issued in Dollars or in an Alternative Currency; provided that only the Alternative Currency L/C Issuer may issue Letters of Credit denominated in Alternative Currencies.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).
“Letter of Credit Fee” has the meaning specified in Section 2.03(h).
“Letter of Credit Report” means a certificate substantially in the form of Exhibit L or any other form approved by the Administrative Agent.
“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) the Dollar Equivalent of $100,000,000 and (b) the amount of the Revolving Facility as of such date. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Facility.
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, collateral deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or similar preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing but excluding precautionary liens and filings made in respect of operating leases and assets subject thereto).
“Loan” means an extension of credit by a Lender to any Borrower under Article II in the form of a Revolving Loan or a Swingline Loan.
“Loan Documents” means, collectively, (a) this Agreement, (b) the Revolving Notes, (c) the Guaranty, (d) the Fee Letter, (e) each Issuer Document, (f) each Joinder Agreement, (g) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.14, (h) each Designated Foreign Borrower Request and Assumption Agreement and (i) all other agreements and documents now or hereafter executed, acknowledged and/or delivered by or on behalf of any Loan Party pursuant to the foregoing designated as a Loan Document (but specifically excluding any Guaranteed Hedge Agreement or any Guaranteed Cash Management Agreement); provided that for purposes of Section 11.01, “Loan Documents” shall mean this Agreement and the Guaranty.
“Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Term SOFR Loans to Base Rate Loans or SOFR Daily Floating Rate Loans, (c) a conversion of Base Rate Loans to Term SOFR Loans or SOFR Daily Floating Rate Loans, (d) a conversion of SOFR Daily Floating Rate Loans to Term SOFR Loans or Base Rate Loans, or (e) a continuation of Term SOFR Loans or

Alternative Currency Term Rate Loans, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit E or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.
“Loan Parties” means, collectively, each Borrower and each Subsidiary Guarantor.
“Massachusetts Security Corporation” means a Person that qualifies as a Massachusetts “security corporation” under Mass. Gen. L. c. 63, §38B, but only to the extent, and during the time period, it so qualifies.
“Master Agreement” has the meaning specified in the definition of “Swap Contract”.
“Material Acquisition” means any Acquisition consummated by the Company or any Restricted Subsidiary for which the Cost of Acquisition is equal to or greater than $300,000,000.
“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the operations, business or financial condition of the Borrowers and their Restricted Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent and the Lenders, taken as a whole, under the Loan Documents; or (c) a material adverse effect upon ability of the Loan Parties, taken as a whole, to perform their payment obligations under the Loan Documents.
“Material Indebtedness” means any Indebtedness in an aggregate principal amount in excess of the Threshold Amount.
“Material Intellectual Property” means, as of any particular date of determination, Intellectual Property of the Loan Parties and their Subsidiaries where the failure to maintain such Intellectual Property would reasonably be expected to have Material Adverse Effect; provided that any Intellectual Property that would otherwise be considered Material Intellectual Property, which is developed or acquired by the Company or its Subsidiaries after the Closing Date, shall be considered to be Material Intellectual Property as of the date of determination described above.
“Material Subsidiary” means, at any date of determination, any Subsidiary of the Company that (a) together with its Subsidiaries, generates revenue equal to or greater than 10% of Consolidated revenue on a Pro Forma Basis for the Measurement Period most recently ended, and (b) together with its Subsidiaries, has total assets (including Equity Interests in other Subsidiaries and excluding investments that are eliminated in consolidation) equal to or greater than 10% of Consolidated total assets as of such date (determined by reference to amount of Consolidated total assets existing on the last day of the Measurement Period most recently ended).
“Maturity Date” means July 1, 2027; provided that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning specified in Section 11.09.
“Measurement Period” means, at any date of determination, the most recently completed four (4) fiscal quarters of the Company (or, for purposes of determining Pro Forma Compliance, the most recently completed four (4) fiscal quarters of the Company for which financial statements have been delivered pursuant to Section 6.01).
“Medicaid” means that government-sponsored entitlement program under Title XIX, P.L. 89-97 of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth on Section 1396, et seq. of Title 42 of the United States Code.
“Medicare” means that government-sponsored insurance program under Title XVIII, P.L. 89-97, of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq. of Title 42 of the United States Code.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during any period when a Lender constitutes a Defaulting Lender, an amount equal to 100% of the Fronting Exposure of the L/C Issuers with respect to Letters of Credit issued and outstanding at such time and (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), Section 2.14(a)(ii) or Section 2.14(a)(iii), an amount equal to 103% of the Outstanding Amount of all L/C Obligations.
“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Non-Consenting Lender” means any Lender that either (a) does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders, or all Lenders or all affected Lenders, in accordance with the terms of Section 11.01 and (ii) has been approved by the Required Lenders or (b) constitutes a “Non-Consenting Lender” pursuant to Section 2.19(b).
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iv).
“Notice of Additional L/C Issuer” means a certificate substantially in the form of Exhibit M or any other form approved by the Administrative Agent.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit K or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the applicable Borrower.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof pursuant to any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding; provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction), (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-

U.S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, transfer or novation (or other disposal) (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by any Borrower of Unreimbursed Amounts.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the Alternative Currency L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Alternative Currency L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union related to Economic and Monetary Union.
“Patent License” means any agreement, now or hereafter in existence, providing for the grant to any Person of any rights (including the right for a party to be designated as an owner and/or to enforce, defend, make, have made, make improvements, manufacture, use, sell, import, export, and require joinder in suit and/or receive assistance from another party) in a Patent.
“Patents” means collectively, all of the following of any Person: (a) all patents, all inventions and patent applications anywhere in the world, (b) all improvements, counterparts, reissues, divisional, re-examinations, extensions, continuations (in whole or in part) and renewals of any of the foregoing and improvements thereon, (c) all income, royalties, damages or payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including damages or payments for past, present or future infringements, violations or misappropriations of any of the foregoing, (d) the right to sue for past, present and future infringements, violations or misappropriations of any of the foregoing and (e) all rights corresponding to any of the foregoing throughout the world.
“Patriot Act” has the meaning specified in Section 11.19.

“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but other than a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to Pension Funding Rules.
“Permitted Liens” has the meaning specified in Section 7.01.
“Permitted Restructuring” means a transaction or series of transactions pursuant to which one or more Restricted Subsidiaries of the Company (other than any Designated Foreign Borrower) are converted, restructured or reorganized due to changes or potential changes in any relevant legal or regulatory framework, whether by (a) transfer, (b) acquisition, (c) contribution, (d) merger, (e) consolidation, (f) voluntary dissolution, (g) liquidation, (h) recapitalization, (i) change in identity, form, place of organization, incorporation, domicile or, to the extent relevant and subject to Section 5.23(c), centre of main interests (as that term is used in Article 3(1) of the Regulation), or (j) otherwise, in each case the result of which may cause a direct or indirect sale, assignment or transfer of Equity Interests and/or other assets between and among the Company and/or various Restricted Subsidiaries of the Company, and in each case to the extent the Administrative Agent (acting in its reasonable credit judgment) approves such Permitted Restructuring.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Plan of Reorganization” has the meaning specified in Section 11.06(h)(iii).
“Platform” has the meaning specified in Section 6.02.
“Pricing Level” has the meaning specified in the definition of “Applicable Rate”.
“Pro Forma Basis” and “Pro Forma Effect” means, for any transaction specified herein, including any Disposition (including of all or substantially all of a division or a line of business), Acquisition, or Investment, or incurrence or assumption of Indebtedness, whether actual or proposed, for purposes of determining compliance with the terms of this Agreement and the other Loan Documents (including, the financial covenant set forth in Section 7.11), each such transaction or proposed transaction shall be given pro forma effect as if such events (including all Credit Extensions made in connection therewith) occurred on the first day of the most recent Measurement Period ended on or before the occurrence of such event, and, for the avoidance of any doubt, shall include the following pro forma adjustments:
(a)    in the case of an actual or proposed Disposition or the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, all income statement items (whether positive or negative) attributable to the assets or the Person subject to such Disposition or such designation shall be excluded from the results of the Company and its Restricted Subsidiaries for such Measurement Period to the extent occurring prior to the date of such transaction;
(b)    in the case of an actual or proposed Acquisition or any Subsidiary Redesignation, income statement items (whether positive or negative) attributable to the property, line of business or the Person subject to such Acquisition or such Subsidiary Redesignation shall be included in the results of the Company and its Restricted Subsidiaries for such Measurement Period;
(c)    interest accrued during the relevant Measurement Period on, and the principal of, any Indebtedness repaid or to be repaid or refinanced in such transaction shall be excluded from the results of the Company and its Restricted Subsidiaries for such Measurement Period; and
(d)    any Indebtedness or Investment actually or proposed to be incurred or assumed in such transaction shall be deemed to have been incurred as of the first day of the applicable Measurement Period, and interest on any Indebtedness shall be deemed to have accrued from such day on such Indebtedness at the applicable rates provided therefor (and in the case of interest that does or would accrue at a formula or floating rate, at the rate in effect at the time of determination) and shall be included in the results of the Company and its Restricted Subsidiaries for such Measurement Period.
“Pro Forma Compliance” means, with respect to any transaction, such transaction complies with the financial covenant set forth in Section 7.11 after giving Pro Forma Effect, based upon the results of operations for the most recently completed Measurement Period, to (a) such transaction and (b) all other transactions (including any Credit Extensions) which are contemplated or required to be given Pro Forma Effect hereunder that have occurred on or after the first day of the relevant Measurement Period.
“Projections” has the meaning specified in Section 5.14.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.02.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 11.21.
“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Stock” means any Equity Interest that is not Disqualified Stock.
“Quarterly Reimbursement Payments” means non-refundable quarterly reimbursements of certain of the Company’s research and development expenses.
“R&D Collaboration Payments” means one-time non-recurring up-front payments and milestone payments payable by the Company and its Restricted Subsidiaries under research and development licensing agreements, collaboration agreements or development agreements of the Company and its Subsidiaries relating to product candidates of the Company and its Subsidiaries.
“Rate Determination Date” means, with respect to any Interest Period, two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Administrative Agent; provided that, to the extent such market practice is not administratively feasible for the Administrative Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Administrative Agent.
“Real Property” means any means any owned or leased real property of a Loan Party or its Subsidiaries.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Register” has the meaning specified in Section 11.06(c).
“Regulation” has the meaning specified in Section 5.23(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Release Date” has the meaning specified in Section 11.22.
“Relevant Rate” means with respect to any Revolving Loan denominated in (a) Euros, EURIBOR (or any Successor Rate established in connection therewith), (b) Sterling, SONIA (or any Successor Rate established in connection therewith), (c) Canadian Dollars, CDOR (or any Successor Rate established in connection therewith), (d) Australian Dollars, BBSY (or any Successor Rate established in connection therewith), and (e) Swiss Francs, SARON (or any Successor Rate established in connection therewith).
“Relevant Territory” means (a) a member state of the European Communities other than Ireland, (b) a jurisdiction with which Ireland has entered into an Irish Tax Treaty that has the force of law by virtue of Section 826(1) of the Taxes Act or (c) a jurisdiction with which Ireland has entered into an Irish Tax Treaty where that treaty will (on completion of necessary procedures set out in Section 826(1) of the Taxes Act) have the force of law.
“Removal Effective Date” has the meaning specified in Section 9.06(b).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
“Request for Credit Extension” means (a) with respect to a Revolving Borrowing, or a conversion or continuation of Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Borrowing, a Swingline Loan Notice.
“Required Lenders” means, at any time, Revolving Lenders having Total Revolving Credit Exposures representing more than 50% of the Total Revolving Credit Exposures of all Revolving Lenders at such time. The Total Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in any Swingline Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Revolving Lender that is the Swingline Lender or the applicable L/C Issuer, as the case may be, in making such determination.
“Rescindable Amount” has the meaning specified in Section 2.12(b)(ii).
“Resignation Effective Date” has the meaning specified in Section 9.06(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means (a) the chief executive officer, executive chairman, president, chief financial officer, treasurer, executive vice president, assistant treasurer, controller or assistant controller (and, in the case of a Designated Foreign Borrower incorporated in England and Wales or in Ireland, a director) of a Loan Party, (b) solely for purposes of the delivery of incumbency and/or secretary’s certificates pursuant to this Agreement or any other Loan Document, a director, the secretary or any assistant secretary of a Loan Party and (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party and any document delivered hereunder that is signed by a Responsible Officer of the Company shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of each Subsidiary Guarantor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Subsidiary Guarantor.
“Restricted Subsidiary” means, at any time, any Subsidiary of the Company that is not an Unrestricted Subsidiary.
“Revaluation Date” means: (a) with respect to any Revolving Loan, each of the following: (i) each date of a Revolving Borrowing of an Alternative Currency Loan; (ii) each date of a continuation of an Alternative Currency Term Rate Loan pursuant to Section 2.02; (iii) each Interest Payment Date with respect to an Alternative Currency Loan; and (iv) such additional dates as the Administrative Agent shall reasonably determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative Currency; (ii) each date of any payment by the Alternative Currency L/C Issuer under any Letter of Credit denominated in an Alternative Currency; (iii) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Closing Date; and (iv) such additional dates as the Administrative Agent or the Alternative Currency L/C Issuer shall reasonably determine or the Required Lenders shall require.
“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and Class, in the same currency and, in the case of Term SOFR Loans or Alternative Currency Term Rate Loans, having the same Interest Period, made by each of the Revolving Lenders pursuant to Section 2.01.
“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Lender’s name on Schedule 1.01(b) under the caption “Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including in connection with any Revolving Extension Amendment). The Revolving Commitments of all of the Revolving Lenders on the Closing Date shall be $500,000,000.
“Revolving Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swingline Loans at such time.
“Revolving Extension Amendment” has the meaning specified in Section 2.19(d).
“Revolving Extension Request” has the meaning specified in Section 2.19(a).
“Revolving Facility” means, at any time, the Aggregate Revolving Commitments at such time.
“Revolving Facility Increase Effective Date” has the meaning specified in Section 2.18(a)(iv).
“Revolving Lender” means, at any time, (a) so long as any Revolving Commitment is in effect, any Lender that has a Revolving Commitment at such time or (b) if the Revolving Commitments have terminated or expired, any Lender that has a Revolving Loan or a participation in L/C Obligations or Swingline Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01.
“Revolving Note” means a promissory note made by the Borrowers in favor of a Revolving Lender evidencing Revolving Loans or Swingline Loans, as the case may be, made by such Revolving Lender, substantially in the form of Exhibit F.
“S&P” means Standard & Poor’s Financial Services LLC, a Subsidiary of McGraw-Hill Financial Inc., and any successor thereto.
“Sale and Leaseback Transaction” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Alternative Currency L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
“Sanctioned Persons” has the meaning specified in Section 5.17(a).
“Sanction(s)” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom (“HMT”).
“SARON” means, with respect to any applicable determination date, the Swiss Average Rate Overnight published on the fifth (5th) Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided that if such determination date is not a Business Day, SARON means such rate that applied on the first Business Day immediately prior thereto.
“SARON Adjustment” means -0.0571% per annum.
“Scheduled Unavailability Date” has the meaning specified in Section 3.03(d).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Social Security Act” means the Social Security Act of 1965.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Adjustment” means: (a) with respect to Daily Simple SOFR, 0.10% (10 basis points); (b) with respect to Term SOFR, (i) 0.10% (10 basis points) for an Interest Period of one month’s duration, and (ii) 0.10% (10 basis points) for an Interest Period of three months’ duration; and (c) with respect to the SOFR Daily Floating Rate, 0.10% (10 basis points).
“SOFR Daily Floating Rate” means, for any interest calculation with respect to a SOFR Daily Floating Rate Loan on any date, a fluctuating rate of interest, which can change on each Business Day, equal to the Term SOFR Screen Rate, two (2) U.S. Government Securities Business Days prior to such day, with a term equivalent to one (1) month beginning on that date; provided that if the rate is not published prior to 11:00 a.m. on such determination date, then the SOFR Daily Floating Rate means the

Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day immediately prior thereto; plus the applicable SOFR Adjustment; provided that if the SOFR Daily Floating Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“SOFR Daily Floating Rate Loan” means a Revolving Loan that is denominated in Dollars and that bears interest at a rate based on the SOFR Daily Floating Rate.
“Solvent” and “Solvency” mean, with respect to the Company and its Restricted Subsidiaries on any date of determination, that on such date (a) the fair value of the assets of the Company and its Restricted Subsidiaries, on a Consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of the Company and its Restricted Subsidiaries, on a Consolidated basis, (b) the present fair saleable value of the assets of the Company and its Restricted Subsidiaries, on a Consolidated basis, is not less than the amount that will be required to pay the probable liability of the Company and its Restricted Subsidiaries, on a Consolidated basis, on their existing debts as they become absolute and matured, taking into account potential refinancing opportunities, (c) the Company and its Restricted Subsidiaries, on a Consolidated basis, do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature, taking into account potential refinancing opportunities, (d) the Company and its Restricted Subsidiaries, on a Consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an unreasonably small capital, (e) the Company and its Restricted Subsidiaries, on a Consolidated basis, will be able to pay their debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, taking into account potential refinancing opportunities, and (f) without prejudice to paragraphs (a) to (e) above and in relation to a Restricted Subsidiary incorporated in England and Wales or Ireland only, such Restricted Subsidiary is not unable to or has not admitted inability to pay its debts as they fall due. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SONIA” means, with respect to any applicable determination date, the Sterling Overnight Index Average Reference Rate published on the fifth (5th) Business Day preceding such date on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time); provided that if such determination date is not a Business Day, SONIA means such rate that applied on the first Business Day immediately prior thereto.
“SONIA Adjustment” means 0.0326% per annum.
“Special Notice Currency” means at any time any Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
“Specified CFF Payments” means the following amounts paid or payable by CFF to the Company pursuant to the CFF Amendment: (a) the $75,000,000 non-refundable upfront payment; and (b) the non-refundable Quarterly Reimbursement Payments, in each case, net of any amortization required under GAAP.
“Specified Leased Location” has the meaning specified in the definition of “Specified Leased Properties”.
“Specified Leased Properties” means, collectively, (a) as of the Closing Date, the leased Real Property located at (i) 50 Northern Avenue, Boston, Massachusetts, (ii) 11 Fan Pier Boulevard, Boston, Massachusetts (the leased locations set forth in clauses (a)(i) and (a)(ii) above, collectively, the “Specified Leased Locations”), (iii) 316-318 Northern Avenue, Boston, Massachusetts, and (iv) 3215 Merryfield Row, San Diego, California, (b) that certain continuous manufacturing rig located at 40 Lake Drive, East Windsor, New Jersey 08520 and (c) other locations where leased real property arrangements similar to the Specified Leased Locations (and not otherwise reflecting debt arrangements) are entered into by the Company or any of its Restricted Subsidiaries from time to time following the Closing Date. For the avoidance of any doubt, all such leases of Specified Leased Properties shall be treated as operating leases for all purposes of this Agreement.
“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).
“Spot Rate” for a currency means the rate determined by the Administrative Agent or the Alternative Currency L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Alternative Currency L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the Alternative Currency L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided, further, that the Alternative Currency L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.
“Sterling” and “£” mean the lawful currency of the United Kingdom.
“Subordinating Loan Party” has the meaning specified in Section 11.16.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Loan Parties. For the avoidance of any doubt, no variable interest entities that the Company is required to consolidate solely pursuant to FASB ASC 810 shall be deemed to be “Subsidiaries” for purposes of the Loan Documents.
“Subsidiary Guarantors” means, collectively, each of the Subsidiaries of the Company set forth on the signature pages hereto as a “Subsidiary Guarantor” and each other Subsidiary of the Company that shall execute and deliver a Joinder Agreement or otherwise become party to this Agreement from time to time pursuant to the requirements of Section 6.12. Notwithstanding anything to the contrary contained herein, no Excluded Subsidiary shall be required to become a “Subsidiary Guarantor” hereunder. As of the Closing Date, the Subsidiary Guarantors are: (a) Vertex Holdings, Inc., a Delaware corporation, and (b) Vertex Pharmaceuticals (Distribution) Incorporated, a Delaware corporation.
“Subsidiary Redesignation” has the meaning specified in the definition of “Unrestricted Subsidiary”.
“Successor Borrower” has the meaning specified in Section 7.04(c).
“Successor Rate” has the meaning specified in Section 3.03(d).
“Supported QFC” has the meaning specified in Section 11.21.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, Capped Call Transactions, Convertible Bond Hedge Transactions and Warrant Transactions shall not constitute Swap Contracts.
“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.04.
“Swingline Lender” means Bank of America, through itself or through one of its designated Affiliate or branch offices, in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.
“Swingline Loan” has the meaning specified in Section 2.04(a).
“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit H or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Company.
“Swingline Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) $20,000,000 and (b) the amount of the Revolving Facility as of such date. The Swingline Sublimit is part of, and not in addition to, the Revolving Facility.
“Swiss Francs” and “CHF” mean the lawful currency of Switzerland.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.
“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Taxes Act” means the Taxes Consolidation Act 1997 of Ireland, as amended.

“Term SOFR” means: (a) for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; in each case, plus the applicable SOFR Adjustment; and (b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate with a term of one (1) month commencing that day; provided that if Term SOFR determined in accordance with either of the foregoing clause (a) or clause (b) would otherwise be less than zero, Term SOFR shall be deemed to be zero for purposes of this Agreement.
“Term SOFR Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR, the SOFR Daily Floating Rate, Term SOFR, or any proposed Term SOFR Successor Rate, as applicable, any conforming changes to the definition of “Base Rate”, the definition of “Interest Period”, the definition of “SOFR”, the definition of “SOFR Daily Floating Rate”, the definition of “Term SOFR”, the timing and frequency of determining rates and making payments of interest, and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the timing of borrowing requests or prepayment, conversion or continuation notices, and the length of lookback periods) as may be appropriate, in the reasonable discretion of the Administrative Agent, in consultation with the Company, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Company, determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Term SOFR Loan” means a Revolving Loan that is denominated in Dollars and that bears interest at a rate based on clause (a) of the definition of “Term SOFR”.
“Term SOFR Replacement Date” has the meaning specified in Section 3.03(c).
“Term SOFR Scheduled Unavailability Date” has the meaning specified in Section 3.03(c).
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Term SOFR Successor Rate” has the meaning specified in Section 3.03(c).
“Threshold Amount” means $200,000,000.
“Total Revolving Credit Exposure” means, as to any Revolving Lender at any time, the unused Revolving Commitments and Revolving Exposure of such Revolving Lender at such time.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, Swingline Loans and L/C Obligations.
“Trademark License” means any agreement, now or hereafter in existence, providing for the grant to any Person of any rights (including the right for a party to be designated as an owner and/or to enforce, defend, use, mark, police, and require joinder in suit and/or receive assistance from another party) in a Trademark.
“Trademarks” means, collectively, all of the following of any Person: (a) all trademarks, trade names, internet domain names, trade styles, service marks, logos and other identifiers of source or origin, whether registered or unregistered, all registrations and recordings thereof, and all applications in connection therewith anywhere in the world, (b) all counterparts, extensions and renewals of any of the foregoing, (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including damages or payments for past, present or future infringements, violations, dilutions or misappropriations of any of the foregoing, (d) the right to sue for past, present or future infringements, violations, dilutions or misappropriations of any of the foregoing and (e) all rights corresponding to any of the foregoing (including the goodwill associated with any of the foregoing) throughout the world.
“Type” means, with respect to a Revolving Loan, its character as a Base Rate Loan, a Term SOFR Loan, a SOFR Daily Floating Rate Loan, an Alternative Currency Daily Rate Loan, or an Alternative Currency Term Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).
“UK Corporation Tax Act” means the Corporation Tax Act 2009 of the United Kingdom.
“UK Direction” has the meaning assigned to that term in paragraph (f)(iii) of the definition of “Excluded Taxes”.
“UK DTTP Filing” means an HMRC Form DTTP2 duly completed and filed by the relevant Loan Party, which: (a) where it relates to a UK Treaty Lender that is a Lender on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence opposite that Lender’s name in Schedule 1.01(d), and (i) where the Loan Party is a Loan Party on the date of this Agreement, is filed with HMRC within thirty (30) Business Days after the Closing Date; or (ii) where the Loan Party becomes a Loan Party after the date of this Agreement, is filed with HMRC within thirty (30) Business Days after the date on which that Loan Party becomes a Loan Party under this Agreement; or (b) where it relates to a UK Treaty Lender that becomes a Lender after the Closing Date, contains the scheme reference number and jurisdiction of tax residence in the relevant Assignment and Assumption, and (i) where the Loan Party is a Loan Party on the date such UK Treaty Lender becomes a Lender under this Agreement (“New Lender Date”), is filed with HMRC within thirty (30) Business Days after the New Lender Date; or (ii) where the Loan Party becomes a Loan Party under this Agreement after the New Lender Date, is filed with HMRC within thirty (30) Business Days after the date on which that Loan Party becomes a Loan Party under this Agreement.
“UK DTTP Scheme” has the meaning assigned to that term in Section 3.01(g)(ii).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK/Norway Treaty” means the double taxation agreement between the United Kingdom and Norway signed on 14 March 2013.
“UK Qualifying Lender” means a Lender which is:
(1)    beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is: (a) a Lender: (i) which is a bank (as defined for the purpose of section 879 of the

UK Taxes Act) making an advance under a Loan Document and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payment apart from section 18A of the UK Corporation Tax Act; or (ii) in respect of an advance made under a Loan Document by a person that was a bank (as defined for the purpose of section 879 of the UK Taxes Act) at the time that that advance was made and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or (b) a Lender which is: (i) a company resident in the United Kingdom for United Kingdom tax purposes; (ii) a partnership each member of which is (A) a company resident in the United Kingdom or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK Corporation Tax Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK Corporation Tax Act; (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the UK Corporation Tax Act) of that company; or (c) a UK Treaty Lender; or
(2)    DNB Capital LLC, insofar as the Borrowers have received authorization from HMRC to make payment to that Lender without UK Tax Deduction because the member of that Lender is DNB Bank ASA and is entitled to the benefits of the UK/Norway Treaty.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“UK Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is (i) a company resident in the United Kingdom or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the UK Corporation Tax Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the UK Corporation Tax Act; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 19 of the UK Corporation Tax Act) of that company.
“UK Tax Deduction” has the meaning assigned to that term in paragraph (f) of the definition of “Excluded Taxes”.
“UK Taxes Act” means the Income Tax Act 2007 of the United Kingdom.
“UK Treaty Lender” means a Lender which (a) is treated as a resident of a UK Treaty State for the purposes of the Treaty, (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected and (c) meets all other conditions in the Treaty for full exemption from tax imposed by the United Kingdom on interest, except that for this purpose it shall be assumed that any necessary procedural formalities are satisfied.
“UK Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom, which makes provision for full exemption from tax imposed by the United Kingdom on interest.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“Unrestricted Subsidiary” means any non-Wholly Owned Subsidiary of the Company, whether now owned or acquired or created after the Closing Date, that is designated on or after the Closing Date by the Company as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent;

provided that the Company shall only be permitted to so designate a new Unrestricted Subsidiary on or after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Company shall be in Pro Forma Compliance, (c) the aggregate amount of all Investments (including Guarantees of Indebtedness of any such Unrestricted Subsidiary) in Unrestricted Subsidiaries (with each such Unrestricted Subsidiary being valued at its Fair Market Value at the time such Unrestricted Subsidiary was so designated) shall not exceed in the aggregate $500,000,000 during the term of this Agreement (it being understood and agreed that such aggregate limitation for purposes of determining compliance with this clause (c) shall be calculated without giving effect to any return representing a return of capital with respect to such Unrestricted Subsidiary, whether or not repaid in cash prior to such time of determination (including as a result of Subsidiary Redesignation)), (d) such Subsidiary being designated as an “Unrestricted Subsidiary” shall also, concurrently with such designation and thereafter, constitute an “unrestricted subsidiary” under any Material Indebtedness, (e) such Subsidiary was not previously designated as an Unrestricted Subsidiary and thereafter re-designated as a Restricted Subsidiary, (f) such Subsidiary shall not (i) own, or possess the right to use, any Material Intellectual Property, or (ii) own any of the material economic rights derived from any Intellectual Property, in each case with respect to the foregoing clause (f)(i) or clause (f)(ii), covering the Cystic Fibrosis Drug Franchise Assets and (g) if such designation is on the Closing Date, the designation shall not occur until the conditions set forth in Section 4.02 are satisfied (or waived in accordance with Section 11.01) and the funding of the initial Loans has occurred. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company (or its Restricted Subsidiaries) therein at the date of designation in an amount equal to the Fair Market Value of the Company’s (or its Restricted Subsidiaries’) Investments therein. The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Default or Event of Default has occurred and is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence), (ii) immediately after giving effect to such redesignation, the Company shall be in Pro Forma Compliance, (iii) the Company shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Company, certifying to such officer’s knowledge, compliance with the foregoing requirements and (iv) the Company shall cause any such Restricted Subsidiary to comply with the provisions of Section 6.12, to the extent applicable. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary on or after the Closing Date shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time. No Borrower may be designated as an Unrestricted Subsidiary.
“U.S. Government Securities Business Day” means any Business Day, except any Business Day on which any of the Securities Industry and Financial Markets Association, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business because such day is a legal holiday under the federal laws of the United States or the laws of the State of New York, as applicable.
“U.S. Loan Party” means any Loan Party that is not a Designated Foreign Borrower.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning specified in Section 11.21.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).
“Vertex Europe” has the meaning specified in the introductory paragraph hereto.
“Vertex Ireland” has the meaning specified in the introductory paragraph hereto.
“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Warrant Transactions” means one or more call options referencing the Company’s common stock written by Company substantially contemporaneously with the purchase by the Company of Convertible Bond Hedge Transactions and having an initial strike or exercise price (howsoever defined) greater than the strike or exercise price (howsoever defined) of such Convertible Bond Hedge Transactions.
“Wholly Owned Subsidiary” of any Person means a Subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable Law) are owned by such Person or another Wholly Owned Subsidiary of such Person. Unless the context otherwise requires, “Wholly Owned Subsidiary” means a Subsidiary of the Company that is a Wholly Owned Subsidiary of the Company.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including the Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any and all references to “Borrower” regardless of whether preceded by the term “a”, “any”, “each of”, “all”, “and/or”, or any other similar term shall be deemed to refer, as the context requires, to each and every (and/or any, one or all) parties constituting a Borrower, individually and/or in the aggregate. Any and all references herein or in any other Loan Document to “Ireland” shall not include Northern Ireland.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, or disposition, or similar term, with respect to any Person, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, or disposition, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.03Accounting Terms.
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Company and its Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)Changes in GAAP. If at any time any change in GAAP or application thereof (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith, each acting reasonably (and without requirement of any fee), to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or application thereof (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein or the application thereof (without regard to such change or adoption of IFRS) and (ii) the Company shall provide to the Administrative Agent and the Lenders the financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)Lease Accounting. Notwithstanding any other provision contained herein, all liability amounts shall be determined excluding any liability relating to any operating lease, all asset amounts shall be determined excluding any right-of-use assets relating to any operating lease, all amortization amounts shall be determined excluding any amortization of a right-of-use asset relating to any operating lease, and all interest amounts shall be determined excluding any deemed interest comprising a portion of fixed rent payable under any operating lease, in each case to the extent that such liability, asset, amortization or interest pertains to an operating lease under which the covenantor or a member of its consolidated group is the lessee and would not have been accounted for as such under GAAP as in effect on December 31, 2015; provided that all financial statements delivered pursuant to this Agreement shall, if applicable and solely to the extent reasonably requested by the Administrative Agent, be accompanied by a schedule showing any adjustments necessary to reconcile such financial statements with GAAP as then in effect.

(d)Consolidation of Variable Interest Entities. All references herein to Consolidated financial statements of the Company and its Subsidiaries or to the determination of any amount for the Company and its Subsidiaries on a Consolidated basis or any similar reference shall, in each case, be deemed to exclude each variable interest entity that the Company is required to otherwise consolidate pursuant to FASB ASC 810.
(e)Pro Forma Treatment. Each Disposition of all or substantially all of a line of business, and each Acquisition, by the Company and its Restricted Subsidiaries that is consummated during any Measurement Period shall, for purposes of determining compliance with the financial covenant set forth in Section 7.11 and for purposes of determining the Applicable Rate, be given Pro Forma Effect as of the first day of such Measurement Period.
1.04Rounding.
Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06Letter of Credit Amounts.
Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
1.07UCC Terms.
Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.
1.08Exchange Rates; Currency Equivalents.
(a)The Administrative Agent or the Alternative Currency L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenant hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Alternative Currency L/C Issuer, as applicable.
(b)Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of an Alternative Currency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Alternative Currency Loan or Letter of Credit is

denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Alternative Currency L/C Issuer, as the case may be.
(c)The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Term SOFR Successor Rate or any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Term SOFR Conforming Changes or any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including any Term SOFR Successor Rate or any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Term SOFR Successor Rate or any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
(d)Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.08, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date of such determination; provided that the Administrative Agent may obtain such Spot Rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
1.09Additional Alternative Currencies.
(a)The Company may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is an Eligible Currency. In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Administrative Agent and each Lender with a Revolving Commitment under which such currency is requested to be made available; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the Alternative Currency L/C Issuer.
(b)Any such request shall be made to the Administrative Agent not later than 11:00 a.m. ten (10) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Alternative Currency L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Revolving Loans, the Administrative Agent shall promptly notify each Appropriate Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Alternative Currency L/C

Issuer thereof. Each Appropriate Lender (in the case of any such request pertaining to Revolving Loans) or the Alternative Currency L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m. five (5) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
(c)Any failure by a Lender or the Alternative Currency L/C Issuer, as the case may be, to respond to such request within the time period specified in Section 1.09(b) shall be deemed to be a refusal by such Lender or the Alternative Currency L/C Issuer, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Appropriate Lenders consent to making Revolving Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Company and (i) the Administrative Agent and such Lenders may amend this Agreement to the extent necessary to add the applicable rate for such currency and any applicable adjustment for such rate, as applicable, and (ii) to the extent this Agreement has been amended to reflect the appropriate rate (and applicable adjustment, if any) for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Revolving Borrowings. If the Administrative Agent and the Alternative Currency L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Company and (A) the Administrative Agent and the Alternative Currency L/C Issuer may amend this Agreement to add such currency, and (B) to the extent this Agreement has been amended to reflect such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.09, the Administrative Agent shall promptly so notify the Company. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.
1.10Change of Currency.
(a)Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that, if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(b)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
ARTICLE II
COMMITMENTS AND CREDIT EXTENSIONS

2.01    Revolving Loans.
Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers, in Dollars or in one or more Alternative Currencies, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided that after giving effect to any Revolving Borrowing, (a) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (b) the Revolving Exposure of any Lender shall not exceed such Revolving Lender’s Revolving Commitment, and (c) the aggregate Outstanding Amount of all Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow Revolving Loans, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans, Term SOFR Loans, SOFR Daily Floating Rate Loans, Alternative Currency Daily Rate Loans, or Alternative Currency Term Rate Loans, as further provided herein.
2.02    Revolving Borrowings; Conversions and Continuations of Revolving Loans.
(a)Notice of Revolving Borrowing; Notice of Conversion or Continuation. Each Revolving Borrowing, each conversion of Base Rate Loans to Term SOFR Loans or SOFR Daily Floating Rate Loans, each conversion of Term SOFR Loans to Base Rate Loans or SOFR Daily Floating Rate Loans, each conversion of SOFR Daily Floating Rate Loans to Base Rate Loans or Term SOFR Loans, each continuation of Term SOFR Loans, and each continuation of Alternative Currency Term Rate Loans, in each case, shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone or a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two (2) Business Days prior to the requested date of any Revolving Borrowing of, conversion to or continuation of Term SOFR Loans, or of any conversion of Term SOFR Loans to Base Rate Loans or SOFR Daily Floating Rate Loans, (ii) four (4) Business Days (or five (5) Business Days, in the case of a Special Notice Currency) prior to the requested date of any Revolving Borrowing of Alternative Currency Loans, (iii) four (4) Business Days (or five (5) Business Days, in the case of a Special Notice Currency) in the case of the continuation of any Alternative Currency Term Rate Loans, (iv) on the requested date of any Revolving Borrowing of Base Rate Loans or SOFR Daily Floating Rate Loans, and (v) on the requested date of any conversion of Base Rate Loans to SOFR Daily Floating Rate Loans or of SOFR Daily Floating Rate Loans to Base Rate Loans. Each Revolving Borrowing of, conversion to or continuation of Term SOFR Loans or Alternative Currency Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Revolving Borrowing of, or conversion to, Base Rate Loans or SOFR Daily Floating Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice and each telephonic notice shall specify (A) whether the applicable Borrower is requesting a Revolving Borrowing, a conversion of Loans, or a continuation of Loans, as the case may be, (B) the requested date of the Revolving Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, (E) if applicable, the duration of the Interest Period with respect thereto, (F) the currency of the Loans to be borrowed and (G) the relevant Borrower requesting such Revolving Borrowing, conversion or continuation. If the applicable Borrower fails to specify a currency in a Loan Notice requesting a Revolving Borrowing, then the Loans so requested shall be made in Dollars. If the applicable Borrower fails to specify a Type of Loan in a Loan Notice or if the applicable Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided that in the case of a failure to timely request a continuation of Alternative Currency Term Rate Loans, such Loans shall be continued as Alternative Currency Term Rate Loans in their original currency with an Interest Period of one (1) month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Loans. If the applicable

Borrower requests a Revolving Borrowing of, conversion to, or continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. Notwithstanding anything to the contrary herein, this Section 2.02 shall not apply to Swingline Loans. Except as provided pursuant to Section 2.12(a), no Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be repaid in the original currency of such Loan and reborrowed in the other currency.
(b)Advances. Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in Section 2.02(a). In the case of a Revolving Borrowing, each Appropriate Lender shall make the amount of its Revolving Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Revolving Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Alternative Currency Loan, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Revolving Borrowing is the initial Credit Extension, Section 4.01, or, if applicable, Section 2.19), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the applicable Borrower; provided that if, on the date a Loan Notice with respect to a Revolving Borrowing is given by the applicable Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the applicable Borrower as provided above; provided, further, that no Revolving Borrowing by a Designated Foreign Borrower shall be used to pay any L/C Borrowings of or attributable to any U.S. Loan Party (or any other Domestic Subsidiary).
(c)Term SOFR Loans; Alternative Currency Term Rate Loans. Except as otherwise provided herein, a Term SOFR Loan or an Alternative Currency Term Rate Loan may be continued or converted only on the last day of an Interest Period for such Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Term SOFR Loans or Alternative Currency Term Rate Loans, in each case, without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the outstanding Term SOFR Loans denominated in Dollars be converted immediately to Base Rate Loans and any or all of the then outstanding Alternative Currency Term Rate Loans be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.
(d)Interest Rates. Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.
(e)Interest Periods. After giving effect to all Revolving Borrowings, all conversions of Term SOFR Loans to Base Rate Loans, all conversions of Base Rate Loans to Term SOFR Loans, all continuations of Term SOFR Loans, and all continuations of Alternative Currency Term Rate Loans, there shall not be more than ten (10) Interest Periods in effect under this Agreement.
(f)Cashless Settlement Mechanism. Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, incremental increase, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Administrative Agent and such Lender.
2.03    Letters of Credit.
(a)The Letter of Credit Commitment.
(i)Subject to the terms and conditions set forth herein: (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the Availability Period and until the applicable Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or, to the extent issued by the Alternative Currency L/C Issuer, in one or more Alternative Currencies for the account of any Borrower or any of its Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of any Borrower or its Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the Revolving Exposure of any Revolving Lender shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit; provided, further, that no Letter of Credit denominated in any Alternative Currency may be issued by any L/C Issuer other than the Alternative Currency L/C Issuer. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed in accordance with the terms hereof. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and deemed L/C Obligations, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
(ii)No L/C Issuer shall issue any Letter of Credit if:
(A)subject to Section 2.03(b)(iv), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Administrative Agent and such L/C Issuer have approved such expiry date; or
(B)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the Administrative Agent and such L/C Issuer have approved such expiry date (it being understood that in the event the expiry date of any requested Letter of Credit would occur after the Letter of Credit Expiration Date, from and after the Letter of Credit Expiration Date, the Borrowers shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in respect of such Letters of Credit in accordance with Section 2.14).
(iii)No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing the Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
(B)the issuance of the Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;
(C)except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $50,000;
(D)except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;
(E)any Revolving Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the applicable Borrowers or such Revolving Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion;
(F)the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;
(G)such L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency; or
(H)the requested Letter of Credit is to be issued for the benefit of an Irish beneficiary.
(iv)No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.
(v)No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(vi)Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.
(b)    Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)    Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower and/or its Restricted Subsidiary, as required by such L/C Issuer. Such Letter of Credit Application may be sent by facsimile, by mail, by overnight courier, by electronic transmission using the system provided by the applicable L/C Issuer, by personal delivery or by any other means reasonably acceptable to such L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof and in the absence of specification of currency shall be deemed a request for a Letter of Credit denominated in Dollars; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as such L/C Issuer may require. Additionally, the Borrowers shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.
(ii)    Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or its applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the Dollar Equivalent of the product of such Revolving Lender’s Applicable Percentage times the amount of such Letter of Credit.
(iii)    Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(iv)    If the applicable Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the applicable L/C Issuer may, in its sole discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the applicable Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that, a Letter of Credit may, upon the request of the applicable Borrower, be renewed for a period beyond the Letter of Credit Expiration Date subject to the provisions of Section 2.03(a)(ii)(B); provided, further, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or clause (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or any Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.
(c)    Drawings and Reimbursements; Funding of Participations.
(i)    Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such L/C Issuer and the Lenders with respect to any drawing under any Letter of Credit. The applicable Borrower shall reimburse the applicable L/C Issuer for all drawings under any Letter of Credit in Dollars, unless, in the case of a Letter of Credit denominated in an Alternative Currency, (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in such Alternative Currency, or (B) in the absence of any such requirement for reimbursement in such Alternative Currency, the applicable Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that such Borrower will reimburse such L/C Issuer in such Alternative Currency. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If such Borrower shall have received such notice from the applicable L/C Issuer on or prior to 11:00 a.m. on the date of payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in Dollars, not later than 4:00 p.m. on such date of payment by the applicable L/C Issuer, or, if such Borrower shall have received such notice later than 11:00 a.m. on the date of payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in Dollars, not later than 11:00 a.m. on the immediately following Business Day, or the Applicable Time on the date of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. In the event that (1) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars and (2) the Dollar amount paid by the applicable Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, such Borrower agrees, as a separate and independent obligation, to indemnify the applicable L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If such Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in an amount equal to the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof. In such event, the Borrowers shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by any L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)    Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.
(iii)    With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)    Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the applicable L/C Issuer.
(v)    Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse each L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any L/C Issuer, any Borrower, any Subsidiary or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of any L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.
(d)    Repayment of Participations.
(i)    At any time after any L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.
(ii)    If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Obligations Absolute. The obligation of each applicable Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)    any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)    the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement or by such Letter of Credit, the transactions contemplated hereby or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)    any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)    waiver by any L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of any Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrowers;

(v)    honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)    any payment made by any L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)any payment by any L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(viii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any of its Subsidiaries; or
(ix)any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower or any Subsidiary or in the relevant currency markets generally;
provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrowers to the extent provided in the second proviso to Section 2.03(f).
The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with any of such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f)    Role of L/C Issuers. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable, (ii) any action taken or omitted in the absence of gross negligence, willful misconduct or bad faith, or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against any L/C Issuer, and such L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential, special, indirect, punitive or exemplary, damages suffered by the Borrowers which the Borrowers prove, as determined by a final nonappealable judgment of a court of competent jurisdiction, were caused by such L/C Issuer’s gross negligence, willful misconduct or bad faith or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight or time draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, any L/C

Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Any L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)    Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrowers for, and no L/C Issuer’s rights and remedies against the Borrowers shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(h)    Letter of Credit Fees. The applicable Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance, subject to Section 2.15, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be (i) due and payable on the first Business Day following each fiscal quarter end, commencing with the first such date to occur after the issuance of such Letter of Credit on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.
(i)    Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The applicable Borrowers shall pay directly to the applicable L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at a rate per annum equal to 0.125% (or such other rate separately agreed between the applicable Borrowers and the L/C Issuers), computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the applicable Borrowers and such L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at a rate per annum equal to 0.125% (or such other rate separately agreed between the applicable Borrowers and the L/C Issuers), computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on or prior to the date that is ten (10) Business Days following each fiscal quarter end, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the applicable Borrowers shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(j)    Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)    L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section, provide the Administrative Agent a Letter of Credit Report, as set forth below:
(i)    reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);
(ii)    on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;
(iii)    on any Business Day on which any applicable Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;
(iv)    on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and
(v)    for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.
It is understood and agreed that any reporting by an L/C Issuer pursuant to this Section 2.03(k) in respect of any Letter of Credit shall include the Dollar Equivalent amount of such Letter of Credit.
(l)    Additional L/C Issuers. Any Lender hereunder (that is reasonably acceptable to the Administrative Agent) may become an L/C Issuer upon receipt by the Administrative Agent of a fully executed Notice of Additional L/C Issuer which shall be signed by the Company, the Administrative Agent and each L/C Issuer.
(m)    Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary of any Borrower, such Borrower shall be obligated to reimburse each L/C Issuer hereunder for any and all drawings under each Letter of Credit issued by such L/C Issuer. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Restricted Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.
2.04    Swingline Loans.
(a)The Swingline. Subject to the terms and conditions set forth herein, the Swingline Lender, in reliance upon the agreements of the other Revolving Lenders set forth in this Section, may in its sole discretion make loans to the Company (each such loan, a “Swingline Loan”). Each such Swingline Loan may be made, subject to the terms and conditions set forth herein, to the Company, in Dollars, from time to time on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Sublimit, notwithstanding the fact that such Swingline Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swingline Lender, may exceed the amount of such Lender’s Revolving Commitment; provided that that (i) after giving effect to any Swingline Loan, (A) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments at such time, and (B) the Revolving Exposure of any Revolving Lender at such time shall not exceed such Lender’s Revolving Commitment, (ii) the Company shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan, and (iii) the Swingline Lender shall not be under any obligation to make any Swingline Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this Section, prepay under Section 2.05, and reborrow under this Section. Each Swingline Loan shall bear interest only at a rate based on the Base Rate plus the Applicable Rate. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swingline Loan.
(b)Borrowing Procedures. Subject to the terms and conditions hereof, each Swingline Borrowing shall be made upon the Company’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone or a Swingline Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Swingline Lender and the Administrative Agent of a Swingline Loan Notice. Each such Swingline Loan Notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 and (ii) the requested date of the Swingline Borrowing (which shall be a Business Day). Promptly after receipt by the Swingline Lender of any Swingline Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swingline Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in the proviso to the second sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender may, make the amount of its Swingline Loan available to the Company at its office by crediting the account of the Company on the books of the Swingline Lender in Same Day Funds.
(c)Refinancing of Swingline Loans.
(i)    The Swingline Lender at any time in its sole discretion may request, on behalf of the Company (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Facility and the conditions set forth in Section 4.02. The Swingline Lender shall furnish the Company with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)    If for any reason any Swingline Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)    If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)    Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Company of a Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swingline Loans, together with interest as provided herein.
(d)    Repayment of Participations.
(i)    At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by the Swingline Lender.
(ii)    If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)    Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Company for interest on the Swingline Loans. Until each Revolving Lender funds its Base Rate Loan or risk participation pursuant to this Section to refinance such Revolving Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f)    Payments Directly to Swingline Lender. The Company shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.
2.05    Prepayments.
(a)    Optional.
(i)    The Borrowers may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Revolving Loans in whole or in part without premium or penalty subject to Section 3.05; provided that unless otherwise reasonably agreed by the Administrative Agent, (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) two (2) Business Days prior to any date of prepayment of Term SOFR Loans, (2) four (4) Business Days (or five (5) Business Days, in the case of a Special Notice Currency) prior to any date of prepayment of Alternative Currency Loans, and (3) on the date of prepayment of Base Rate Loans or SOFR Daily Floating Rate Loans; (B) any prepayment of Term SOFR Loans or Alternative Currency Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans or SOFR Daily Floating Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date, the currency and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Term SOFR Loans or Alternative Currency Term Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by any Borrower, the applicable Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that any notice of prepayment may state that such notice is conditional upon the effectiveness of any facility or instrument refinancing all or a portion of the outstanding Revolving Commitments or upon the consummation of any other debt or equity transaction or event that will generate financing in connection therewith, in which case, such notice may be revoked by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Any prepayment of principal shall be accompanied by all accrued interest on the amount prepaid, together with, in the case of any prepayment of Term SOFR Loans or Alternative Currency Loans, any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, such prepayments shall be paid to the Lenders in accordance with their respective Applicable Percentages.
(ii)    The Company may, upon notice to the Swingline Lender pursuant to delivery to the Swingline Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that unless otherwise agreed by the Swingline Lender, (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess hereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that any notice of prepayment may state that such notice is conditional upon the effectiveness of any facility or instrument refinancing all or a portion of the outstanding Revolving Commitments or upon the consummation of any other debt or equity transaction or event that will generate financing in connection therewith, in which case, such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.
(b)    Mandatory.

(i)    If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitment at such time, the applicable Borrowers shall promptly (and in any event, within one (1) Business Day) prepay Revolving Loans, Swingline Loans and L/C Borrowings (together with all accrued but unpaid interest thereon) and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless, after the prepayment of the Revolving Loans and Swingline Loans, the Total Revolving Outstandings exceed the Aggregate Revolving Commitment at such time; provided, further, that if any such excess shall result solely from a change in the applicable exchange rates relating to Alternative Currencies, then such prepayment and/or Cash Collateralization shall only be required to be made by the applicable Borrowers upon three (3) Business Days’ notice from the Administrative Agent to the Company.
(ii)    If the Administrative Agent notifies the Company at any time that, as a result of a change in the applicable exchange rates relating to Alternative Currencies, the Outstanding Amount of all L/C Obligations at such time exceeds an amount equal to 105% of the Letter of Credit Sublimit then in effect, then, within, three (3) Business Days after the Company’s receipt of such notice, the applicable Borrowers shall Cash Collateralize Letters of Credit in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Letter of Credit Sublimit then in effect.
(iii)    If the Administrative Agent notifies the Company at any time that, as a result of a change in the applicable exchange rates relating to Alternative Currencies, the Total Revolving Outstandings denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within three (3) Business Days after the Company’s receipt of such notice, the applicable Borrowers shall prepay Revolving Loans and/or Cash Collateralize Letters of Credit, in each case denominated in Alternative Currencies, in an aggregate amount sufficient to reduce Total Revolving Outstandings denominated in Alternative Currencies as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect; provided that the Borrowers shall not be required to Cash Collateralize such Letters of Credit pursuant to this Section 2.05(b)(iii) unless, after the prepayment of the Revolving Loans denominated in Alternative Currencies, the Total Revolving Outstandings denominated in Alternative Currencies exceed the Alternative Currency Sublimit then in effect.
(iv)    Except as otherwise provided in Section 2.15, (A) prepayments made pursuant to Section 2.05(b)(i) (other than by provision of Cash Collateral) first, shall be applied ratably to the L/C Borrowings and the Swingline Loans, and second, shall be applied to the outstanding Revolving Loans, and (B) prepayments made pursuant to Section 2.05(b)(iii) (other than by provision of Cash Collateral) shall be applied to the outstanding Revolving Loans denominated in Alternative Currencies. Cash Collateral provided pursuant to this Section 2.05(b) shall be applied in accordance with Section 2.14. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from any Loan Party or any Defaulting Lender that has provided Cash Collateral) to reimburse the applicable L/C Issuer or the Revolving Lenders, as applicable.
All prepayments under Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.
Notwithstanding anything to the contrary in this Section 2.05, no prepayment by a Designated Foreign Borrower shall be used to pay or be applied against any Guaranteed Obligations of or attributable to any U.S. Loan Party (or any other Domestic Subsidiary).
2.06    Termination or Reduction of Commitments.
(a)    Optional. The Company may, upon notice to the Administrative Agent, terminate the Revolving Facility, the Letter of Credit Sublimit, the Swingline Sublimit or the Alternative Currency

Sublimit, or from time to time permanently reduce the Revolving Facility, the Letter of Credit Sublimit, the Swingline Sublimit or the Alternative Currency Sublimit; provided that unless otherwise reasonably agreed by the Administrative Agent, (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $500,000 in excess thereof and (iii) the Company shall not terminate or reduce (A) the Revolving Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, (C) the Swingline Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swingline Loans would exceed the Swingline Sublimit, or (D) the Alternative Currency Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings denominated in Alternative Currencies would exceed the Alternative Currency Sublimit; provided, further, that any notice of permanent reduction or termination may state that such notice is conditional upon the effectiveness of any facility or instrument refinancing all or a portion of the outstanding Revolving Commitments or upon the consummation of any other debt or equity transaction or event that will generate financing in connection therewith, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied.
(b)    Mandatory.    If after giving effect to any reduction or termination of the Revolving Facility under this Section 2.06, the Letter of Credit Sublimit, the Alternative Currency Sublimit or the Swingline Sublimit exceeds the Aggregate Revolving Commitments at such time, the Letter of Credit Sublimit, the Alternative Currency Sublimit or the Swingline Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.
(c)    Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, the Alternative Currency Sublimit, the Swingline Sublimit or the Revolving Facility under this Section 2.06. Any reduction of the Revolving Facility shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Percentage. All fees in respect of the Revolving Facility accrued until the effective date of the termination of the Revolving Facility shall be paid on the effective date of such termination.
2.07    Repayment of Loans.
(a)    Revolving Loans. The applicable Borrowers shall repay to the Revolving Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date made to such Borrower.
(b)    Swingline Loans. The Company shall repay each Swingline Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made (it being understood that the Company may use the proceeds of a Borrowing of Revolving Loans for such repayment, subject to the applicable conditions to such Borrowing hereunder) and (ii) the Maturity Date.
2.08    Interest and Default Rate.
(a)    Interest. Subject to the provisions of Section 2.08(b): (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period from the applicable borrowing date at a rate per annum equal to Term SOFR for such Interest Period plus the Applicable Rate for Term SOFR Loans; (ii) each SOFR Daily Floating Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the SOFR Daily Floating Rate plus the Applicable Rate for SOFR Daily Floating Rate Loans; (iii) each Alternative Currency Daily Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the applicable Alternative Currency Daily Rate plus the Applicable Rate for Alternative Currency Loans; (iv) each Alternative Currency Term Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the applicable Alternative Currency Term Rate for such Interest Period plus the Applicable Rate for Alternative Currency Loans; (v) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans; and (vi) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed to be zero for purposes of this Agreement.
(b)    Default Rate.
(i)Upon the occurrence of any Event of Default under Section 8.01(a), whether at stated maturity, by acceleration or otherwise, all outstanding Obligations (including Letter of Credit Fees) shall accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)Upon the occurrence of any Event of Default under Section 8.01(f) or Section 8.01(g), all outstanding Obligations (including Letter of Credit Fees) shall accrue at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09    Fees.
In addition to certain fees described in subsections (h) and (i) of Section 2.03:
(a)    Commitment Fee. The Company shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Applicable Rate times the actual daily amount by which the Revolving Facility exceeds the sum of (i) the Outstanding Amount of Revolving Loans, plus (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15. For the avoidance of doubt, the Outstanding Amount of Swingline Loans shall not be counted towards or considered usage of the Revolving Facility for purposes of determining the commitment fee. The commitment fee shall be calculated quarterly in arrears and shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the third (3rd) Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. For purposes of calculating the commitment fee, if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)    Other Fees.
(i)The applicable Borrowers shall pay to the Persons entitled thereto, for their own account, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)The applicable Borrowers shall pay to the Lenders and the Arrangers, such fees as shall have been separately agreed upon in writing and disclosed to the

Administrative Agent in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) and for Alternative Currency Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed, or, in the case of interest in respect of Alternative Currency Loans as to which market practice differs from the foregoing, in accordance with such market practice. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    Financial Statement Adjustments or Restatements. If, as a result of any restatement of or other adjustment to the financial statements of the Company and its Subsidiaries or for any other reason, the Company or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher interest and fees for such period, the Borrowers shall retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuers, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under any provision of this Agreement to payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Revolving Commitments and the repayment of all other Obligations hereunder. Any additional interest or fees under this Section 2.10(b) shall not be due and payable until a demand is made for such payment by the Administrative Agent and accordingly, any nonpayment of such interest or fees as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and none of such additional amounts shall be deemed overdue or accrue interest at the Default Rate.
2.11    Evidence of Debt.
(a)    Maintenance of Accounts. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.06(c). The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Revolving Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
(b)    Maintenance of Records. In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in

Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrowers shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Alternative Currency Loans, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Alternative Currency Loans shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Appropriate Lender its relevant Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars or (ii) after the Applicable Time specified by the Administrative Agent, in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.07(a) and as otherwise specifically provided for in this Agreement, if any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)    (i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans or Alternative Currency Loans (or, in the case of any Borrowing of Base Rate Loans or SOFR Daily Floating Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans or SOFR Daily Floating Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by any Borrower, the interest rate applicable to Base Rate Loans or in the case of Alternative Currencies in accordance with such market practice, in each case as applicable. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by the applicable Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the applicable Borrower shall be without prejudice to any claim the applicable Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)    Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuers hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuers, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of any Lender or any L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as a “Rescindable Amount”): (A) the applicable Borrower has not in fact made such payment; (B) the Administrative Agent has made a payment in excess of the amount so paid by such Borrower (whether or not then owed); or (C) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the applicable L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or the Company with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)    Pro Rata Treatment. Except to the extent otherwise provided herein: (i) each Borrowing (other than Swingline Borrowings) shall be made from the Appropriate Lenders, each payment of fees under Sections 2.09(a) and 2.03(h) and shall be made for account of the Appropriate Lenders, and each termination or reduction of the amount of the Revolving Commitments shall be applied to the respective Revolving Commitments of the Lenders, pro rata according to the amounts of their respective Revolving Commitments; (ii) each Revolving Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Revolving Commitments (in the case of the making of Revolving Loans) or their respective Loans that are to be included in such Borrowing (in the case of conversions and continuations of Loans); (iii) each payment or prepayment of principal of Loans by the Borrowers shall be made for account of the Appropriate Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (iv) each payment of interest on Loans by the Borrowers shall be made for account of the Appropriate Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Appropriate Lenders.

2.13    Sharing of Payments by Lenders.
If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Revolving Facility due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Revolving Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Revolving Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Revolving Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Revolving Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Revolving Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Revolving Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that: (1) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (2) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.14, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment to any Loan Party or any Affiliate thereof (as to which the provisions of this Section shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14    Cash Collateral.
(a)Certain Credit Support Events. If (i) any L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) any Borrower shall be required to provide Cash Collateral pursuant to Section 2.05 or Section 8.02(c) or (iv) there shall exist a Defaulting Lender, the applicable Borrowers shall, solely with respect to their respective outstanding Letters of Credit or L/C Borrowings, as applicable, immediately (in the case of clause (iii) above, except to the extent a longer period is provided under Section 2.05, as applicable) or within one (1) Business Day (in all other cases) following any request by the Administrative Agent or any L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) or the amount required pursuant to Section 2.05, as applicable.
(b)Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the applicable Borrower or, to the extent provided by any Defaulting Lender, such Defaulting Lender, will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, interest bearing deposit accounts at Bank of America (it being understood and agreed that Bank of America and the Administrative Agent make no warranty or guarantee as to the level of, or amount (if any) of, interest with respect to such deposit account). The applicable Borrowers shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral. Each Designated Foreign Borrower hereby agrees to take all such further acts and to execute, acknowledge, deliver, record, file and register such documents and instruments as the Administrative Agent may reasonably require to carry out the provisions of this Section 2.14.
(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Revolving Lender that is a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein; provided that no Cash Collateral provided in respect of any Obligations of a Designated Foreign Borrower shall be applied to the satisfaction of any Obligations of or attributable to any U.S. Loan Party; provided, further, that the Borrowers shall cause Cash Collateral to be provided by each applicable Borrower in an amount sufficient to Cash Collateralize the L/C Obligations related to such Borrower, as provided herein.
(d)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the applicable L/C Issuer that there exists excess Cash Collateral; provided that (A) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (B) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
(e)Release of Lenders’ Obligations. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in the event that (i) any applicable L/C Issuer shall have issued, in accordance with Section 2.03(a)(ii)(B), a Letter of Credit with an expiry date occurring after the Letter of Credit Expiration Date and (ii) the Borrowers shall have Cash Collateralized the Outstanding Amount of all such L/C Obligations in respect of such Letter of Credit pursuant to Section 2.14(a) above, then, upon the provision of such Cash Collateral and without any further action, each Lender hereunder shall be automatically released from any further obligation to such L/C Issuer in respect of such Letter of Credit, including any obligation of any such Lender to reimburse such L/C Issuer for amounts drawn under such Letter of Credit or to purchase any risk participation therein; provided that all such obligations of each Lender hereunder to such L/C Issuer in respect of such Letter of Credit shall be revived if any Cash Collateral provided by the Borrowers in respect of such Letter of Credit is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such L/C Issuer) to be repaid to a trustee, receiver, examiner, process advisor, or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such Cash Collateral had not been provided. The obligations of the Lenders under this paragraph shall survive the Facility Termination Date.
2.15    Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any L/C Issuer or Swingline Lender hereunder; third, to Cash Collateralize each L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (B) Cash Collateralize each L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.
(A)Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.
(C)Defaulting Lender Fees. With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each L/C Issuer and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 11.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the applicable Borrowers shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (A) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (B) second, Cash Collateralize each L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.
(b)Defaulting Lender Cure. If the Company, the Administrative Agent, Swingline Lender and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.16    Designated Foreign Borrowers.
(a)Initial Designated Foreign Borrowers. Effective as of the Closing Date, Vertex Europe and Vertex Ireland shall each be a “Designated Foreign Borrower” hereunder and may receive Revolving Loans and have Letters of Credit issued for its account as a Designated Foreign Borrower on the terms and conditions set forth in this Agreement.
(b)Additional Designated Foreign Borrowers. The Company may at any time, upon not less than fifteen (15) Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request to designate any additional Restricted Subsidiary that is a Foreign Subsidiary of the Company (an “Applicant Foreign Borrower”) as a Designated Foreign Borrower to receive Revolving Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed Designated Foreign Borrower Request and Assumption Agreement. The parties hereto acknowledge and agree that prior to any Applicant Foreign Borrower becoming entitled to utilize the credit facilities provided for herein, (i) the Administrative Agent, the Lenders and the L/C Issuers must each agree to such Applicant Foreign Borrower becoming a Designated Foreign Borrower (such consent not to be unreasonably withheld or delayed, it being understood and agreed that, unless such Applicant Foreign Borrower is organized in a Sanctioned Country, the consent of the Administrative Agent, the Lenders and the L/C Issuer shall not be withheld on the basis of such Applicant Foreign Borrower’s jurisdiction of organization, if such Applicant Foreign Borrower’s jurisdiction of organization is an Approved Foreign Jurisdiction) and (ii) the Administrative Agent, the Lenders and the L/C Issuers shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information reasonably requested (including and to the extent so requested, (A) to the extent any Applicant Foreign Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification and (B) any other documentation and information regarding such Applicant Foreign Borrower reasonably requested by the Administrative Agent and the Lenders in order to comply with “know your customer” and anti-money laundering rules and regulations), in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent, and Revolving Notes signed by such new Borrowers to the extent any Lender so requires (the requirements in the foregoing clauses (i) and (ii) above, the “Designated Foreign Borrower Requirements”). If the Designated Foreign Borrower Requirements are met, the Administrative Agent shall send a Designated Foreign Borrower Notice to the Company, the Lenders and the L/C Issuers specifying the effective date upon which such Applicant Foreign Borrower shall constitute a Designated Foreign Borrower for purposes hereof, whereupon each of the Lenders and L/C Issuers agrees to permit such Designated Foreign Borrower to receive Credit Extensions hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Foreign Borrower otherwise shall be a Borrower for all purposes of this Agreement; provided that no Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Foreign Borrower until the date that is five (5) Business Days after such effective date.
(c)Obligations. Except as specifically provided herein, the Obligations of each of the Borrowers (including Obligations under Sections 2.07, 2.08 and 2.09) shall be joint and several in nature, regardless of which Person actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent, the L/C Issuer or any Lender accounts for such Credit Extensions on its books and records; provided that notwithstanding anything contained to the contrary herein or in any other Loan Document, the Designated Foreign Borrowers shall not be liable with respect to (i) any Obligations of any U.S. Loan Party, or (ii) any Obligations of any other Designated Foreign Borrower, unless (A) permitted by applicable Law and (B) no material adverse tax consequence would result therefrom.

(d)Appointment. Each Restricted Subsidiary of the Company that is or becomes a Designated Foreign Borrower hereby irrevocably appoints, designates and authorizes the Company to act on its behalf as its agent for all purposes of this Agreement and the other Loan Documents and authorizes the Company to take such actions on its behalf and to exercise such powers as are delegated to the Company by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Restricted Subsidiary of the Company that is or becomes a Designated Foreign Borrower hereby further agrees that (i) the Company may execute such documents on behalf of such Designated Foreign Borrower as the Company deems appropriate in its sole discretion and each Designated Foreign Borrower shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent or the Lender to the Company shall be deemed delivered to each Designated Foreign Borrower and (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Company on behalf of each of the Loan Parties.
(e)Termination. The Company may from time to time, upon not less than three (3) Business Days’ prior written notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Foreign Borrower’s status as such; provided that (i) there are no outstanding Loans payable by such Designated Foreign Borrower, Letters of Credit issued for the account of such Designated Foreign Borrower or any of its Subsidiaries, or other amounts due and payable by such Designated Foreign Borrower as of the effective date of such termination, (ii) no Event of Default has occurred and is continuing or would result therefrom and (iii) immediately after giving effect to such termination, the Loan Parties are in compliance with Section 7.01(ff) and Section 7.02(u); provided, further, that the Administrative Agent, the applicable L/C Issuer and the Lenders shall cooperate with any Designated Foreign Borrower to amend or replace any Letter of Credit in order to name the Company as the applicant or account party with respect to any Letter of Credit issued for the account of such Designated Foreign Borrower or any of its Subsidiaries. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Foreign Borrower’s status.
2.17    Designated Lenders.
Each of the Administrative Agent, each L/C Issuer, the Swingline Lender and each Lender at its option may make any Credit Extension or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of any Borrower to repay any Credit Extension in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided that designation of a Designated Lender is for administrative convenience only and does not expand the scope of liabilities or obligations of any Lender or Designated Lender beyond those of the Lender designating such Person as a Designated Lender as provided in this Agreement.
2.18    Increase in Revolving Commitments.
(a)Increase in Revolving Facility.
(iv)Increases. Upon notice to the Administrative Agent (which shall promptly notify the Revolving Lenders), the Company may from time to time after the Closing Date, request an increase in the Revolving Facility by an aggregate amount (for all such requests) not to exceed $500,000,000 (any such increase in the Revolving Facility, an “Incremental Revolving Facility”); provided that (A) any such request for an Incremental Revolving Facility shall be in a minimum amount of $25,000,000, and in increments of $5,000,000 in excess thereof, or, if less, the entire remaining amount available for such Incremental Revolving Facility, and (B) in no event shall the Aggregate Revolving Commitments (after giving effect to all requested increases therein) exceed $1,000,000,000. Subject to the terms and conditions hereof, the Company may seek commitments from existing Lenders or any other Person that is an Eligible Assignee who shall become a Revolving Lender in connection therewith. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Revolving Lenders).
(i)Revolving Lender Elections to Increase. Each Revolving Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Revolving Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.
(ii)Notification by Administrative Agent; Additional Revolving Lenders. The Administrative Agent shall notify the Company and each Revolving Lender of the Revolving Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase (to the extent the existing Revolving Lenders do not agree to provide the entire amount of the requested increase), and subject to the approval of the Administrative Agent, the L/C Issuers and the Swingline Lender, the Company may also invite additional Eligible Assignees to become Revolving Lenders (together with any existing Revolving Lender participating in such increase, each, an “Increasing Revolving Lender”) pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Revolving Lender to participate in any increase in the Revolving Facility.
(iii)Effective Date and Allocations. If the Revolving Facility is increased in accordance with this Section, the Administrative Agent and the Company shall determine (A) the effective date of any such increase (the “Revolving Facility Increase Effective Date”) and (B) the final allocation of such increase among the Increasing Revolving Lenders and Schedule 1.01(b) attached hereto shall be automatically updated to reflect the same. The Administrative Agent shall promptly notify the Company and the Revolving Lenders of the final allocation of such increase and the Revolving Facility Increase Effective Date.
(b)Conditions to Effectiveness of Increase. As a condition precedent to each such increase in the Revolving Facility pursuant to this Section 2.18:
(i)as of the Revolving Facility Increase Effective Date, before and after giving effect to such increase, (A) no Default or Event of Default shall then exist or would exist after giving effect thereto exists, (B) the Company shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to such increase on a Pro Forma Basis (as if the entire amount of the Incremental Revolving Facility has been fully-funded), the Company is in Pro Forma Compliance, and (C) the representations and warranties contained in Article V and each other Loan Documents shall be true and correct in all material respects (or in the case of a representation or warranty that is already subject to a materiality condition, in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 2.18, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01;
(ii)the Company shall have delivered to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Facility Increase Effective Date, signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the certificate to be delivered by a Responsible Officer of the Company, certifying that, before and after giving effect to such increase each, of the conditions set forth in clause (b)(i) above are satisfied; and
(iii)the Company shall have delivered, or cause to be delivered, customary legal opinions with respect to the U.S. Loan Parties, officers’ certificates, reaffirmation agreements and other documents, in each case, consistent in all material respects with those delivered on the Closing Date under Section 4.01 with respect to the Company, the other Borrowers and all applicable Subsidiary Guarantors, as applicable (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent), as reasonably requested by the Administrative Agent in connection with each such increase in the Revolving Facility.
The applicable Borrowers shall prepay any Revolving Loans outstanding on the Revolving Facility Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any non-ratable increase in the Revolving Commitments under this Section 2.18.
(c)Terms of Increase. Any increase in the Revolving Facility shall be made on the same terms (including interest, payment, amortization and maturity terms), and shall be subject to the same conditions as existing Revolving Commitments except customary arrangement or commitment fees payable to the Arrangers or one or more Increasing Revolving Lenders may be different from those paid with respect to the existing Revolving Commitments of the existing Lenders on or prior to the Closing Date or with respect to any other Increasing Revolving Lender in connection with any other increase in the Revolving Facility pursuant to this Section 2.18.
(d)Conflicting Provisions. This Section 2.18 shall supersede any provisions in Section 2.13 or Section 11.01 to the contrary.
2.19    Extension of Maturity Date.
(a)Request for Extended Revolving Commitments. So long as no Event of Default has occurred and is continuing, the Borrowers may at any time and from time to time, upon written request to, and with the consent of, the Administrative Agent, the Swingline Lender and the L/C Issuers, request (each, a “Revolving Extension Request”) that an aggregate principal amount of not less than $100,000,000 of the then-existing Revolving Commitments of any Class (each Class of then-existing Revolving Commitments, an “Existing Revolving Tranche”) be amended to, among other things, extend the Maturity Date applicable to such Existing Revolving Tranche (the Maturity Date applicable to such Existing Revolving Tranche, the “Existing Maturity Date” for such Existing Revolving Tranche) to a date that is no earlier than the then-Latest Maturity Date of any other Revolving Commitment hereunder (any Revolving Commitment of such Existing Revolving Tranche that is so amended pursuant to this Section 2.19, an “Extended Revolving Commitment”; each Class of Extended Revolving Commitments hereunder being referred to herein as an “Extended Revolving Facility”); provided that (i) after giving effect to the implementation of all Extended Revolving Facilities under this Section 2.19, there shall be no more than three (3) Classes of Revolving Commitments outstanding at any time and (ii) each Revolving Extension Request with respect to any Existing Revolving Tranche shall be offered on the same terms to each Revolving Lender under such Existing Revolving Tranche on a ratable basis. For the avoidance of doubt, the reference to “on the same terms” in clause (ii) of the proviso to the immediately preceding sentence shall mean that all of the Revolving Lenders under such Existing Revolving Tranche are offered to be extended for the same amount of time, offered the same type of Revolving Commitment and that the interest rate changes and fees payable with respect to such extension are the same. Promptly after receipt of any Revolving Extension Request, the Administrative Agent shall provide a copy of such request to each of the Revolving Lenders under the applicable Existing Revolving Tranche to be amended, which request shall set forth the proposed terms (which shall be determined in consultation with the Administrative Agent) of the Extended Revolving Facility to be established. Each Revolving

Extension Request shall specify (A) the applicable Existing Revolving Tranche to be amended, (B) the date to which the applicable Existing Maturity Date is sought to be extended, and (C) the changes, if any, to the Applicable Rate to be applied in determining the interest payable on the Revolving Loans of, and fees payable hereunder to, Extending Revolving Lenders under such Extended Revolving Facility; provided that the Extended Revolving Commitments of each Extended Revolving Facility shall, except as to interest rates, fees and any other pricing terms and final maturity, have the same terms (including borrowing terms and payment terms (other than payment on the applicable Maturity Date)) as the Existing Revolving Tranche from which they are extended. At the time of sending any Revolving Extension Request, the Company (in consultation with the Administrative Agent) shall specify the time period within which each applicable Revolving Lender is requested to respond to such request (which shall in no event be less than fifteen (15) calendar days (or such shorter period as may be agreed by the Administrative Agent) from the date of delivery of such notice to such Revolving Lenders) and shall agree to such procedures, if any, as may be established by, or reasonably acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.19.
(b)Election to Extend. In connection with each Revolving Extension Request for any Existing Revolving Tranche, any Revolving Lender under such Existing Revolving Tranche wishing to have all (but not less than all) of its Revolving Commitment under such Existing Revolving Tranche become an Extended Revolving Commitment in connection therewith (each such Revolving Lender, and any Additional Commitment Lender replacing a Non-Consenting Lender pursuant to Section 2.19(c) below, an “Extending Revolving Lender”) shall notify the Administrative Agent on or prior to the response date specified in such Revolving Extension Request that such Revolving Lender has elected for its Revolving Commitment under such Existing Revolving Tranche to become an Extended Revolving Commitment. No Revolving Lender shall have any obligation to agree to provide any Extended Revolving Commitment pursuant to any Revolving Extension Request. Any Revolving Lender that determines not to extend its Revolving Commitment under any Existing Revolving Tranche, and notifies the Administrative Agent as to the same, or does not responding on or prior to such response date, shall be deemed to have declined such Revolving Extension Request and, in each case, shall constitute a “Non-Consenting Lender” hereunder. The Administrative Agent shall notify the Company and each Revolving Lender under the applicable Existing Revolving Tranche of responses to such Revolving Extension Request. In the event that the aggregate principal amount of existing Revolving Commitments that the Extending Revolving Lenders have elected to amend pursuant to the relevant Revolving Extension Request exceeds the amount of Extended Revolving Commitments requested by the Borrowers, the principal amount of Extended Revolving Commitments requested by the Borrowers shall be allocated to each Extending Revolving Lender in such manner and in such amounts as may be agreed by Administrative Agent and the Company, in their sole discretion.
(c)Additional Commitment Lenders. In connection with the implementation of any Extended Revolving Facility, the Company shall have the right to replace each Non-Consenting Lender with, and add as “Revolving Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption in connection with any such Revolving Extension Request pursuant to which such Additional Commitment Lender shall undertake a Revolving Commitment (and, if any such Additional Commitment Lender is already a Lender, its Revolving Commitment shall be in addition to any other Revolving Commitment of such Lender hereunder on such date) from one or more Non-Consenting Lenders.
(d)Revolving Extension Amendment. Each Extended Revolving Facility shall be established pursuant to an amendment (each, a “Revolving Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Revolving Lender providing an Extended Revolving Commitment under such Extended Revolving Facility, which shall be consistent with the provisions set forth in Sections 2.19(a), (b) and (d) (but which shall not require the consent of any other Lender). The effectiveness of any Revolving Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Sections 4.02(a) and 4.02(b) (but solely limited to an Event of Default) (with all references in such Sections to a Credit Extension being deemed to be references to such Revolving Extension Request) and receipt of a certificate to that effect and any other condition as may be agreed among the Borrowers, the Administrative Agent and the Extending Revolving Lenders providing an Extended Revolving Commitment under such Extended Revolving Facility. In addition, the Company shall have delivered, or cause to be delivered, customary legal opinions with respect to the U.S. Loan Parties, officers’ certificates, reaffirmation agreements and other documents, in each case, consistent in all material respects with those delivered on the Closing Date under Section 4.01 with respect to the Company, the other Borrowers and all applicable Subsidiary Guarantors, as applicable (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent), as reasonably requested by the Administrative Agent in connection with each such extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Revolving Extension Amendment and the matters specified therein. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Revolving Extension Amendment, without the consent of any other Lender, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Revolving Facility established pursuant thereto, and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.19, in each case, in a manner consistent with the terms of this Section 2.19, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Revolving Extension Amendment.
(e)Terms of Extended Revolving Commitments. Except as expressly provided herein, all Extended Revolving Commitments of any Extended Revolving Facility shall be subject to the same terms and conditions as the Existing Revolving Tranche from which such Extended Revolving Commitments were extended. After giving effect to any Extended Revolving Facility, all borrowings under the Revolving Commitments (including any such Extended Revolving Commitments) and repayments thereunder shall be made on a pro rata basis (except for (i) any payments of interest and fees at different rates on any Extended Revolving Facility (and related Revolving Loans thereunder), (ii) repayments required upon the applicable Maturity Date of other Revolving Commitments and (iii) except as otherwise expressly set forth herein). If a Revolving Extension Amendment has become effective hereunder, not later than the third (3rd) Business Day prior to the Existing Maturity Date of the applicable Existing Revolving Tranche, the Borrowers shall make prepayments of Revolving Loans and shall Cash Collateralize Letters of Credit, such that, after giving effect to such prepayments and such provision of Cash Collateral, the aggregate Revolving Exposure as of such date will not exceed the aggregate applicable Extended Revolving Commitments of the Extending Revolving Lenders (and the Borrowers shall not be permitted thereafter to request any Revolving Loan or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, the applicable Revolving Exposure would exceed the aggregate amount of the Extended Revolving Commitments then in effect).
(f)Increase to Existing Extended Revolving Facilities. Any Extended Revolving Commitments effected from an Existing Revolving Tranche may, to the extent provided in the applicable Revolving Extension Amendment, be designated as an increase in any previously established Extended Revolving Facility. In connection with the foregoing, Schedule 1.01(b) attached hereto shall be updated to reflect each applicable Extended Revolving Facility, in a manner reasonably satisfactory to the Administrative Agent.
(g)Changes to Applicable Rate. In connection with any extension of the Maturity Date made pursuant to this Section 2.19, the Applicable Rate applicable to Loans made and to be made by Extending Revolving Lenders may be modified without any consent of any other Lender; provided that no such modification shall apply to the Loans of the other Lenders unless the Company and the Administrative Agent (without any requirement of consultation with or approval by any other Lender) determine that such change should apply to the Loans of the other Lenders and either (i) such other Lender has consented to such change (notwithstanding such

Lender is not consenting to the applicable extension of the Maturity Date) or (ii) such change represents an increase in the Applicable Rate applicable to the Loans of the other Lenders.
(h)Conflicting Provisions. This Section 2.19 shall supersede any provisions in Section 2.13 or Section 11.01 to the contrary.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law, and if such Tax is an Indemnified Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including withholdings and deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)Payment of Other Taxes by the Loan Parties. Without limiting the provisions of Section 3.01(a), the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)Tax Indemnifications.
(i)Each of the Loan Parties shall jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)Each Lender shall severally indemnify and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (B) the Administrative Agent against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(a)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(b)Status of Lenders; Tax Documentation.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.01(e)(ii)(A), (ii)(B) and (ii)(D) or the tax documentation required under Section 3.01(g)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the applicable Borrower is a U.S. Person (including the Company),
(A)any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership for U.S. federal income tax purposes and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    An Irish Treaty Lender and the applicable Borrower shall co-operate in completing any procedural formalities necessary for the applicable Borrower to obtain authorization to make a payment to that Irish Treaty Lender without any deduction or withholding of any tax imposed by Ireland.
(g)    In respect of Loans advanced to a Loan Party that is within the charge to United Kingdom corporation tax:
(i)Subject to Section 3.01(g)(ii), a UK Treaty Lender and each Loan Party which makes a payment under a Loan Document to which that UK Treaty Lender is entitled shall cooperate in completing any procedural formalities necessary for such Loan Party to obtain authorization to make that payment without a UK Tax Deduction, including making and filing of an appropriate application for relief under an applicable Treaty.
(ii)A UK Treaty Lender that holds a passport under the HMRC Double Taxation Treaty Passport Scheme (“UK DTTP Scheme”) and which wishes the UK DTTP Scheme to apply to this Agreement, shall confirm its scheme reference number and jurisdiction of tax residence in: (A) where the UK Treaty Lender is a Lender on the date of this Agreement, Schedule 1.01(d) to this Agreement; or (B) where the UK Treaty Lender becomes a Lender after the date of this Agreement, the relevant Assignment and Assumption, and, having done so, that UK Treaty Lender shall be under no obligation pursuant to Section 3.01(g)(i) to cooperate with the relevant Loan Party but, for avoidance of doubt, such UK Treaty Lender shall have an obligation to cooperate further with the relevant Loan Party in accordance with Section 3.01(g)(iii).
(iii)If a UK Treaty Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 3.01(g)(ii) and:
(A)a Loan Party making a payment to that UK Treaty Lender has not made a UK DTTP Filing in respect of that UK Treaty Lender; or
(B)a Loan Party making a payment to that UK Treaty Lender has made a UK DTTP Filing in respect of that Lender but either (1) that UK DTTP Filing has been rejected by HMRC or (2) HMRC has not given the Loan Party authority to make payments to that UK Treaty Lender without a UK Tax Deduction within forty (40) Business Days of the date of the UK DTTP Filing; or (3) HMRC has given the Loan Party authority to make payments to that UK Treaty Lender without a UK Tax Deduction but such authority has subsequently been revoked or expired, and in each case, the relevant Loan Party has notified that UK Treaty Lender in writing, that UK Treaty Lender and the Loan Party shall cooperate in completing any additional procedural formalities necessary for that Loan Party to obtain authorization to make that payment without a UK Tax Deduction.
(iv)Subject to Section 3.01(g)(viii), if a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 3.01(g)(ii), no Loan Party shall make a UK DTTP Filing or file any other form relating to the UK DTTP Scheme in respect of that Lender’s Revolving Commitment or participation in any Loan unless the Lender otherwise agrees.
(v)A Loan Party shall, promptly after making a UK DTTP Filing, deliver a copy of the UK DTTP Filing to the Administrative Agent for delivery to the relevant Lender.

(vi)A Lender that is a Lender on the Closing Date that is a UK Qualifying Lender solely by virtue of sub-paragraph (1)(b) of the definition of “UK Qualifying Lender” gives a UK Tax Confirmation to Company by entering into the Agreement. A Lender that is a UK Qualifying Lender solely by virtue of sub-paragraph (1)(b) of the definition of “UK Qualifying Lender” shall promptly notify Company and the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.
(vii)Each Lender which is not a Lender on the Closing Date shall indicate in the relevant Assignment and Assumption, for the benefit of the Administrative Agent, but without liability to any Loan Party, whether it is:
(A)not a UK Qualifying Lender;
(B)a UK Qualifying Lender (that is not a UK Treaty Lender); or
(C)a UK Treaty Lender.
If a Lender fails to indicate its status in accordance with this Section 3.01(g)(vii) then such Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent (and the Administrative Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with this Section 3.01(g)(vii).
(viii)Each Loan Party which makes a payment under a Loan Document to which DNB Capital LLC (or its member) is entitled shall duly complete and file an HMRC Form DTTP2 with HMRC within 30 days of the date of this Agreement or at least 30 days before the first such payment, whichever is later. DNB Capital LLC and each such Loan Party shall cooperate in completing any procedural formalities necessary for that Loan Party to obtain authorisation to make that payment without a UK Tax Deduction.
(h)    Each Lender which is not a Lender on the Closing Date shall indicate in the relevant Assignment and Assumption, for the benefit of the Administrative Agent, but without liability to any Loan Party, whether it is:
(i)not an Irish Qualifying Lender;
(ii)an Irish Qualifying Lender (that is not an Irish Treaty Lender); or
(iii)an Irish Treaty Lender.
If a Lender fails to indicate its status in accordance with this Section 3.01(h) then such Lender shall be treated for the purposes of this Agreement (including by each Loan Party) as if it is not an Irish Qualifying Lender until such time as it notifies the Administrative Agent (and the Administrative Agent, upon receipt of such notification, shall inform the Company). For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with this Section 3.01(h).
(i)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(j)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations under any Loan Documents.
(k)    Defined Terms. For purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the term “applicable Law” includes FATCA.
3.02    Illegality.
(a)If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, Term SOFR, the SOFR Daily Floating Rate or any Relevant Rate, or to determine or charge interest rates based upon SOFR, Term SOFR, the SOFR Daily Floating Rate or any Relevant Rate, then, on notice thereof by such Lender to the Company through the Administrative Agent (i) any obligation of such Lender to make or continue Term SOFR Loans, SOFR Daily Floating Rate Loans or Alternative Currency Loans in the affected currency or currencies or to convert any existing Loans to Term SOFR Loans or SOFR Daily Floating Rate Loans, as applicable, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist (which notice such Lender agrees to give promptly). Upon receipt of such notice, (A) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay in full such Term SOFR Loans, such SOFR Daily Floating Rate Loans or such Alternative Currency Loans then outstanding (which prepayment shall be made (x) with respect to Term SOFR Loans or Alternative Currency Term Rate Loans, on the last day of the relevant Interest Periods of such Loans, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans to such day, and (y) with respect to Alternative Currency Daily Rate Loans or SOFR Daily Floating Rate Loans, on the next Interest Payment Date for such Loans, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans to such day) or, if applicable and such Loans are Term SOFR Loans or SOFR Daily Floating Rate Loans, convert such Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor (or, in the case of SOFR Daily Floating Rate Loans, on the next Interest Payment Date therefor), if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans, and (B) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.
(b)If, in any applicable jurisdiction, the Administrative Agent, any L/C Issuer or any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for the Administrative Agent, any L/C Issuer or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund, hold a commitment or maintain its participation in any Loan or Letter of Credit or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Credit Extension, such Person shall promptly notify the Administrative Agent, and, upon the Administrative Agent notifying the Company, and until such notice by such Person is revoked (which revocation such Person agrees to give promptly, to the extent the circumstances giving rise to such notice are no longer applicable), any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Credit Extension shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Borrowers shall (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan (or, in the case of an Alternative Currency Daily Rate Loan or a SOFR Daily Floating Rate Loan, on the next applicable Interest Payment Date) or other Obligation occurring after the Administrative Agent has notified the Company or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law), (B) to the extent applicable to any L/C Issuer, Cash Collateralize that portion of applicable L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized, and (C) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
3.03    Inability to Determine Rates.
(a)If in connection with any request for a Term SOFR Loan, a SOFR Daily Floating Rate Loan or an Alternative Currency Loan, or a request for a conversion of Loans to Term SOFR Loans or SOFR Daily Floating Rate Loans, or a request for a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans, as applicable, (i) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that (A)(1) no Term SOFR Successor Rate has been determined in accordance with Section 3.03(c) and the circumstances under Section 3.03(c)(i) or the Term SOFR Scheduled Unavailability Date has occurred, or (2) no Successor Rate for the applicable Relevant Rate has been determined in accordance with Section 3.03(d) and the circumstances under Section 3.03(d)(i) or the Scheduled Unavailability Date has occurred, as applicable, (B) adequate and reasonable means do not otherwise exist for determining Term SOFR, the SOFR Daily Floating Rate or the applicable Relevant Rate, as applicable, for any determination date(s) or requested Interest Period, as applicable, with respect to a proposed Term SOFR Loan, SOFR Daily Floating Rate Loan or Alternative Currency Loan, or in connection with an existing or proposed Base Rate Loan, or (C) a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), or (ii) the Administrative Agent or the Required Lenders reasonably determine that for any reason Term SOFR, the SOFR Daily Floating Rate or the applicable Relevant Rate, as applicable, for any determination date(s) or requested Interest Period, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Company and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans, SOFR Daily Floating Rate Loans or the applicable Alternative Currency Loans shall be suspended (to the extent of the affected Term SOFR Loans, SOFR Daily Floating Rate Loans,

Alternative Currency Loans, Interest Periods or determination date(s), as applicable), and (y) in the event of a determination described above with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (a)(ii) above, until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (1) the Borrowers may revoke any pending request for a Revolving Borrowing of, conversion to or continuation of the applicable Loans (to the extent of the affected Term SOFR Loans, SOFR Daily Floating Rate Loans, Alternative Currency Loans, Interest Periods or determination date(s), as applicable) or, failing that, with respect to any request for a Revolving Borrowing of, conversion to, or continuation of Term SOFR Loans or SOFR Daily Floating Rate Loans, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), (2) any outstanding affected Term SOFR Loans shall be converted to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate) at the end of their respective applicable Interest Periods, (3) any outstanding affected SOFR Daily Floating Rate Loans shall be converted to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate) on the next occurring Interest Payment Date, and (4) any outstanding affected Alternative Currency Loans shall, at the Company’s election, either be (I) converted to Base Rate Loans denominated in Dollars in the Dollar Equivalent of the amount of such outstanding Alternative Currency Loans, with such conversion to happen on the next applicable Interest Payment Date(s) applicable to such Alternative Currency Loans, in the case of Alternative Currency Daily Rate Loans, or at the end of the applicable Interest Period(s) applicable to such Alternative Currency Loans, in the case of Alternative Currency Term Rate Loans, or (II) prepaid in full (such prepayment to occur on the next applicable Interest Payment Dates, in the case of Alternative Currency Daily Rate Loans, or at the end of the applicable Interest Periods, in the case of Alternative Currency Term Rate Loans); provided that if no election is made by the Company pursuant to this clause (4), (x) in the case of an Alternative Currency Daily Rate Loan, by the date that is three (3) Business Days after receipt by the Company of such notice or (y) in the case of an Alternative Currency Term Rate Loan, by the last day of the current Interest Period for the applicable Alternative Currency Term Rate Loan, the Company shall be deemed to have elected clause (I) above.
(b)[Reserved].
(c)Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that: (i) adequate and reasonable means do not exist for ascertaining one month and three month interest periods of Term SOFR, or for ascertaining the SOFR Daily Floating Rate, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or (ii) CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR and/or the SOFR Daily Floating Rate, in each case acting in such capacity, has made a public statement identifying a specific date after which one month and three month interest periods of Term SOFR, or the SOFR Daily Floating Rate, or the Term SOFR Screen Rate shall no longer be representative or made available, or permitted to be used for determining the interest rate of syndicated loans, or shall or will otherwise cease; provided that at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such interest periods of Term SOFR after such specific date or the SOFR Daily Floating Rate, as applicable (the latest date on which one month and three month interest periods of Term SOFR, or the SOFR Daily Floating Rate, or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Term SOFR Scheduled Unavailability Date”); then, on a date and time reasonably determined by the Administrative Agent in consultation with the Company (any such date, a “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant Interest Payment Date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Term SOFR Scheduled Unavailability Date, Term SOFR and the SOFR Daily Floating Rate will be replaced hereunder and under any other Loan Document with Daily Simple SOFR plus the applicable SOFR Adjustment for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (any such successor rate established pursuant to this Section 3.03(c), a “Term SOFR Successor Rate”). If the Term SOFR Successor Rate is Daily Simple SOFR plus the applicable SOFR Adjustment, all interest payments will be payable on a monthly basis.
Notwithstanding anything to the contrary herein, (A) if the Administrative Agent reasonably determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (B) if the events or circumstances of the type described in clause (i) above or clause (ii) above have occurred with respect to the Term SOFR Successor Rate then in effect, then, in each case, the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing Term SOFR, the SOFR Daily Floating Rate or any then-current Term SOFR Successor Rate in accordance with this Section 3.03(c) at the end of any Interest Period, relevant Interest Payment Date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then-existing convention for similar credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then-existing convention for similar credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent, in consultation with the Company, from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a “Term SOFR Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Term SOFR Successor Rate. Any Term SOFR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Term SOFR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent, in consultation with the Company. Notwithstanding anything else herein, if at any time any Term SOFR Successor Rate as so determined would otherwise be less than zero, such Term SOFR Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Term SOFR Successor Rate, the Administrative Agent will have the right to make Term SOFR Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Term SOFR Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Term SOFR Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.
For purposes of this Section 3.03(c), those Lenders that either have not made, or do not have an obligation under this Agreement to make, Term SOFR Loans or SOFR Daily Floating Rate Loans (or Loans accruing interest by reference to a Term SOFR Successor Rate, as applicable) shall be excluded from any determination of Required Lenders.

(d)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error), or the Company or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or Required Lenders (as applicable) have determined, that: (i) adequate and reasonable means do not exist for ascertaining the Relevant Rate for an Alternative Currency because none of the tenors of such Relevant Rate (including any forward-looking term rate thereof) is available or published on a current basis and such circumstances are unlikely to be temporary; or (ii) the Applicable Authority has made a public statement identifying a specific date after which all tenors of the Relevant Rate for an Alternative Currency (including any forward-looking term rate thereof) shall or will no longer be representative or made available, or used for determining the interest rate of loans denominated in such Alternative Currency, or shall or will otherwise cease; provided that in each case, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent that will continue to provide such representative tenor(s) of the Relevant Rate for such Alternative Currency (the latest date on which all tenors of the Relevant Rate for such Alternative Currency (including any forward-looking term rate thereof) are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date” for such Relevant Rate); or (iii) syndicated loans currently being executed and agented in the United States are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Relevant Rate for an Alternative Currency; or if the events or circumstances of the type described in clause (i) above, clause (ii) above or clause (iii) above have occurred with respect to a Successor Rate then in effect, then the Administrative Agent and the Company may amend this Agreement solely for the purpose of replacing the Relevant Rate for an Alternative Currency or any then-current Successor Rate for an Alternative Currency in accordance with this Section 3.03(d) with an alternative benchmark rate giving due consideration to any evolving or then-existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such alternative benchmarks, and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then-existing convention for similar credit facilities syndicated and agented in the United States and denominated in such Alternative Currency for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent, in consultation with the Company, from time to time in its reasonable discretion and may be periodically updated (and any such proposed rate, including for the avoidance of doubt, any adjustment thereto, a “Successor Rate”), and any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Company unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify the Company and each Lender of the implementation of any Successor Rate. Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent, in consultation with the Company. Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective.

For purposes of this Section 3.03(d), those Lenders that either have not made, or do not have an obligation under this Agreement to make, Loans denominated in the applicable Alternative Currency shall be excluded from any determination of Required Lenders for purposes of the establishment of a Successor Rate with respect to Alternative Currency.
3.04    Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement expressly reflected in the applicable interest rate) or any L/C Issuer;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes (other than those described in clause (a) of the definition of “Excluded Taxes”) and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or any L/C Issuer or the applicable interbank market any other condition, cost or expense affecting this Agreement, Term SOFR Loans, SOFR Daily Floating Rate Loans, or Alternative Currency Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Company will pay (or cause the applicable Designated Foreign Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Revolving Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy or liquidity), then from time to time the Company will pay (or cause the applicable Designated Foreign Borrower to pay) to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
(c)    [Reserved].
(d)Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in Section 3.04(a) or Section 3.04(b), including the basis and calculation thereof, shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay (or cause the applicable

Designated Foreign Borrower to pay) such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.
(e)[Reserved].
(f)Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05    Compensation for Losses.
Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, setting forth in reasonable detail the basis for, and manner of calculating such compensation, the Company shall, within thirty (30) days following receipt of such demand, compensate (or cause the applicable Designated Foreign Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Term SOFR Loan or any Alternative Currency Term Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), or any payment or prepayment of any Alternative Currency Daily Rate Loan on a day other than the next occurring Interest Payment Date for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Term SOFR Loan or any Alternative Currency Loan on the date or in the amount notified by the Company (or the applicable Designated Foreign Borrower);
(c)any assignment of a Term SOFR Loan or an Alternative Currency Term Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.13, or any assignment of an Alternative Currency Daily Rate Loan on a day other than the then next occurring Interest Payment Date therefor as a result of a request by the Company pursuant to Section 11.13; or
(d)any failure by any Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;
including any foreign exchange losses and any loss or expense (but excluding any loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract (but excluding any loss of anticipated profits). The Company shall also pay (or cause the applicable Designated Foreign Borrower to pay) any customary administrative fees charged by such Lender in connection with the foregoing.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires any Loan Party to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Company, such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed out-of-pocket cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Company hereby agrees to pay (or cause the applicable Designated Foreign Borrower to pay) all reasonable out-of-pocket costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Company may replace such Lender in accordance with Section 11.13.
3.07    Survival.
All of the Borrowers’ obligations under this Article III and the Lenders’ obligations under Section 3.01(c)(ii) shall, in each case, survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Facility Termination Date.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01    Conditions of Initial Credit Extension.
The effectiveness of this Agreement and the obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver (in accordance with Section 11.01) of the following conditions precedent:
(a)Execution of Credit Agreement; Loan Documents. The Administrative Agent (or its counsel) shall have received (i) counterparts (or written evidence reasonably satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method)) of this Agreement, executed by a Responsible Officer of each Loan Party and a duly authorized officer of each Lender, each L/C Issuer and the Administrative Agent, and (ii) for the account of each Lender requesting a Revolving Note at least one (1) Business Day in advance of the Closing Date, a Revolving Note executed by a Responsible Officer of each Borrower, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent, the Arrangers and each of the Lenders.
(b)Officer’s Certificate. The Administrative Agent (or its counsel) shall have received a certificate of a Responsible Officer of each Loan Party dated the Closing Date, certifying as to (i) the Organization Documents of such Loan Party (which, to the extent filed with a Governmental Authority in the United States, shall be certified as of a recent date by such Governmental Authority), (ii) the resolutions of the board of directors or other governing body of such Loan Party, (iii) in the case of Vertex Europe only, a resolution signed by all of the holders of the issued shares in Vertex Europe, (iv) the good standing of such Loan Party (to the extent the concept is relevant and customarily certified in the applicable jurisdiction) by attaching a good standing certificate, certified as of a recent date by such Governmental Authority, (v) the incumbency (including specimen signatures) of the Responsible Officers of such Loan Party and

(vi) in the case of Vertex Europe and Vertex Ireland only, that the borrowing or guaranteeing (as applicable) of the aggregate of the Revolving Commitments would not cause any borrowing, guarantee or similar limit binding on it to be exceeded, each in form and substance reasonably satisfactory to the Administrative Agent.
(c)Legal Opinions of Counsel. The Administrative Agent (or its counsel) shall have received favorable customary opinions of (i) Skadden, Arps, Slate, Meagher & Flom LLP, New York counsel to the Loan Parties, (ii) Skadden, Arps, Slate, Meagher & Flom (UK) LLP, United Kingdom counsel to Vertex Europe, and (iii) Matheson, Ireland counsel to Vertex Ireland, in each case, dated the Closing Date and addressed to the Administrative Agent and the Lenders.
(d)Officer’s Closing Certificate. The Administrative Agent (or its counsel) shall have received a certificate or certificates executed by a Responsible Officer (i) of the Company as of the Closing Date, certifying as to the matters set forth in Sections 4.01(g) and (i) and the matters set forth in Sections 4.02(a) and (b) and, and (ii) in respect of Vertex Ireland only, of Vertex Ireland as of the Closing Date, that (A) its entry into the Loan Documents and performance of the transactions thereby contemplated would not constitute “financial assistance” within the meaning of section 82 of the Companies Act 2014 of Ireland and (B) the Loan Parties are members of the same group of companies consisting of a holding company and its subsidiaries (within the meanings of sections 7 and 8 of the Companies Act 2014 of Ireland) for the purposes of section 243 of the Companies Act 2014 of Ireland.
(e)[Reserved].
(f)Existing Indebtedness of the Loan Parties. The Administrative Agent shall have received a customary payoff letter specifying that all Indebtedness of the Company and its Restricted Subsidiaries under the Existing Credit Agreement (other than (i) contingent indemnification and contingent expense reimbursement obligations for which no claim has been asserted, and (ii) any Existing Letters of Credit) shall be repaid in full and all commitments and guarantees related thereto shall be terminated substantially concurrently with, or prior to, the Closing Date.
(g)Material Adverse Effect. There shall have been no event or circumstance since the date of the Audited Financial Statements (including any action, suit, investigation or proceeding pending or, to the knowledge of the Borrowers, threatened in writing) that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.
(h)Anti-Money-Laundering; Beneficial Ownership. The Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, the documentation and other information regarding the Loan Parties reasonably requested by the Administrative Agent and the Lenders that is required by regulatory authorities in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing by the Administrative Agent on behalf of the Lenders at least ten (10) days prior to the Closing Date. To the extent any Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), at least three (3) Business Days prior to the Closing Date, any Lender that has requested in a written notice to the Company at least ten (10) days prior to the Closing Date, a certification regarding beneficial ownership required by the Beneficial Ownership Regulation (the “Beneficial Ownership Certification”) in relation to the Borrowers shall have received such Beneficial Ownership Certification (provided that execution and delivery of a Beneficial Ownership Certification in the form published by The Loan Syndication and Trading Association is acceptable to all Lenders for purposes of satisfying the condition set forth in this Section 4.01(h)).
(i)Consents. The Administrative Agent (or its counsel) shall have received a certificate of a Responsible Officer of the Company either (i) attaching copies of all customary consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect or (ii) stating that no such consents, licenses or approvals are so required.
(j)Fees and Expenses. The Administrative Agent, the Lenders and the Arrangers shall have received all reasonable, documented and out-of-pocket fees and expenses (including the reasonable, document and out-of-pocket fees and expenses of Moore & Van Allen PLLC, Ashurst LLP and McCann FitzGerald LLP) owing pursuant to the Loan Documents; provided that in the case of any such expenses, such expenses shall be invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise agreed by the Company).
Without limiting the generality of the provisions of the last paragraph of Section 9.03 or the last sentence of Section 9.04, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders and the Borrowers in writing of the occurrence of the Closing Date and each of the Lenders hereby agrees that the receipt of such notification shall be conclusive and binding.
4.02    Conditions to all Credit Extensions.
The obligation of each Lender and each L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice only requesting (x) a conversion of Term SOFR Loans to Base Rate Loans or SOFR Daily Floating Rate Loans, a conversion of Base Rate Loans to Term SOFR Loans or SOFR Daily Floating Rate Loans, or a conversion of SOFR Daily Floating Rate Loans to Term SOFR Loans or Base Rate Loans, or (y) a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans) is subject to the following conditions precedent:
(a)Representations and Warranties. The representations and warranties of the Company and each other Loan Party contained in Article V (other than, solely with respect to Credit Extensions after the Closing Date, Sections 5.05(c), 5.06 and 5.16) shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and, further, except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively.
(b)Default. No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)Request for Credit Extension. The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swingline Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)Designated Foreign Borrower. If the applicable Borrower is a Designated Foreign Borrower pursuant to Section 2.16(b) (other than Vertex Europe or Vertex Ireland), then the Designated Foreign Borrower Requirements shall have been met to the reasonable satisfaction of the Administrative Agent.
(e)Alternative Currency. In the case of a Credit Extension to be denominated in an Alternative Currency, such currency remains an Eligible Currency.

Each Request for Credit Extension (other than a Loan Notice only requesting (x) a conversion of Term SOFR Loans to Base Rate Loans or SOFR Daily Floating Rate Loans, a conversion of Base Rate Loans to Term SOFR Loans or SOFR Daily Floating Rate Loans, or a conversion of SOFR Daily Floating Rate Loans to Term SOFR Loans or Base Rate Loans, or (y) a continuation of Term SOFR Loans or Alternative Currency Term Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent and the Lenders, as of the date made or deemed made, that:
5.01    Existence, Qualification and Power.
Each Loan Party and each of its Restricted Subsidiaries (a) is duly organized, formed or incorporated, validly existing and, as applicable, in good standing (to the extent that such concept exists in such jurisdiction) under the Laws of the jurisdiction of its organization, formation or incorporation, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the transactions contemplated thereby, and (c) is duly qualified and, as applicable, in good standing (to the extent that such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; except in each case referred to in clause (a) above (other than with respect to any Borrower), clause (b)(i) above (other than with respect to any Borrower) or clause (c) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention.
The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (with the passage of time) (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any applicable Law, except in the case of this clauses (b) and (c) above, with respect to any conflict, breach or violation to the extent that such conflict, breach or violation would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.
5.03    Governmental Authorization; Other Consents.
No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and which are in full force and effect, (b) filings, if any, with the SEC, including a Current Report on Form 8-K and (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
5.04    Binding Effect.
This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, examinership, rescue process, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.05    Financial Statements; No Material Adverse Effect.
(a)Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Company and its Restricted Subsidiaries as of the date thereof and their results of operations, cash flows and changes in shareholder’s equity for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.
(b)Quarterly Financial Statements. The unaudited Consolidated balance sheets of the Company and its Restricted Subsidiaries dated March 31, 2022, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarters ended on such dates (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Company and its Restricted Subsidiaries as of the dates thereof and their results of operations, cash flows and changes in shareholders’ equity for the periods covered thereby, subject, in the case of clauses (i) and (ii) above, to the absence of footnotes and to normal year-end audit adjustments.
(c)Material Adverse Effect. Since the date of the balance sheet included in the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
5.06    Litigation.
There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any Restricted Subsidiary or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) that are reasonably likely to be adversely determined and, if so determined, either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
5.07    No Default.
No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08    Ownership of Property.
Each Loan Party and each of its Restricted Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or material to the present conduct of its business, in each case, except for defects in title that do not materially interfere with its ability to conduct its business or to utilize such properties for their intended purposes or where the failure to have such title or interests would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.09    Environmental Compliance.
The Loan Parties and their respective Restricted Subsidiaries (a) are in compliance with applicable Environmental Laws, which compliance includes possession of and compliance with all required Environmental Permits, (b) are not, to the knowledge of the Loan Parties, subject to any Environmental Liability, and (c) have not received written notice of any claim pursuant to Environmental

Laws or with respect to the release of or exposure to Hazardous Materials, excluding any matters with respect to the foregoing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.10    [Reserved].
5.11    Taxes.
Each Loan Party and their respective Restricted Subsidiaries have filed, or caused to be filed, all material federal income Tax and other material Tax returns and reports required to be filed, and have paid, caused to be paid or made a provision for the payment of, all material federal income Taxes and other material Taxes required to be paid by it except (a) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect, or (b) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any of their respective Restricted Subsidiaries that would, if made, have a Material Adverse Effect. As of the Closing Date, neither the Company nor any Restricted Subsidiary is party to any tax sharing agreement, other than (i) an agreement solely among any of the Company and its Subsidiaries and (ii) any commercial agreement entered into with third parties in the ordinary course of business not primarily related to Taxes.
The Company is not required to make any deduction on account of Irish tax from any payment it may make under any Loan Document to a Lender which is an Irish Qualifying Lender subject, in the case of an Irish Treaty Lender, to the completion of any necessary procedural formalities.
5.12    ERISA Compliance.
(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws except for instances of noncompliance that, either individually or in the aggregate, have not resulted or would not reasonably be expected to result in a Material Adverse Effect. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status other than qualification defects that can be corrected under the Employee Plans Compliance Resolution System described in IRS Revenue Procedure 2021-30 where such correction would not reasonably be expected to result in a Material Adverse Effect.
(b)There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
(c)Except as would not, either individually or in the aggregate, reasonably be expected to result in, a Material Adverse Effect: (i) no ERISA Event has occurred, and no Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher; (iii) no Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; and (iv) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

(d)With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any of their respective Restricted Subsidiaries that is not subject to United States Law (a “Foreign Plan”), except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:
(i)any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices of the jurisdiction in which such plan is maintained;
(ii)the Fair Market Value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles of the jurisdiction in which such plan is maintained; and
(iii)each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
5.13    Margin Regulations; Investment Company Act.
(a)Margin Regulations. None of the Borrowers is engaged, nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and the proceeds of each Credit Extension will not be used, in each case, in a manner that would violate Regulation U.
(b)Investment Company Act. None of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.14    Disclosure.
No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party (other than projected financial information, other forward-looking information and projections and information of a general economic or industry nature) to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby or delivered hereunder or thereunder (in each case as modified or supplemented by other information so furnished, the “Projections”) when taken as a whole, together with disclosures made by the Company in filings with the SEC, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, after giving effect to any updates and/or supplements to any such information; provided that with respect to the Projections, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed by such Loan Party to be reasonable at the time made; it being understood (a) that such Projections and forecasts are as to future events and are not to be viewed as facts, that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and its Subsidiaries, that no assurance can be given that any particular Projection or forecast will be realized and that actual results during the period or periods covered by any such Projections or forecasts may differ significantly from the projected results and such differences may be material and that such Projections and forecast are not a guarantee of future financial performance and (b) that no representation is made with respect to information of a general economic or industry nature. As of the Closing Date the information included with respect to Vertex Europe and Vertex Ireland, as applicable, in the Beneficial Ownership Certifications delivered to the Administrative Agent (for distribution to any

Lender) prior to or on the Closing Date in satisfaction of Section 4.01(h), is true and correct in all respects.
5.15    Compliance with Laws.
Each Loan Party and each Restricted Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
5.16    Solvency.
The Company, together with its Restricted Subsidiaries, on a Consolidated basis are Solvent.
5.17    Sanctions Concerns and Anti-Corruption Laws.
(a)Sanctions Concerns. No Loan Party, nor any Subsidiary, nor, to the knowledge of the Company and its Subsidiaries, any director, officer, employee, agent, or affiliate thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that is (i) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets, or (ii) located, organized or resident in a Designated Jurisdiction (such Persons referred to herein as “Sanctioned Persons”).
(b)Anti-Corruption Laws; Sanctions. The Loan Parties and their Subsidiaries have conducted their business in compliance in all material respects with the FCPA, the UK Bribery Act 2010, other similar anti-corruption legislation in other jurisdictions and applicable Sanctions, and have instituted and maintained policies and procedures reasonably designed to promote and achieve compliance in all material respects with such laws and applicable Sanctions.
5.18    [Reserved].
5.19    Covered Entities.
No Loan Party is a Covered Entity.
5.20    [Reserved].
5.21    [Reserved].
5.22    Affected Financial Institutions.
No Loan Party is an Affected Financial Institution.
5.23    Representations as to Designated Foreign Borrowers.
(a)Each Designated Foreign Borrower is subject to civil and commercial Laws with respect to its obligations under this Agreement and the other Loan Documents to which it is a party (collectively as to such Designated Foreign Borrower, the “Applicable Designated Foreign Borrower Documents”), and the execution, delivery and performance by such Designated Foreign Borrower of the Applicable Designated Foreign Borrower Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Designated Foreign Borrower nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Laws of the jurisdiction in which such Designated Foreign Borrower is organized and existing in respect of its obligations under the Applicable Designated Foreign Borrower Documents.

(b)The Applicable Designated Foreign Borrower Documents are in proper legal form under the Laws of the jurisdiction in which such Designated Foreign Borrower is organized and existing for the enforcement thereof against such Designated Foreign Borrower under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Designated Foreign Borrower Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Designated Foreign Borrower Documents that the Applicable Designated Foreign Borrower Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Designated Foreign Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Designated Foreign Borrower Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Designated Foreign Borrower Document or any other document is sought to be enforced and (ii) any charge or tax as has been timely paid.
(c)For purposes of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) for Vertex Europe and Vertex Ireland is situated in its jurisdiction of incorporation and, in each case, neither Vertex Europe nor Vertex Ireland has any “establishment” (as that term is used in Article 2(10) of the Regulation) in any other jurisdiction.
ARTICLE VI
AFFIRMATIVE COVENANTS
Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, such Loan Party shall, and shall cause each of its Restricted Subsidiaries (or, in the case of Section 6.16, shall cause each of its Subsidiaries) to:
6.01    Financial Statements.
Deliver to the Administrative Agent (for further distribution to each Lender):
(a)Audited Financial Statements. As soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Company, a Consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (except for any qualification pertaining to a maturity occurring under this Agreement within twelve (12) months of the relevant audit).
(b)Quarterly Financial Statements. As soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Company (commencing with the fiscal quarter ended September 30, 2022), a Consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related Consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller who is a Responsible Officer of the Company as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries, subject only to normal year-end audit adjustments and the absence of footnotes.
(c)Unrestricted Subsidiaries. Concurrently with the delivery of any financial statements pursuant to Section 6.01(a) or Section 6.01(b), an internally prepared reconciliation, in a form and with detail reasonably acceptable to the Administrative Agent, reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such Consolidated financial statements.
As to any information contained in materials furnished pursuant to Section 6.02(c), the Company shall not be separately required to furnish such information under Section 6.01(a) or Section (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.
6.02    Certificates; Other Information.
Deliver to the Administrative Agent (for further distribution to each Lender):
(a)Compliance Certificate. Within five (5) Business Days of delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller which is a Responsible Officer of the Company.
(b)[Reserved].
(c)Annual Reports; Etc. Promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.
(d)Anti-Money-Laundering. Promptly following any request therefor, information and documentation regarding the Loan Parties reasonably requested in writing by the Administrative Agent or any Lender (acting through the Administrative Agent) that is required by regulatory authorities in order to comply with applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.
(e)Beneficial Ownership. To the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, an updated Beneficial Ownership Certification promptly following any change in the information provided in the Beneficial Ownership Certification delivered to any Lender in relation to such Loan Party that would result in a change to the list of beneficial owners identified in such certification.
(f)Additional Information. Promptly, such additional information regarding the business, financial, legal or corporate affairs of the Company or any of its Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (acting through the Administrative Agent) may from time to time reasonably request in writing.
Documents required to be delivered pursuant to Section 6.01(a) or Section (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are (a) available via the SEC’s Electronic Data Gathering, Analysis and Retrieval system on the internet or (b) posted on the Company’s website on the Internet at the website address listed on Schedule 1.01(a); or on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative

Agent or such Lender; and (ii) the Company shall notify the Administrative Agent (by fax transmission or e-mail transmission) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrowers hereby acknowledge that (A) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (B) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that: (1) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (4) the Administrative Agent and any Affiliate thereof and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC”.
Notwithstanding anything to the contrary in this Section 6.02, neither the Company nor any Restricted Subsidiary shall be required to provide any information to the Administrative Agent, any Lender or any L/C Issuer in respect of which disclosure thereto would, or could reasonably be expected to, (a) result in a loss of attorney-client privilege or claim of attorney work product, in each case so long as the Company notifies the Administrative Agent of such limitation and the reason therefore, (b) result in the disclosure of non-financial trade secrets or non-financial proprietary information, (c) violate any Law applicable to the Company or any of its Subsidiaries, or (d) violate any confidentiality obligation (to the extent not created in contemplation of the Company’s or such Restricted Subsidiary’s obligations under this Section 6.02) binding on the Company or any of its Subsidiaries.
6.03    Notices.
Promptly, but in any event within five (5) Business Days (or three (3) Business Days, in the case of Section 6.03(a)) of a Responsible Officer of the Company obtaining actual knowledge thereof, notify the Administrative Agent (which will promptly furnish such information to each Lender): (a) of the occurrence of any Default; and (b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect. Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and, to the extent applicable, stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with reasonable particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
6.04    Payment of Taxes.
Pay all material federal income Taxes and other material Taxes required to be paid by them, unless (a) the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with, and to the extent required by, GAAP are being maintained by the Company or such Restricted Subsidiary, or (b) the failure to do so would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
6.05    Preservation of Existence, Etc.
(a)Except as otherwise permitted under Section 7.04, preserve, renew and maintain in full force and effect its legal existence and good standing (to the extent that such concept exists in such jurisdiction) under the Laws of the jurisdiction of its organization, formation or incorporation, as applicable, except, in the case of any Restricted Subsidiary of the Company that is not a Loan Party, to the extent the failure to do so would not reasonably be expected to result in a Material Adverse Effect; and
(b)take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, or as otherwise permitted hereunder.
6.06    Maintenance of Properties; Intellectual Property.
(g)Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain and preserve all of its material tangible properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and casualty excepted.
(h)Except as may be permitted pursuant to Section 7.04, take all reasonable actions necessary to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of its Material Intellectual Property (now or hereafter existing) of the Loan Parties and their Restricted Subsidiaries, including, where appropriate, the filing of applications for renewal, affidavits of use, affidavits of non-contestability and opposition and interference and cancellation proceedings, in each case, other than failing to maintain, obtain or pursue (including abandoning or allowing to lapse) Intellectual Property that, in such Loan Party’s or such Restricted Subsidiary’s reasonable judgment, is not economically practicable to maintain, obtain or pursue or is otherwise not material to the conduct of their business (taken as a whole).
6.07    Maintenance of Insurance.
Maintain with financially sound and reputable insurance companies (determined at the time such insurance is obtained), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried by companies of a similar size engaged in similar businesses.
6.08    Compliance with Laws.
Comply with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
6.09    Books and Records.
Maintain proper books of record and account, in which full, true and correct entries in accordance with, and to the extent required by, GAAP in all material respects.

6.10    Inspection Rights.
Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided that (a) except during the occurrence and continuance of an Event of Default, the Borrowers shall not be required to reimburse the Administrative Agent for the charges, costs and expenses in connection with such visits or inspections and the Administrative Agent shall not exercise rights under this Section 6.10 more often than one (1) time per year and (b) after the occurrence and during the continuance of an Event of Default, the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice; provided, further, that, (i) notwithstanding anything to the contrary in this Section 6.10, neither the Company nor any Restricted Subsidiary shall be required to disclose, permit the inspection, examination or making of copies or abstracts from, or discuss any document, information other matter, to the extent any such action would, or could reasonably be expected to, (A) result in a loss of attorney-client privilege or claim of attorney work product, in each case so long as the Company notifies the Administrative Agent of such limitation and the reason therefore, (B) result in the disclosure of non-financial trade secrets or non-financial proprietary information, (C) violate any Law applicable to the Company or any of its Subsidiaries, or (D) violate any confidentiality obligation (to the extent not created in contemplation of the Company’s or such Restricted Subsidiary’s obligations under this Section 6.10) binding on the Company or any of its Subsidiaries, and (ii) no discussion with any such independent accountants shall be permitted unless the Company shall have received reasonable notice thereof and a reasonable opportunity to participate therein and, if such participation is elected, the Company participated.
6.11    Use of Proceeds.
Use the proceeds of the Credit Extensions (a) to refinance on the Closing Date Indebtedness outstanding under the Existing Credit Agreement and (b) otherwise for working capital and any other general corporate purpose not in contravention of any applicable Law or of any Loan Document.
6.12    Covenant to Guarantee Obligations.
Until the Release Date, cause each of its Restricted Subsidiaries (other than any Excluded Subsidiary) whether newly formed, after acquired or otherwise existing, to promptly (and in any event within seventy-five (75) days thereafter (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Subsidiary Guarantor hereunder by way of execution of a Joinder Agreement and, in connection therewith, deliver to the Administrative Agent, with respect to each new Subsidiary Guarantor to the extent applicable, (a) substantially the same documentation required pursuant to Sections 4.01(b) and (d), (b) if reasonably requested by the Administrative Agent, customary legal opinions of counsel to the new Subsidiary Guarantor, and (c) such information necessary to complete any required “know your customer”, Patriot Act, Beneficial Ownership Regulation, Sanctions, OFAC and FCPA diligence, in scope, and with results, reasonably satisfactory to the Administrative Agent.
6.13    Conduct of Business.
Continue to engage in (a) the business engaged in by the Company and its Restricted Subsidiaries on the Closing Date, including any medical, pharmaceutical, diagnostic, medical device, medical technology or other health or well-being oriented business and any business similar, related, ancillary or incidental thereto or a reasonable extension, development or expansion thereof, or (b) any other business acquired in connection with an Acquisition or any other investment and any business similar, related, ancillary or incidental thereto, or that is an adjunct thereto, or a reasonable extension, development or expansion thereof.
6.14    [Reserved].
6.15    Approvals and Authorizations.
Without limiting the generality of Section 6.08, maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Loan Party is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents, unless the failure to do so would not reasonably be expected to have a Material Adverse Effect.
6.16    Anti-Corruption Laws; Sanctions.
Conduct its business in material compliance with (a)(i) the FCPA, the UK Bribery Act 2010 and other similar applicable anti-corruption legislation in other jurisdictions and (ii) maintain policies and procedures reasonably designed to promote and achieve such compliance with such laws, and (b)(i) all applicable Sanctions and (ii) maintain policies and procedures reasonably designed to promote and achieve such compliance with such Sanctions.
ARTICLE VII
NEGATIVE COVENANTS
Each of the Loan Parties hereby covenants and agrees that on the Closing Date and thereafter until the Facility Termination Date, no Loan Party shall, nor shall it permit any of its Restricted Subsidiaries (or, in the case of Sections 7.16 and 7.17, permit any of its Subsidiaries) to, directly or indirectly:
7.01    Liens.
Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):
(a)Liens (if any) pursuant to any Loan Document (including Liens on Cash Collateral granted pursuant to any Loan Document);
(b)Liens existing on the Closing Date and listed on Schedule 7.01 and any amendments, modifications, replacements, renewals, or extensions thereof; provided that (i) the Lien does not encumber any property other than (A) property encumbered on the Closing Date, (B) after-acquired property that is affixed or incorporated into the property encumbered by such Lien on the Closing Date, (C) proceeds and products thereof, (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.02(b) (or, to the extent constituting Indebtedness of the Company, is otherwise permitted by this Agreement), and (iii) the direct or any contingent obligor with respect thereto is not changed;
(c)(i) Liens for Taxes which are not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with, and to the extent required by, GAAP (or, for Foreign Subsidiaries, in conformity with, and to the extent required by, generally accepted accounting principles that are applicable in their respective jurisdiction of organization) and (ii) other Liens for Taxes (securing Tax liabilities in an aggregate amount not in excess of $2,500,000 at any time outstanding) which are not yet delinquent for a period of more than forty-five (45) days;

(d)Liens imposed by law such as carriers’, landlords’, warehousemen’s, mechanics’, materialmen’s, repairmen’s construction, or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(e)(i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA; (ii) pledges and deposits to secure insurance premiums or reimbursement obligations under insurance policies; or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by the Company or any of its Restricted Subsidiaries to support the payments of the items set forth in the foregoing clauses (i) and (ii);
(f)(i) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in the foregoing clause (i);
(g)easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)Liens securing judgments for the payment of money (or securing appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);
(i)Liens securing Indebtedness permitted under Section 7.02(c); provided that such Liens do not at any time encumber any property other than the property financed by such Indebtedness except for accessions to such property and the proceeds and the products thereof; provided, further, that individual financings of equipment permitted to be secured hereunder provided by one Person (or its Affiliates) may be cross collateralized to other financings of equipment under Section 7.02(c) provided by such Person (or its Affiliates);
(j)(i) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents and other investment securities on deposit in one or more accounts maintained by the Company or any of its Restricted Subsidiaries, in each case in the ordinary course of business in favor of the bank or banks with which such accounts are maintained; provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money; and (ii) Liens relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft of similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries;
(k)(i) any interest or title of a lessor, licensor, sublicensor, or sublessor under any lease, license, sublicense or sublease entered into by any Loan Party or any Restricted Subsidiary thereof in the ordinary course of business and covering only the assets so leased, licensed, sublicensed or subleased, and (ii) leases, licenses, subleases, or sublicenses (A) existing as of the date hereof, (B) between or among any Loan Parties and Restricted Subsidiaries, or (C) granted to others in the ordinary course of business and which do not (x) interfere in any material respect with the business of the Loan Parties and the Restricted Subsidiaries, taken as a whole, or (y) secure any Indebtedness;
(l)Liens (i) of a collection bank arising under Section 4-208 or 4-210 of the UCC on items in the course of collection, (ii) attaching to commodities trading accounts or other commodities brokerage accounts in the ordinary course of business or (iii) in favor of a banking institution or securities intermediary arising as a matter of law or under the banking institution’s general terms of business encumbering deposits (including the right of set-off); provided, that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money;
(m)any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;
(n)[reserved];
(o)[reserved];
(p)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(q)Liens (i) on cash or Cash Equivalent advances or escrow deposits in favor of the seller of any property to be acquired in an Investment to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition not prohibited by this Agreement (including any letter of intent or purchase agreement with respect to such Investment or Disposition), or (ii) consisting of an agreement to dispose of any property in a Disposition not prohibited by this Agreement, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(r)Liens on assets of the Company or any of its Restricted Subsidiaries securing obligations owed to the Company and/or any of its Restricted Subsidiaries;
(s)(i) Liens existing on assets or property of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged, amalgamated or consolidated with or into the Company or a Restricted Subsidiary) at the time such Person becomes a Restricted Subsidiary (other than as a result of a Subsidiary Redesignation); provided that (A) such Lien was not created in contemplation of such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property of such Person (other than improvements thereon, replacements and products thereof, additions and accessions thereto or proceeds thereof and other after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are not prohibited hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property), and (C) such Lien shall secure only those obligations which it secures on the date such Person becomes a Restricted Subsidiary; and (ii) amendments, modifications, extensions, refinancings, renewals and replacements of Liens of the type set forth in Section 7.01(s)(i) that do not increase the outstanding principal amount of the obligations secured thereby (other than by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such amendment, modification, extension, refinancing, renewal or replacement, and by an amount equal to any accrued interest on the underlying obligation relating thereto);
(t)Liens deemed to exist in connection with Investments in repurchase agreements related to Cash Equivalents;
(u)(i) Liens existing on assets or property at the time such assets or property is acquired by the Company or any of its Restricted Subsidiaries); provided that (A) such Lien was not created in contemplation of such acquisition, (B) such Lien does not extend to or cover any other assets or property not covered at the time of such acquisition (other than improvements thereon, replacements and products thereof, additions and accessions thereto or proceeds thereof and other after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are not prohibited hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property), and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition; and (ii) amendments, modifications, extensions, refinancings, renewals and replacements of Liens of the type set forth in Section 7.01(u)(i) that do not increase the outstanding principal amount of the obligations secured thereby (other than by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such amendment, modification, extension, refinancing, renewal or replacement, and by an amount equal to any accrued interest on the underlying obligation relating thereto);
(v)Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and deposits made in the ordinary course of business to secure liability to insurance carriers;
(w)Liens arising out of conditional sale, title retention, consignment or similar arrangements for the purchase or sale of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business;
(x)Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers and other counterparties of the Company or any of its Restricted Subsidiaries in the ordinary course of business;
(y)the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(z)Liens arising from precautionary UCC financing statements (or similar filings made with respect to any Foreign Subsidiary) regarding operating leases or other obligations not constituting Indebtedness;
(aa)Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;
(bb)    (i) Liens on cash and Cash Equivalents in connection with a Guaranteed Hedge Agreement securing customary initial deposits and margin deposits which are required as a matter of Law and (ii) pledges or transfers of collateral to support bilateral mark-to-market security arrangements in respect of uncleared swap or derivative transactions;
(cc)    Liens consisting of pledges or deposits of cash or Cash Equivalents securing obligations in respect of customary (i) letters of credit or bank guarantees permitted under Section 7.02(m) or (ii) warehouse receipts or similar obligations permitted hereunder and, in each case, incurred in the ordinary course of business or consistent with past practice (provided that no such letters of credit, bank guarantees, warehouse receipts or similar obligations support obligations in respect of Indebtedness);
(dd)    Liens of sellers of goods to any Loan Party and any of their respective Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
(ee)    in the case of any joint venture, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement; and
(ff)    other Liens; provided that immediately after giving effect to the incurrence of any Indebtedness or obligations secured by Liens in reliance on this clause (ff), the aggregate outstanding principal amount of (i) all Indebtedness and other obligations secured by Liens in reliance on this clause (ff), plus (ii) all Indebtedness incurred in reliance on Section 7.02(u), plus (iii) all Indebtedness of Unrestricted Subsidiaries Guaranteed by the Company or any Restricted Subsidiary, shall not exceed seventeen and one-half percent (17.5%) of Consolidated Net Worth (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 6.01(a) or Section 6.01(b) (or, prior to the delivery of any such financial statements, determined as of

March 31, 2022 (or, once financial statements for the fiscal quarter ending June 30, 2022 are available, determined as of June 30, 2022))).
For purposes of determining compliance with this Section 7.01, in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in this Sections 7.01, the Borrowers may, in their sole discretion, classify or divide such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.01 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof).
7.02    Subsidiary Indebtedness.
Permit any Restricted Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness under the Loan Documents;
(b)Indebtedness outstanding on the Closing Date and listed on Schedule 7.02 and any amendments, modification, refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such amendment, modification, refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such amendment, modification, refinancing, refunding, refinancing or extension (including upfront fees and original issue discount thereon) and by an amount equal to any accrued interest and existing commitments unutilized thereunder and (ii) the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such amendment, modification, refinancing, refunding, renewal or extension;
(c)(i) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided that the aggregate amount of all such Indebtedness shall not exceed $100,000,000 in any fiscal year; and (ii) any renewal, refinancing or extension of Indebtedness permitted pursuant to Section 7.02(c)(i), so long as, after giving effect to such renewal, refinancing or extension, the principal amount of the renewed, refinanced or extended Indebtedness does not exceed the outstanding principal balance of the Indebtedness being renewed, refinanced or extended (except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such renewal, refinancing or extension, and by an amount equal to any accrued interest thereon);
(d)Indebtedness owed to the Company or any Restricted Subsidiary (“Intercompany Debt”); provided that no such Intercompany Debt shall be assigned to, or subjected to any Lien in favor of, a Person other than the Company and/or any Restricted Subsidiary;
(e)Guarantees provided by any Restricted Subsidiary in respect of Indebtedness of (i) the Company, (ii) any other Restricted Subsidiary, to the extent such Indebtedness is permitted pursuant to this Section 7.02;
(f)obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business;
(g)Defeased Debt;
(h)to the extent constituting Indebtedness, Warrant Transactions not otherwise prohibited by this Agreement;

(i)(i) Indebtedness of any Person that becomes a Restricted Subsidiary of the Company (or of any Person not previously a Subsidiary that is merged, amalgamated or consolidated with or into a Restricted Subsidiary) after the Closing Date; provided that (A) such Indebtedness is not incurred in contemplation of such Person becoming a Restricted Subsidiary, and (B) after giving effect to the incurrence of such Indebtedness the Loan Parties are in Pro Forma Compliance; and (ii) any amendments, modification, refinancings, refundings, renewals or extensions of Indebtedness permitted pursuant to Section 7.02(i)(i); provided that (A) the amount of such Indebtedness is not increased at the time of such amendment, modification, refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such amendment, modification, refinancing, refunding, refinancing or extension (including upfront fees and original issue discount thereon) and by an amount equal to any accrued interest and existing commitments unutilized thereunder and (B) the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such amendment, modification, refinancing, refunding, renewal or extension;
(j)[reserved];
(k)obligations of any Restricted Subsidiary in respect of any overdraft and related liabilities arising from treasury, depository, credit card, purchasing card and cash management services or any automated clearing house transfers of funds and other Indebtedness in respect of netting services, overdraft protections, cash pooling, employee credit cards and similar arrangements, in each case, in connection with deposit accounts in the ordinary course of business;
(l)Indebtedness consisting of obligations in respect of surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees provided by any Restricted Subsidiary, and bank guarantees issued on behalf of Domestic Subsidiaries, in each case in the ordinary course of business or consistent with past practice;
(m)Indebtedness under letters of credit or bank guarantees issued on behalf of Foreign Subsidiaries (and not issued under this Agreement) in an aggregate amount not to exceed $100,000,000 at any one time outstanding;
(n)Indebtedness representing deferred compensation or stock-based compensation or severance, pension and health and welfare benefits to employees and former employees, as applicable, of the Restricted Subsidiaries incurred in the ordinary course of business;
(o)Indebtedness constituting indemnification obligations or obligations for the payment of the purchase price (pending the consummation of such transaction) or other contingent purchase price adjustments incurred in an Investment or any Disposition not prohibited by this Agreement;
(p)Indebtedness consisting of obligations under deferred consideration (earnouts, royalty payments, indemnifications, incentive non-competes, milestone payments and other contingent obligations) incurred in connection with any Acquisition or other Investment or otherwise in connection with research and development licensing agreements, collaboration agreements or development agreements;
(q)Indebtedness consisting of insurance premium financing and take or pay obligations contained in supply agreements in the ordinary course of business;
(r)[reserved];
(s)to the extent constituting Indebtedness, obligations that are being contested in accordance with Section 6.04;

(t)customer advances or deposits or other endorsements for collection, deposit or negotiation and warranties of products or services, in each case received or incurred in the ordinary course of business; and
(u)other Indebtedness of Restricted Subsidiaries; provided that immediately after giving effect to the incurrence of any Indebtedness in reliance on this clause (u), (i) the aggregate outstanding principal amount of (A) all Indebtedness incurred in reliance on this clause (u), plus (B) all Indebtedness and other obligations secured by Liens in reliance on Section 7.01(ff), plus (C) all Indebtedness of Unrestricted Subsidiaries Guaranteed by the Company or any Restricted Subsidiary, shall not exceed seventeen and one-half percent (17.5%) of Consolidated Net Worth (determined as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 6.01(a) or Section 6.01(b) (or, prior to the delivery of any such financial statements, determined as of March 31, 2022 (or, once financial statements for the fiscal quarter ending June 30, 2022 are available, determined as of June 30, 2022))) and (ii) the Loan Parties are in Pro Forma Compliance.
For purposes of determining compliance with this Section 7.02, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in this Section 7.02, the Borrowers may, in their sole discretion, classify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.02 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 7.02.
7.03    [Reserved].
7.04    Fundamental Changes.
Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(a)any Restricted Subsidiary may merge or consolidate with or dissolve or liquidate into: (A) the Company; provided that the Company shall be the continuing or surviving Person; or (B) so long as no Event of Default would result therefrom, any one or more other Restricted Subsidiaries; provided that (1) in any such transaction involving a Subsidiary Guarantor, (x) such Subsidiary Guarantor shall be the continuing or surviving Person, and (y) no such transaction shall cause any then-existing Subsidiary Guarantor to become a Subsidiary that would not be required to be a Subsidiary Guarantor pursuant to Section 6.12, and (2) in any such transaction involving a Foreign Subsidiary Borrower, to the extent no U.S. Loan Party is a party to such transaction (it being understood and agreed, for the avoidance of doubt, that to the extent a U.S. Loan Party is a party to such transaction, the other provisions of this Section 7.04(a) shall apply), such Foreign Subsidiary Borrower shall be the continuing or surviving Person;
(b)(A) any Subsidiary Guarantor may Dispose of all or substantially all of its assets (including any Disposition that is in the nature of a liquidation) to any other U.S. Loan Party, (B) any Designated Foreign Borrower may Dispose of all or substantially all of its assets (including any Disposition that is in the nature of a liquidation) to any other Loan Party, and (C) any Restricted Subsidiary that is not a Loan Party may Dispose of all or substantially all of its assets (including any Disposition that is in the nature of a liquidation) to any Loan Party or, so long as no Event of Default would result therefrom, any other Restricted Subsidiary;
(c)so long as no Event of Default shall exist or would result therefrom, each of the Company and any of its Restricted Subsidiaries may merge into or consolidate with any other Person (other than the Company or any of its Subsidiaries) or permit any other Person (other than the Company or any of its Subsidiaries) to merge into or consolidate with it; provided that, in each case, immediately after giving effect thereto (i) in the case of any such merger or consolidation to which a Borrower is a party (the “Existing Borrower”), (A) the Existing Borrower is the surviving Person (and if the Company is a party to such merger or consolidation, the Company is the surviving Person) or (B) if the Person formed by or surviving any such merger or consolidation is not the Existing Borrower (any such Person, the “Successor Borrower”), (1)(x) if the Existing Borrower is the Company, the Successor Borrower shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia, and (y) if the Existing Borrower is a Designated Foreign Borrower, the Successor Borrower shall be an entity organized or existing under the Laws of the jurisdiction in which the Existing Borrower is organized or any other Approved Foreign Jurisdiction, (2) the Successor Borrower shall expressly assume all the obligations of the Existing Borrower under this Agreement and the other Loan Documents to which the Existing Borrower is a party pursuant to customary documents in form and substance reasonably satisfactory to the Administrative Agent, (3) each applicable Guarantor shall have confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under the Loan Documents (to the same extent as such Guarantee applied to the Existing Borrower’s obligations under the Loan Documents) pursuant to customary documents in form and substance reasonably satisfactory to the Administrative Agent, (4) the Company shall have delivered to the Administrative Agent such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent and (5) the Administrative Agent and the Lenders shall have received all information and documentation required by applicable regulatory authorities in order to comply with applicable “know your customer” laws and regulations, Patriot Act, Beneficial Ownership Regulation, Sanctions, and other similar due diligence, in each case, reasonably requested in writing by the Administrative Agent and the Lenders, (ii) in the case of any such merger or consolidation to which any Subsidiary Guarantor is a party, such Subsidiary Guarantor is the surviving Person, and (iii) in the case of any such merger or consolidation to which any Restricted Subsidiary (other than a Loan Party) is a party, such Restricted Subsidiary is the surviving Person; and
(d)so long as no Event of Default has occurred and is continuing or would result therefrom, the Company and its Restricted Subsidiaries may consummate Permitted Restructurings.
7.05    [Reserved].
7.06    [Reserved].
7.07    [Reserved].
7.08    [Reserved].
7.09    [Reserved].
7.10    Use of Proceeds.
Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.11    Financial Covenant.
Permit the Consolidated Leverage Ratio as of the end of any Measurement Period (commencing with the Measurement Period ending September 30, 2022) to be greater than 3.50 to 1.00; provided that upon consummation of a Material Acquisition and upon the written election of the Company (which may be exercised not more than three (3) times during the term of this Agreement) to the Administrative Agent (which shall promptly notify the Lenders), the Company may increase the maximum Consolidated

Leverage Ratio to 4.00 to 1.00 (the “Adjusted Consolidated Leverage Ratio”); provided, further, that the Adjusted Consolidated Leverage Ratio shall be effective as of the date of consummation of the Material Acquisition (including for determining Pro Forma Compliance with the requirements of this Agreement for such Material Acquisition) and shall apply for each of the four (4) fiscal quarters immediately following the consummation of such Material Acquisition (including, for the avoidance of doubt, the fiscal quarter in which such Material Acquisition was consummated).
7.12    [Reserved].
7.13    [Reserved].
7.14    [Reserved].
7.15    [Reserved].
7.16    Sanctions.
Use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Sanctioned Person, or in any Designated Jurisdiction, in each case, in violation of applicable Sanctions, or in any other manner that will result in a violation by any Person party hereto (including any Person participating in the transaction, whether as Lender, as Arranger, Administrative Agent, L/C Issuer, Swingline Lender, or otherwise) of Sanctions.
7.17    Anti-Corruption Laws.
Use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the FCPA, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions.
7.18    Massachusetts Security Corporation.
With regard to any Restricted Subsidiary that is a Massachusetts Security Corporation, conduct, transact or otherwise engage in any material operating or business activities other than investment activities that would not reasonably be expected to result in the loss of such Person’s qualification as a Massachusetts “security corporation” under Mass. Gen. L. c. 63, §38B.
7.19    Unrestricted Subsidiaries.
Permit any Unrestricted Subsidiary to (a) own, or possess the right to use, any Material Intellectual Property, or (b) own any of the material economic rights derived from any Intellectual Property, in each case with respect to clause (a) or clause (b), covering the Cystic Fibrosis Drug Franchise Assets.
ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default.
Any of the following shall constitute an event of default (each, an “Event of Default”):
(a)Non-Payment. Any Borrower or any other Loan Party fails to pay, in the currency required hereunder, (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or
(b)Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.05(a) (solely with respect to the existence of the Company), Section 6.11, or Article VII; or
(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or Section 8.01(b)) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) any Responsible Officer of the Company obtaining knowledge thereof and (ii) the Administrative Agent providing the Company written notice thereof; or
(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any Compliance Certificate delivered pursuant to or in connection with this Agreement or any other Loan Document shall be incorrect or misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations, warranties, certificates or statement of fact that already are qualified or modified by materiality in the text thereof) when made or deemed made; or
(e)Cross-Default. (i) Any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), beyond any applicable grace period, in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Intercompany Debt owing to a Loan Party and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform (beyond any applicable grace period) any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to require, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to require, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (it being understood and agreed that this clause (e)(i)(B) shall not apply to (1) the occurrence of events causing Convertible Bond Indebtedness to become convertible, or conversions of Convertible Bond Indebtedness in accordance with its terms and the satisfaction by the Company of its obligations in connection with conversions of Convertible Bond Indebtedness through (x) the issuance of Qualified Stock and (y) cash payments in lieu of fractional shares required to be paid upon such conversions, (2) any secured Indebtedness that becomes due or is required to be repaid, repurchased, redeemed or defeased as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness (to the extent such sale or transfer is not prohibited by this Agreement), (3) any Indebtedness that is voluntarily prepaid in connection with the refinancing thereof, or (4) any event requiring the repurchase, repayment or redemption (automatically or otherwise), or an offer to repurchase, prepay or redeem, any Indebtedness, or the delivery of any notice with respect thereto, solely as a result of the Company’s or any of its Restricted Subsidiaries’ failure to consummate a merger or other acquisition contemplated to be funded in whole or in part with the proceeds of such Indebtedness); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Restricted Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount;

or (iii) any Loan Party or any Restricted Subsidiary thereof fails to make any payment beyond the applicable grace period with respect thereto under any lease for the Specified Leased Locations (or contained in any instrument or agreement evidencing or relating thereto), the effect of which payment default is to cause, or to permit the landlord under such lease to cause, with the giving of notice if required, such lease to be terminated; or
(f)Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, examiner, process adviser, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, administrator, administrative receiver, compulsory manager, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(g)Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within forty-five (45) days after its issue or levy; or
(h)Judgments. There is entered against any Loan Party or any Restricted Subsidiary (other than an Immaterial Subsidiary) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not paid, fully bonded or covered by independent third-party insurance as to which the insurer has been notified of the potential claim and has not denied coverage) and (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of a Loan Party or an ERISA Affiliate in an aggregate amount which exceeds the Threshold Amount, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA which has resulted or would reasonably be expected to result in liability of a Loan Party or an ERISA Affiliate in an aggregate amount which exceeds the Threshold Amount; or
(j)Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations arising under the Loan Documents, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document other than in connection with the release of a Subsidiary Guarantor in accordance with the terms hereof; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(k)Change of Control. There occurs any Change of Control.

8.02    Remedies upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)declare the Revolving Commitment of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
(c)require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents or applicable Law or equity;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code, the obligation of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03    Application of Funds.
After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Guaranteed Obligations then due hereunder, any amounts received on account of the Guaranteed Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders, and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders, and the L/C Issuers arising under the Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Guaranteed Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans and L/C Borrowings and to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.14, in each case ratably among the Administrative Agent, the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to payment of that portion of the Guaranteed Obligations then owing under the Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements, in each case ratably among the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fifth held by them; and
Last, the balance, if any, after all of the Guaranteed Obligations have been paid in full, to the Borrowers or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Guaranteed Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Guaranteed Obligations otherwise set forth above in this Section.
Notwithstanding the foregoing, (a) Guaranteed Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Guaranteed Party Designation Notice, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be, and (b) no amounts received from or on account of a Designated Foreign Borrower shall be used to pay or applied against any Guaranteed Obligations of or attributable to any U.S. Loan Party or any other Domestic Subsidiary. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX
ADMINISTRATIVE AGENT
9.01    Appointment and Authority.
Each of the Lenders and each of the L/C Issuers hereby irrevocably appoints, designates and authorizes Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions; provided that the Company shall have the rights granted to the Company pursuant to Section 9.06. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial, advisory, underwriting or other business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
9.03    Exculpatory Provisions.
(a)The Administrative Agent or the Arrangers, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and their respective duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arrangers, as applicable, and their Related Parties:
(i)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any L/C Issuer any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates that is communicated to, or in the possession of, the Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein.
(b)    Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02 or (ii) in the absence of its own gross negligence, willful misconduct or bad faith as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Company, a Lender or an L/C Issuer.
(c)Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender, any Participant, any prospective Lender or any prospective Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(d)Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objections.
9.05    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Revolving Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, willful misconduct or bad faith in the selection of such sub-agents.
9.06    Resignation of Administrative Agent.
(a)Notice. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (such consent (i) not to be unreasonably withheld or delayed, and (ii) not being required to the extent an Event of Default Section 8.01(a) or Section 8.01(f) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring

Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above (including the consent of the Company, if applicable); provided that in no event shall any successor Administrative Agent be a Defaulting Lender or a Disqualified Institution. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)Defaulting Lender. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and, in consultation with the Company, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(j) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor, and the retiring or removed Administrative Agent shall cease to be entitled to all such fees upon the effectiveness of its resignation or removal as Administrative Agent, except to the extent it continues to act in any capacity hereunder or under the other Loan Documents after such resignation or removal. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring or removed Administrative Agent was acting as Administrative Agent and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Credit Parties and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)L/C Issuer and Swingline Lender. Any resignation or removal by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as an L/C Issuer and Swingline Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuers hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment by the Company of a successor L/C Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as applicable, (ii) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
9.07    Non-Reliance on Administrative Agent, the Arrangers and the Other Lenders.
Each Lender and each L/C Issuer expressly acknowledges that none of the Administrative Agent nor the Arrangers has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or each L/C Issuer as to any matter, including whether the Administrative Agent or any Arranger has disclosed material information in their (or their Related Parties’) possession. Each Lender and each L/C Issuer represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and each L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
9.08    No Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09    Administrative Agent May File Proofs of Claim.
(a)In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Guaranteed Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09, 2.10(b) and 11.04) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, examiner, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 2.10(b) and 11.04.
(b)    Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Guaranteed Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer or in any such proceeding.
9.10    Guaranty Matters.
(a)Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and each of the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion:
(i)to release any Subsidiary Guarantor from its obligations under the Guaranty if (A) such Person ceases to be a Subsidiary or becomes an Excluded Subsidiary, in each case, as a result of a transaction not prohibited under the Loan Documents (including pursuant to Section 7.04) (it being understood and agreed, for the avoidance of doubt, that no Subsidiary Guarantor shall be released from its obligations under the Loan Documents solely because such Subsidiary Guarantor ceases to be a Wholly Owned Subsidiary as a result of a transaction not prohibited under the Loan Documents, unless (A) in connection with such transaction, such Subsidiary Guarantor also ceases to be a Subsidiary, or (B) such transaction and related disposition of Equity Interest of the applicable Subsidiary Guarantor is for Fair Market Value and a bona fide business purpose (as determined by the Company in good faith), and the other Person taking an Equity Interest in such Subsidiary is not an Affiliate of the Company (other than as a result of such joint venture)), (B) the Release Date has occurred or (C) such Person is designated as an Unrestricted Subsidiary hereunder; or

(ii)to release any Designated Foreign Borrower from its obligations under each Loan Document if such Person ceases to be a Designated Foreign Borrower as provided in Section 2.16(e).
(b)Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty and/or any Designated Foreign Borrower from its obligations under the Loan Documents pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will promptly, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guaranty and/or such Designated Foreign Borrower from its obligations under the Loan Documents, in each case, in accordance with the terms of the Loan Documents and this Section 9.10. The Administrative Agent shall have no liability whatsoever to any Credit Party as the result of effectuating or executing any document evidencing any release of any Loan Party by it as permitted (or which the Administrative Agent in good faith believes to be permitted) by this Section 9.10 and any execution and delivery of documents pursuant to this Section 9.10 shall be without recourse or warranty by the Administrative Agent.
9.11    Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements.
Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefit of the provisions of Section 8.03 or the Guaranty by virtue of the provisions hereof shall have any right to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof of or the Guaranty) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents (it being understood that Administrative Agent may take any and all action expressly specified in Section 9.10). Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Guaranteed Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Guaranteed Party Designation Notice of such Guaranteed Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Guaranteed Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements in the case of the Facility Termination Date. Each Lender hereby acknowledges and agrees (including on behalf of any of its Affiliates that may be a Cash Management Bank or a potential Hedge Bank) that (a) obligations of the Company or any of its Subsidiaries under any Guaranteed Cash Management Agreement or Guaranteed Hedge Agreement shall be guaranteed pursuant to the Guaranty only until such time as the Guaranty terminates pursuant to Section 10.06 and (b) any release of Guarantors and/or Designated Foreign Borrowers effected in a manner not prohibited by this Agreement and the other Loan Documents shall not require the consent of holders of obligations under Guaranteed Cash Management Agreements or Guaranteed Hedge Agreements.
9.12    Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more benefit plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments, or this Agreement;

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84–14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95–60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90–1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91–38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96–23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84–14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84–14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84–14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Company or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Loan Document or any documents related hereto or thereto).
9.13    Recovery of Erroneous Payments.
Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Party, whether or not in respect of an obligation due and owing by any Loan Party at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Party in Same Day Funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. Each Lender Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Party promptly upon determining that any payment made to such Lender Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X
CONTINUING GUARANTY
10.01    Guaranty.
Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Obligations and Additional Obligations (or, if the scope of such Guarantor’s Guaranty is limited to a portion of the Obligations and/or Additional Obligations under the definition of “Guarantors”, such portion) (collectively, for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided that (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor, (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law or other applicable Law, (c) for avoidance of doubt, the Designated Foreign Borrowers shall not be liable under this Guaranty for any Obligations or Additional Obligations of or attributable to any U.S. Loan Party or any other Domestic Subsidiary, (d) the guaranty given by a Guarantor which is incorporated in England and Wales does not apply to any liability to the extent that it would result in this Guaranty constituting unlawful financial assistance within the meaning of sections 678 or 679 of the Companies Act 2006, and (e) notwithstanding anything contrary in this Section 10.01, the guaranty under this Section 10.01 of any Guarantor incorporated in Ireland does not apply to any liability to the extent that it would (i) result in this Guaranty constituting unlawful financial assistance within the meaning of section 82 of the Companies Act 2014 of Ireland or (ii) constitute a breach of section 239 of the Companies Act 2014 of Ireland. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities with respect to Guaranteed Obligations, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Guaranteed Obligations absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
10.02    Rights of Lenders.
Each Guarantor consents and agrees that the Credit Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuers and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.
10.03    Certain Waivers.
Each Guarantor waives: (a) any defense arising by reason of any disability or other defense of the Borrowers or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Credit Party) of the liability of the Borrowers or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrowers or any other Loan Party; (c) the benefit of any statute of limitations affecting any Guarantor’s liability hereunder; (d) any right to proceed against the Borrowers or any other Loan Party, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the power of any Credit Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Credit Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties other than the occurrence of the Facility Termination Date and the payment in full in cash (or other arrangement satisfactory to the applicable Cash Management Bank or Hedge Bank) of all Additional Obligations to the extent then due and payable. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.
10.04    Obligations Independent.
The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrowers or any other person or entity is joined as a party.
10.05    Subrogation.
No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Revolving Commitments and the Revolving Facility are terminated. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Credit Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.
10.06    Termination; Reinstatement.
This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date and the payment in full in cash (or other arrangement satisfactory to the applicable Cash Management Bank or Hedge Bank) of all Additional Obligations to the extent then due and payable; provided, that, if the Facility Termination Date has not yet occurred, (x) the Guaranteed Obligations of each Subsidiary Guarantor shall terminate upon the Release Date and (y) on and after the Release Date, the Company and its Restricted Subsidiaries shall no longer be subject to the provisions of Section 6.12. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrowers or a Guarantor is made, or any of the Credit Parties exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Credit Parties in their discretion) to be repaid to a trustee, receiver, examiner or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Credit Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 10.06 shall survive termination of this Guaranty.
10.07    Stay of Acceleration.
If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrowers under any Debtor Relief

Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Credit Parties.
10.08    Condition of Borrowers.
Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as such Guarantor requires, and that none of the Credit Parties has any duty, and such Guarantor is not relying on the Credit Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (each Guarantor waiving any duty on the part of the Credit Parties to disclose such information and any defense relating to the failure to provide the same).
10.09    Appointment of Company.
Each of the Loan Parties hereby appoints the Company to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Company may execute such documents and provide such authorizations on behalf of such Loan Parties as the Company deems appropriate in its sole discretion and each Loan Party shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, an L/C Issuer or a Lender to the Company shall be deemed delivered to each Loan Party and (c) the Administrative Agent, the L/C Issuers or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Company on behalf of each of the Loan Parties.
10.10    Right of Contribution.
The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law.
10.11    Keepwell.
Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of a Lien under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section 10.11 to constitute, and this Section 10.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
ARTICLE XI
MISCELLANEOUS
11.01    Amendments, Etc.
(a)No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Company or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:
(i)[reserved];
(ii)[reserved];
(iii)extend or increase the Revolving Commitment of any Lender (or reinstate any Revolving Commitment terminated pursuant to Section 8.02) without the written consent of such Lender whose Revolving Commitment is being extended or increased (it being understood and agreed that a waiver (or amendment to the terms of) of any condition precedent in Section 4.02 or of any Default or Event of Default or a mandatory reduction in Revolving Commitments shall not constitute an extension or increase in the Revolving Commitment of any Lender);
(iv)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;
(v)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (4) of the proviso set forth below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend the financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;
(vi)change (i) Section 8.03 without the written consent of each Lender, (ii) Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (iii) Section 2.12(f) in a manner that would alter the pro rata application required thereby without the written consent of each Lender directly affected thereby;
(vii)change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(viii)release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
(ix)amend Section 1.09 or the definition of “Alternative Currency” without the written consent of each Lender;
(x)release any Borrower or permit any Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the consent of each Lender, except to the extent the release of any Designated Foreign Borrower is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(xi)amend Section 2.16(b) to permit the designation of a Designated Foreign Borrower without the consent of the Administrative Agent, the Lenders and the L/C Issuers to such designation, without the written consent of each Lender;
provided, further, that: (1) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (2) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (3) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (4) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (5) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (6) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein; (7) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders; (8) the Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Company as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Company in order to give effect to, and reflect the existence of, any Incremental Revolving Facility pursuant to Section 2.18 or any Extended Revolving Facility pursuant to Section 2.19; (9) to the extent permitted pursuant to Section 1.09, this Agreement may be amended solely to (x) add additional currency options for Revolving Loans and the applicable interest rates (and applicable adjustments, if any) with respect thereto with the written consent of the Administrative Agent and the Company, and (y) add additional currency options for Letters of Credit with the written consent of the Administrative Agent, the Alternative Currency L/C Issuer, and the Company; (10) to the extent permitted by Section 1.10(b) or Section 1.10(c), this Agreement may be amended to make such reasonable changes of construction as the Administrative Agent may from time to time specify; (11) this Agreement may be amended by the Company, the applicable Applicant Foreign Borrower, and the Administrative Agent to add such provisions as are deemed necessary, in the sole discretion of the Administrative Agent, to facilitate the addition of any Designated Foreign Borrower designated pursuant to Section 2.16; (12)(x) in order to implement any Term SOFR Successor Rate or any Term SOFR Conforming Changes, in each case in accordance with Section 3.03(c), this Agreement may be amended for such purpose as provided in and subject to the limitations of Section 3.03(c), and (y) in order to implement any Successor Rate or any Conforming Changes, in each case in accordance with Section 3.03(d), this Agreement may be amended for such purpose as provided in and subject to the limitations of Section 3.03(d); (13)(x) the Administrative Agent shall have the right, from time to time, to make Term SOFR Conforming Changes and any amendments implementing such Term SOFR Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document, so long as, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Term SOFR Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective, and (y) the Administrative Agent shall have the right, from time to time, to make Conforming Changes and any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document, so long as, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such

Conforming Changes to the Company and the Lenders reasonably promptly after such amendment becomes effective; and (14) to the extent permitted pursuant to Section 11.22, this Agreement and the other Loan Documents may be amended in connection with the releases contemplated by Section 11.22.
(b)Notwithstanding anything to the contrary herein (including the other provisions of this Section 11.01) (i) the Administrative Agent and the Company may amend, modify or supplement this Agreement or any of the other Loan Documents to cure any omission, mistake, defect or inconsistency and any such amendment, modification or supplement, as applicable, shall become effective without the further consent of any other party to such Loan Document, and (ii) this Agreement may be amended, amended and restated or otherwise supplemented or modified without the consent of any Lender (but with the consent of Company and the Administrative Agent) if, upon giving effect to such amendment, amendment and restatement or other supplement or modification, such Lender shall no longer be a party to this Agreement (as so amended, amended and restated or otherwise supplemented or modified), the Revolving Commitment of such Lender shall have terminated (but such Lender shall be entitled to the benefits of the provisions of this Agreement which expressly survive the termination of such Lender’s Revolving Commitments), such Lender shall have no other obligation to provide additional Credit Extensions to the Borrowers under this Agreement and such Lender shall have been paid in full all Obligations (other than (A) contingent indemnification and expense reimbursement obligations as to which no claim has been asserted and (B) for the avoidance of any doubt, any Additional Obligations) owing to it or accrued for its account under this Agreement.
If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Company may replace such Non-Consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Company to be made pursuant to this paragraph).
11.02    Notices; Effectiveness; Electronic Communications.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax transmission or e-mail transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Company or any other Loan Party, the Administrative Agent, Bank of America as an L/C Issuer, or the Swingline Lender, to the address, fax number (to the extent applicable), e-mail address or telephone number specified for such Person on Schedule 1.01(a); and
(ii)if to any other Lender or any other L/C Issuer, to the address, fax number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
(b)Electronic Communications.
(i)Notices and other communications to the Administrative Agent, the Lenders, the Swingline Lender and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FPML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or any L/C Issuer pursuant to Article II if such Lender, the Swingline Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent, the Swingline Lender, any L/C Issuer or the Borrowers may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii)Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices and other communications posted to an Internet or intranet website shall be deemed received by the intended recipient upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail address or other written acknowledgement) indicating that such notice or communication is available and identifying the website address therefor; provided that for both clauses (A) and (B) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except with respect to such losses, claims, damages, liabilities or expenses of the Borrowers only that are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party with respect to any such transmission of Borrower Materials or notices through the Platform by such Agent Party.
(d)Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuers and the Swingline Lender may change its address, fax number (to the extent applicable) or telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, fax number or telephone number or e-mail address for notices and other communications hereunder by notice to the Company, the Administrative Agent, the L/C Issuers and the Swingline Lender.

In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States federal or state securities laws.
(e)Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Loan Notices, Letter of Credit Applications, Notice of Loan Prepayment and Swingline Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03    No Waiver; Cumulative Remedies; Enforcement.
(f)No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
(g)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (iii) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. Each Credit Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees of the Guaranteed Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.
11.04    Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Loan Parties shall pay (i) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented or invoiced out-of-pocket fees, charges and disbursements of one primary counsel for the Administrative Agent and the Arrangers, taken as a whole, and, after consultation with the Company, one local counsel as necessary in each appropriate jurisdiction for the Administrative Agent and the Arrangers, taken as a whole), in connection with the syndication of the credit facilities provided for herein, the preparation, due diligence, negotiation, execution, delivery, closing and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented or invoiced out-of-pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including reasonable and invoiced out-of-pocket fees, charges and disbursements of (x) one primary counsel for the Administrative Agent, the Lenders and the L/C Issuers, (y) to the extent deemed reasonably necessary by the Administrative Agent, the Lenders and the L/C Issuers, one local counsel as reasonably necessary in each appropriate jurisdiction for the Administrative Agent, the Lenders and the L/C Issuers, taken as a whole, and (z) solely in the event of a conflict of interest where the Administrative Agent, Lender or applicable L/C Issuer informs the Company of such conflict, one additional counsel in each relevant jurisdiction to each group of similarly situated parties, taken as a whole), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender, the Swingline Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and invoiced out-of-pocket fees, charges and disbursements of one primary counsel for the Indemnitees and one local counsel as necessary in each appropriate jurisdiction for the Indemnitees, taken as a whole, and, solely in the event of a conflict of interest (where the indemnitees inform the Company of such conflict), one additional counsel in each relevant jurisdiction to each group of similarly situated Indemnitees, taken as a whole, and settlement costs), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Company or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including any Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, that such Indemnitee reasonably believes is made by any Responsible Officer of the applicable Loan Party), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries to the extent such losses, claims, damages, liabilities or related expenses of any Indemnitee result (directly or indirectly) from (or is incidental to) the Indemnitees’ relationship with the Loan Parties and their Subsidiaries under the Loan Documents and the transactions contemplated hereunder, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party or any of the Company’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee, (B) result from a claim brought by the Company or any other Loan Party against an Indemnitee for a material breach of such Indemnitee’s material obligations hereunder or under any other Loan Document, if the Company or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) arise from a dispute solely among Indemnitees that does not involve, result from, or relate to, directly or indirectly, any act or omission by the Loan Parties or their respective Affiliates (other than a claim against a party hereto solely in its capacity as Swingline Lender, an L/C Issuer, Arranger or Administrative Agent or any other Person performing a similar role under the Loan Documents). Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to pay any amount required under Section 11.04(a) or Section 11.04(b) to be paid by it to the Administrative Agent (or any sub-agent thereof), each L/C Issuer, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each L/C Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Revolving Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), each L/C Issuer or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), each L/C Issuer or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this Section 11.04(c) are subject to the provisions of Section 2.12(d).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, none of the parties hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any other party hereto or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Loan Parties’ indemnity obligations to the extent set forth in Section 11.04(b). No Indemnitee referred to in Section 11.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor. Notwithstanding anything to the contrary herein, the Designated Foreign Borrowers shall not be required to make any payment under this Section 11.04 in respect of any Obligations of or attributable to any U.S. Loan Party, and all other payments under this Section 11.04 shall be made by the Company and/or the U.S. Loan Parties.
(f)Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, each L/C Issuer and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all the other Guaranteed Obligations.
11.05    Payments Set Aside.
To the extent that any payment by or on behalf of the Company is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver, examiner or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
11.06    Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (unless such assignment or transfer is permitted pursuant to Section 7.04) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.

(A)In the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 11.06(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned.
(B)In any case not described in Section 11.06(b)(i)(A), the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default pursuant to Section 8.01(a), Section 8.01(f) or Section 8.01(g) has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to the Loans and/or the Revolving Commitment assigned, except that this Section 11.06(b)(ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.06(b)(i)(B) and, in addition:
(A)the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default pursuant to Section 8.01(a), Section 8.01(f) or Section 8.01(g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)the consent of each L/C Issuer and the Swingline Lender shall be required for any assignment.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to any Borrower or any of the Borrowers’ respective Affiliates or Subsidiaries, (B) to any

Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural persons) or (D) any holder of subordinated Indebtedness.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this Section 11.06(b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii)    Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrowers (at their expense) shall execute and deliver a Revolving Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office, or if the Administrative Agent’s Office is not located in the United States, at such other office of the Administrative Agent that is located within the United States, a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Any assignment of any Loans or other obligations hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations.
(i)Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or any Borrower or any of the Borrowers’ respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participations.
(ii)Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including the requirements under Sections 3.01(e), 3.01(f), 3.01(g) and 3.01(h) (it being understood that the documentation required under Sections 3.01(e), 3.01(f), 3.01(g) and 3.01(h) shall be delivered to the Lender who sells the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under Section 11.06(b) and (B) shall not be entitled to receive any greater payment under Section 3.01 or Section 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06(b) and Section 11.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103–1(c) of the United States Treasury Regulations or to comply with Section 3.01(g) or Section 3.01(h). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Note or Revolving Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Resignation as L/C Issuer or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to Section 11.06(b), Bank of America may, (i) upon thirty (30) days’ notice to the Company and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Company, resign as Swingline Lender. In the event of any such resignation as L/C Issuer or Swingline Lender, the Company shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided that no failure by the Company to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swingline Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
(g)[Reserved].
(h)Disqualified Institutions.
(i)No assignment shall be made to any Person that was a Disqualified Institution as of the “Trade Date” on which the applicable Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment as otherwise contemplated by this Section 11.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), such assignee shall not retroactively be considered a Disqualified Institution. Any assignment in violation of this Section 11.06(h)(i) shall not be void, but the other provisions of this Section 11.06(h) shall apply.
(ii)If any assignment is made to any Disqualified Institution without the Company’s prior consent in violation of Section 11.06(h)(i), the Borrowers may, at their effort and the sole expense of the assigning institution, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrowers owing to such Disqualified Institution in connection with such Revolving Commitment, and/or (B) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (1) the principal amount thereof and (2) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided that such assignment does not conflict with applicable Laws.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (1) have the right to receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (2) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (3) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B)(1) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (2) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (x) not to vote on such Plan of Reorganization, (y) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (z) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (y).
(iv)The Administrative Agent shall, and the Borrowers hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.
11.07    Treatment of Certain Information; Confidentiality.
(a)Treatment of Certain Information. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates, auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case, such Person agrees to inform the Company promptly thereof prior to such disclosure unless (A) such Person is prohibited from doing so under applicable Law or (B) such disclosure is pursuant to a regulatory audit or exam conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case, such Person agrees to inform the Company promptly thereof prior to such disclosure unless such Person is prohibited from doing so under applicable Law), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.18, Section 2.19 or Section 11.01 or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee, or prospective assignee, in reliance on this clause (vi)), (vii) on a confidential basis to (A) the provider of any Platform or other electronic delivery service used by the Administrative Agent, any L/C Issuer and/or the Swingline Lender to deliver Borrower Materials or notices to the Lenders or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (viii) with the consent of the Company or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 11.07, (B) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers, their Subsidiaries or their attorneys or accountants, or (C) is independently discovered or developed by a party hereto without utilizing any Information received from the Company or any Subsidiary or violating the terms of this Section. For purposes of this Section 11.07, “Information” means all information received from the Company or any Subsidiary relating to the Company or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Company or any Subsidiary; provided that, in the case of information received from the Company or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Revolving Commitments.
(b)Non-Public Information. Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (i) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.
11.08    Right of Setoff.
If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Company or any other Loan Party against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, such L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Guaranteed

Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Company and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the provisions of this Section 11.08, if at any time any Lender, any L/C Issuer or any of their respective Affiliates maintains one or more deposit accounts for the Company or any other Loan Party into which Medicare and/or Medicaid receivables are deposited, such Person shall waive the right of setoff set forth herein.
11.09    Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10    Integration; Effectiveness.
This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
11.11    Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.12    Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuers or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13    Replacement of Lenders.
(a)If the Company is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Company the right to replace a Lender as a party hereto, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)the Company shall have paid (or caused a Designated Foreign Borrower to pay) to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);
(ii)such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company or applicable Designated Foreign Borrower (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)such assignment does not conflict with applicable Laws; and
(v)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
(b)A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply. Each Lender agrees that, if the Company elects to replace such Lender in accordance with this Section 11.13, it shall (subject to the Company’s compliance with the provisions of this Section 11.13) promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Revolving Note (if Revolving Notes have been issued in respect of such Lender’s Loans and/or Revolving Commitments) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register. Notwithstanding anything in this Section 11.13 to the contrary, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit, and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

11.14    Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)SUBMISSION TO JURISDICTION. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. THE COMPANY AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS; PROCESS AGENT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE FOREGOING, EACH LOAN PARTY THAT IS A FOREIGN SUBSIDIARY IRREVOCABLY DESIGNATES AND APPOINTS THE COMPANY AS SUCH LOAN PARTY’S AUTHORIZED AGENT, TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF, SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY ACTION, LITIGATION OR PROCEEDING, AND AGREES THAT THE FAILURE OF THE COMPANY TO GIVE ANY NOTICE OF

ANY SUCH SERVICE SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY JUDGMENT RENDERED IN ANY ACTION, LITIGATION OR PROCEEDING BASED THEREON. THE COMPANY HEREBY CONFIRMS THAT IT HAS AGREED TO ACCEPT SUCH APPOINTMENT (AND ANY SIMILAR APPOINTMENT BY A LOAN PARTY THAT IS A FOREIGN SUBSIDIARY). SAID DESIGNATION AND APPOINTMENT SHALL BE IRREVOCABLE BY THE COMPANY AND EACH LOAN PARTY THAT IS A FOREIGN SUBSIDIARY. TO THE EXTENT THAT ANY LOAN PARTY THAT IS A FOREIGN SUBSIDIARY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
11.15    WAIVER OF JURY TRIAL.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.
11.16    Subordination.
Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including, but not limited to, any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Credit Parties or resulting from such Subordinating Loan Party’s performance under Article X, to the occurrence of the Facility Termination Date and the indefeasible payment in full in cash (or other arrangement satisfactory to the applicable Cash Management Bank or Hedge Bank) of all Additional Obligations to the extent then due and payable. If the Credit Parties so request, any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Credit Parties and the proceeds thereof shall be paid over to the Credit Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Without limitation of the foregoing, so long as no Event of Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to Intercompany Debt; provided that in the event that any Loan Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section 11.16, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Administrative Agent.
11.17    No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Company and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, the Arrangers and the Lenders are arm’s-length commercial transactions between the Company, each other Loan Party and their respective Affiliates, on the one hand, and the

Administrative Agent and, as applicable, its Affiliates (including any Affiliate that is an Arranger) and the Lenders and their Affiliates (including any Affiliate that is an Arranger) (collectively, solely for purposes of this Section, the “Lenders”), on the other hand, (ii) each of the Company and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Company and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Administrative Agent and its Affiliates (including any Affiliate that is an Arranger) and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for the Company, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, any of its Affiliates (including any Affiliate that is an Arranger) nor any Lender has any obligation to the Company, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates (including any Affiliate that is an Arranger) and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Company, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates (including any Affiliate that is an Arranger) nor any Lender has any obligation to disclose any of such interests to the Company, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Company and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates (including any Affiliate that is an Arranger) or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
11.18    Electronic Execution; Electronic Records; Counterparts.
This Agreement, any other Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each Loan Party, the Administrative Agent and each Lender Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this Section 11.18 may include use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into .pdf), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Lender Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (each, an “Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, none of the Administrative Agent, any L/C Issuer or the Swingline Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided that without limiting the foregoing, (a) to the extent the Administrative Agent, such L/C Issuer or the Swingline Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Lender Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification, and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.
None of the Administrative Agent, any L/C Issuer or the Swingline Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, such L/C Issuer’s or the Swingline

Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, each L/C Issuer and the Swingline Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Each Loan Party and each Lender Party hereby waives (a) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement or any other Loan Document based solely on the lack of paper original copies of this Agreement or such other Loan Document, and (b) any claim against the Administrative Agent and each Lender Party for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
11.19    USA PATRIOT Act Notice.
Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Company and the other Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107–56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company and each other Loan Party, which information includes the name and address of the Company and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Company and each other Loan Party in accordance with the Patriot Act. The Company and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all such other documentation and information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
11.20    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or any L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or any L/C Issuer that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(vi)a reduction in full or in part or cancellation of any such liability;
(vii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(viii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.21    Acknowledgement Regarding Any Supported QFCs.
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
11.22    Release of Subsidiary Guarantors.
Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, on the first date (such date, the “Release Date”) on which (a) the Company has an Investment Grade Rating from at least two of S&P, Moody’s, and Fitch, and (b) so long as, after giving Pro Forma Effect to the releases contemplated by this Section 11.22 (and any other transactions to be consummated on the effective date of, or in connection with, such releases) (i) no Default exists, and (ii) none of the Subsidiary Guarantors provide a Guarantee for any other Material Indebtedness, all Subsidiary Guarantors shall be automatically released from the Guaranty made under Article X, without the requirement for any further action by any Person and, at the request and sole expense of the Company, the Administrative Agent shall promptly (and the Lenders and the L/C Issuers hereby authorize the Administrative Agent to) take such actions and execute and deliver to the applicable Loan Party such documents as the Company may reasonably request to further document and evidence the release of the Subsidiary Guarantors from their respective obligations under the Guaranty made under Article X.
The Administrative Agent and the Company, without the consent of any other party hereto, may amend this Agreement and the other Loan Documents as may be necessary, desirable or appropriate, in the mutual reasonable opinion of the Administrative Agent and the Company, to further document and evidence the releases contemplated by this Section 11.22.
11.23    Judgment Currency.
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable Law).
11.24    ENTIRE AGREEMENT.
THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Remainder of page intentionally blank; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
COMPANY:    VERTEX PHARMACEUTICALS INCORPORATED,
a Massachusetts corporation,
as a Borrower and a Guarantor
By: /s/ Charles F. Wagner, Jr.
Name: Charles F. Wagner, Jr.
Title: Executive Vice President and Chief Financial Officer
DESIGNATED FOREIGN
BORROWERS:    VERTEX PHARMACEUTICALS (EUROPE) LIMITED,
a private limited company incorporated in England and Wales with registered number 02907620, as a Borrower
By: /s/ Jonathan Richard Oppenheim
Name: Jonathan Richard Oppenheim
Title: Director
VERTEX PHARMACEUTICALS (IRELAND) LIMITED,
a private company limited by shares incorporated and existing under the laws of Ireland and registered with company number 502558, as a Borrower
By: /s/ Mark Organisak
Name: Mark Organisak
Title: Director

1

SUBSIDIARY GUARANTORS:    VERTEX PHARMACEUTICALS (DISTRIBUTION) INCORPORATED,
a Delaware corporation,
as a Subsidiary Guarantor
By: /s/ Charles F. Wagner, Jr.
Name: Charles F. Wagner, Jr.
Title: Treasurer
VERTEX HOLDINGS, INC.,
a Delaware corporation,
as a Subsidiary Guarantor
By: /s/ Charles F. Wagner, Jr.
Name: Charles F. Wagner, Jr.
Title: Treasurer

2

GUARANTORS:    VERTEX PHARMACEUTICALS (EUROPE) LIMITED,
a private limited company incorporated in England and Wales with registered number 02907620, as a Guarantor
By: /s/ Jonathan Richard Oppenheim
Name: Jonathan Richard Oppenheim
Title: Director
VERTEX PHARMACEUTICALS (IRELAND) LIMITED,
a private company limited by shares incorporated and existing under the laws of Ireland and registered with company number 502558, as a Guarantor
By: /s/ Mark Organisak
Name: Mark Organisak
Title: Director

3

ADMINISTRATIVE AGENT:    BANK OF AMERICA, N.A.,
as the Administrative Agent
By: /s/ Elizabeth Uribe
Name: Elizabeth Uribe
Title: Assistant Vice President

4

LENDERS:    BANK OF AMERICA, N.A.,
as a Lender, an L/C Issuer and the Swingline Lender
By: /s/ Irina Froment
Name: Irina Froment
Title: Senior Vice President

5

CITIBANK, N.A.,
as a Lender
By: /s/ Richard Rivera
Name: Richard Rivera
Title: Vice President

6

JPMORGAN CHASE BANK, N.A.,
as a Lender
By: /s/ Charles W. Shaw
Name: Charles W. Shaw
Title: Vice President

7

TRUIST BANK,
as a Lender
By: /s/ Katie Lundin
Name: Katie Lundin
Title: Director

8

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender
By: /s/ Kirk Tesch
Name: Kirk Tesch
Title: Managing Director

9

DNB CAPITAL LLC,
as a Lender
By: /s/ Kristie Li
Name: Kristie Li
Title: Senior Vice President

By: /s/ Bret Douglas
Name: Bret Douglas
Title: Senior Vice President

10

MIZUHO BANK, LTD.,
as a Lender
By: /s/ John Davies
Name: John Davies
Title: Authorized Signatory

11

MUFG BANK, LTD.,
as a Lender
By: /s/ Jack Lonker
Name: Jack Lonker
Title: Authorized Signatory

12

PNC BANK, NATIONAL ASSOCIATION,
as a Lender
By: /s/ Terence J. O’Malley
Name: Terence J. O’Malley
Title: Senior Vice President

13

SOCIÉTÉ GÉNÉRALE,
as a Lender
By: /s/ Kimberly Metzger
Name: Kimberly Metzger
Title: Director

14

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender
By: /s/ Gail Motonaga
Name: Gail Motonaga
Title: Executive Director

15

U.S. BANK NATIONAL ASSOCIATION,
as a Lender
By: /s/ Maria Massimino
Name: Maria Massimino
Title: Senior Vice President

VERTEX
CREDIT AGREEMENT